UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MIDWEST AIR GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Midwest Air Group, Inc. (“Midwest common stock”)

(2)	Aggregate number of securities to which transaction applies:

25,167,480 shares of Midwest common stock outstanding as of September 7, 2007 plus 1,412,179 shares subject to options to purchase, 104,031 shares subject to warrants, and 417,153 shares of restricted stock with respect to, shares of Midwest common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) $434,938,761.00, being the product of (i) the sum of 25,167,480 shares of Midwest common stock outstanding as of September 7, 2007 and 417,153 shares of restricted Midwest common stock expected to vest upon completion of the transaction multiplied by (ii) the merger consideration of $17.00 per share, plus (B) $16,846,957.00 expected to be paid upon cancellation of outstanding options and warrants. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum reflected in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$451,785,718.00

(5)	Total fee paid:

$13,869.82

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MIDWEST AIR GROUP, INC.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

September 26, 2007

Dear Shareholder:

On August 16, 2007, Midwest Air Group, Inc. entered into a merger agreement providing for the acquisition of Midwest by Midwest Air Partners, LLC, a limited liability company formed by an affiliate of TPG Capital, L.P. and Northwest Airlines, Inc. If the acquisition is completed, you will be entitled to receive $17.00 in cash, without interest, for each share of Midwest common stock you own as of the time the merger becomes effective. The Midwest Board of Directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable to, fair to and in the best interests of shareholders.

An affirmative vote of the holders of a majority of the shares of our common stock outstanding on September 24, 2007, the record date for the special meeting referred to below, is required to approve the merger agreement. Our board of directors unanimously recommends that Midwest’s shareholders vote “FOR” the approval of the merger agreement.

A special meeting of shareholders has been called for the purpose of considering and voting on a proposal to approve the merger agreement. The meeting will be held on Tuesday, October 30, 2007 at 10:00 a.m., Central Time, at the Four Points Sheraton Milwaukee, 4747 South Howell Avenue, Milwaukee, Wisconsin.

The accompanying proxy statement provides you with detailed information about the merger agreement and the proposed merger. We urge you to read the entire proxy statement carefully.

Your vote is important to us, regardless of the number of shares you own. Your cooperation in voting your shares will be greatly appreciated. The enclosed proxy card contains instructions regarding voting. Whether or not you plan to attend the special meeting, we request that you authorize your proxy by either completing and returning the enclosed proxy card in the enclosed envelope (to which no postage need be affixed if mailed in the United States) or submitting your proxy by telephone or through the Internet.

Our board of directors and management appreciate your support of Midwest and we hope you will support this transaction.

Sincerely,

Timothy E. Hoeksema

Chairman, President and Chief Executive Officer

The proxy statement, dated September 26, 2007, is first being mailed to shareholders on or about September 27, 2007.

MIDWEST AIR GROUP, INC.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 30, 2007

Notice is hereby given that a special meeting of the shareholders of Midwest Air Group, Inc., a Wisconsin corporation (“Midwest”), will be held at the Four Points Sheraton Milwaukee, 4747 South Howell Avenue, Milwaukee, Wisconsin on Tuesday, October 30, 2007 at 10:00 a.m., Central Time, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 16, 2007, by and among Midwest, Midwest Air Partners, LLC (“Parent”) and Midwest Acquisition Company, Inc. (“Merger Sub”), which, upon the terms and conditions set forth therein, provides for the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into Midwest, with Midwest continuing as the surviving corporation and, at the effective time of the merger, the conversion of each outstanding share of common stock of Midwest (other than shares owned by Midwest (or held in its treasury), Parent, Merger Sub or any other subsidiary of Parent), together with the associated preferred share purchase right, into the right to receive $17.00 in cash.

2.	To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger referred to in Item 1.

3.	To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Shareholders of record at 5:00 p.m., Central Time, on September 24, 2007 are entitled to notice of, and to vote at, the special meeting or any adjournments thereof.

The merger agreement and the merger are described in the accompanying proxy statement and a copy of the merger agreement is attached to the proxy statement as Appendix A. We urge you to read the entire proxy statement and the merger agreement carefully.

You are cordially invited to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR SHARES PROMPTLY BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, CALLING THE TOLL-FREE NUMBER LISTED ON THE PROXY CARD OR ACCESSING THE INTERNET AS INSTRUCTED ON THE PROXY CARD. It is important that all shareholders vote their shares by taking one of these actions as promptly as possible.

By Order of the Board of Directors,

Carol N. Skornicka

Senior Vice President—Corporate Affairs, Secretary and General Counsel

September 26, 2007

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

PLEASE DO NOT SEND YOUR MIDWEST COMMON STOCK CERTIFICATES TO US AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING SURRENDER OF YOUR CERTIFICATES.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR SHARES PROMPTLY BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, CALLING THE TOLL-FREE NUMBER LISTED ON THE PROXY CARD OR ACCESSING THE INTERNET AS INSTRUCTED ON THE PROXY CARD. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. ANY PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FOLLOWING THE INSTRUCTIONS SET FORTH ON PAGE 9 OF THE ACCOMPANYING PROXY STATEMENT. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

SUMMARY TERM SHEET

This summary term sheet briefly summarizes the material terms of the transaction detailed in this proxy statement. You are urged to read carefully this proxy statement, including the appendices, and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where Shareholders Can Find More Information” beginning on page 64.

In this proxy statement, the terms “we,” “us,” “our,” “Midwest” and the “company” refer to Midwest Air Group, Inc. and, where appropriate, its subsidiaries. We refer to:

•	TPG Partners V, L.P. as “TPG Partners,”

•	Midwest Air Partners, LLC as “Parent,”

•	Midwest Acquisition Company, Inc. as “Merger Sub,”

•	Goldman, Sachs & Co. as “Goldman Sachs,”

•	Northwest Airlines, Inc. as “Northwest,” and

•	TPG Partners V, L.P. and Northwest together as the “Equity Providers.”

•	The Proposed Transaction (Page 41)

The proposed transaction is the acquisition of Midwest by Parent pursuant to the Agreement and Plan of Merger, dated as of August 16, 2007, by and among Midwest, Parent and Merger Sub. We refer to that Agreement and Plan of Merger as the “merger agreement.” Upon the terms and subject to the conditions set forth in the merger agreement, the acquisition will be effected by the merger of Merger Sub, a direct wholly owned subsidiary of Parent, with and into Midwest, with Midwest being the surviving corporation and becoming a direct wholly owned subsidiary of Parent. We refer to that merger as the “merger.” The parties currently expect to complete the merger in the fourth quarter of 2007, subject to satisfaction of the conditions described under “Terms of the Merger Agreement—Conditions to the Merger” beginning on page 55.

•	Midwest Will Hold a Special Meeting of its Shareholders to Consider Approval of the Merger Agreement and the Meeting Adjournment Proposal (Page 8)

Date, Time and Place (Page 8). The special meeting will be held at the Four Points Sheraton Milwaukee, 4747 South Howell Avenue, Milwaukee, Wisconsin on Tuesday, October 30, 2007 at 10:00 a.m., Central Time. At the special meeting, you will be asked to (i) consider and vote on a proposal to approve the merger agreement; (ii) consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement (we refer to this proposal in this proxy statement as the “meeting adjournment proposal”); and (iii) transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Record Date and Voting (Page 8). Only shareholders who hold shares of Midwest common stock at 5:00 p.m., Central Time, on September 24, 2007, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of Midwest common stock outstanding on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were 25,171,024 shares of Midwest common stock outstanding.

Vote Required (Page 9). Approval of the merger agreement requires the affirmative vote of 12,585,513 shares of Midwest common stock, being a majority of the shares of Midwest common stock outstanding on the record date. Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal.

Share Ownership of Directors and Executive Officers (Page 9). As of September 24, 2007, the record date, our directors and executive officers beneficially owned and are entitled to vote, in the aggregate,

i

283,198 shares of Midwest common stock, representing approximately 1.1% of the shares of Midwest common stock outstanding on the record date. The directors and executive officers have informed us that they intend to vote all of their shares “FOR” the approval of the merger agreement and “FOR” the meeting adjournment proposal.

•	If the Merger is Completed, Midwest’s Shareholders Will Receive $17.00 in Cash For Each Share of Midwest Common Stock They Own (Page 41)

If the merger is completed, at the effective time of the merger, each share of Midwest common stock issued and outstanding immediately prior to such time, other than shares owned by Midwest (or held in its treasury), Parent, Merger Sub or any other subsidiary of Parent, will cease to be outstanding and, together with the associated preferred share purchase right, will be converted into the right to receive $17.00 in cash (which we refer to in this proxy statement as the “merger consideration”). Shares that are not so converted in the merger will be cancelled and retired and will cease to exist for no consideration. The total merger consideration that is expected to be paid to holders of Midwest common stock in the merger is approximately $428 million.

•	How Outstanding Stock Options, Warrants and Shares of Restricted Stock Will Be Treated (Page 41)

Options to acquire shares of Midwest common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable, will become exercisable immediately prior to the effective time of the merger and, unless otherwise provided in the applicable option plan, will be converted at the effective time of the merger into the right to receive, upon exercise, an amount in cash (without interest) equal to the excess (if any) of $17.00 per share over the exercise price per share of the option multiplied by the number of shares subject to the option being exercised, less any applicable withholding taxes. Midwest has agreed to use reasonable best efforts to obtain the written consent (in form and substance reasonably satisfactory to Parent) of each holder of options that are not exercised prior to the effective time of the merger (including options that vest immediately prior to the effective time) to the cancellation of all options held by that holder in exchange for cash consideration equal to the excess (if any) of $17.00 per share over the exercise price per share of the option multiplied by the number of shares subject to the option, less any applicable withholding taxes.

In general, warrants to acquire shares of Midwest common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable or vested, will be cancelled at the effective time of the merger and, in consideration, the holder will be entitled to receive promptly after the effective time of the merger, an amount in cash equal to the excess (if any) of $17.00 per share over the exercise price per share of the warrant multiplied by the number of shares subject to the warrant, less any applicable withholding taxes.

Shares of restricted stock granted under Midwest stock incentive plans that are outstanding immediately prior to the effective time of the merger, whether or not then vested, will vest immediately prior to the effective time of the merger and will be converted at the effective time of the merger into the right to receive an amount in cash equal to $17.00 per share, less any applicable withholding taxes.

•	Recommendation of Our Board of Directors (Page 21)

Our board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to and in the best interests of the holders of Midwest common stock and has approved the merger agreement and the transactions contemplated thereby, including the merger. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement. Our board of directors reached its determination based on various factors, as more fully described in this proxy statement.

•	Opinion of Midwest’s Financial Advisor (Page 24)

Goldman Sachs delivered its opinion to our board of directors that, as of August 16, 2007, and based upon and subject to the factors and assumptions set forth therein, the $17.00 per share in cash to be received by the holders of shares of Midwest’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Goldman Sachs, dated August 16, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Appendix B. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Midwest’s common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between Midwest and Goldman Sachs, Midwest has agreed to pay Goldman Sachs a transaction fee of approximately $9.6 million, a principal portion of which is payable upon consummation of the merger.

•	Financing (Page 30)

The Equity Providers estimate the total amount of funds necessary to complete the merger and the related transactions to be approximately $475.8 million, which includes approximately $451.8 million to be paid to our shareholders and holders of stock options, warrants and restricted stock issued by Midwest, with the remainder to be applied to pay fees and expenses in connection with the merger and the related transactions.

The Equity Providers have given commitments to Parent to provide an aggregate of approximately $451.4 million in equity financing.

There is no debt financing required by Parent or Merger Sub to complete the merger.

•	Our Directors and Executive Officers Have Interests in the Transaction That are Different From, or in Addition to, Interests of Midwest’s Shareholders Generally (Page 30)

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from your interests as a shareholder and that may present actual or potential conflicts of interest. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that Midwest’s shareholders vote “FOR” the approval of the merger agreement. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

•	How the Merger Agreement May Be Terminated (Page 57)

Parent and Midwest may mutually agree to terminate the merger agreement at any time upon the mutual written consent of the parties. Other circumstances under which Parent or Midwest may terminate the merger agreement are described under “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 57. If the merger agreement is terminated under certain circumstances, we will be required to pay a termination fee of $13,541,000 to Parent.

•	U.S. Tax Considerations For Midwest’s Shareholders (Page 37)

Generally, merger consideration paid to our shareholders will be taxable to our shareholders for U.S. federal income tax purposes. A holder of Midwest common stock receiving cash in the merger will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Midwest common stock surrendered.

•	Midwest’s Shareholders Will Not Have Dissenters’ Rights (Page 38)

Under Wisconsin law, Midwest’s shareholders will not have the right to exercise dissenters’ rights in connection with the merger.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement and proxy card because you own shares of Midwest common stock. Our board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting of shareholders.

Q:	What is the proposed transaction?

A:	Upon the terms and subject to the conditions set forth in the merger agreement, upon completion of the merger, Merger Sub will be merged with and into Midwest, with Midwest being the surviving corporation and becoming a direct wholly owned subsidiary of Parent. After the merger is completed, our common stock will cease to be traded on the American Stock Exchange.

Q:	What will I receive if the merger is completed?

A:	You will have the right to receive $17.00 in cash, without interest, for each share of Midwest common stock, together with the associated preferred share purchase right, that you own immediately prior to the effective time of the merger.

Q:	What vote is required to approve the merger agreement?

A:	Approval of the merger agreement requires the affirmative vote of a majority of the shares of Midwest common stock outstanding on the record date. As of the record date, there were 25,171,024 shares outstanding, of which the directors and executive officers of Midwest beneficially owned and are entitled to vote, in the aggregate, 283,198 shares, representing 1.1% of the outstanding shares of Midwest common stock as of the record date. The directors and executive officers have informed Midwest that they intend to vote all of their shares of Midwest common stock “FOR” the approval of the merger agreement.

Q:	How does the board of directors of Midwest recommend that I vote?

A:	After careful consideration, our board of directors recommends that our shareholders vote “FOR” the approval of the merger agreement.

Q:	When and where is the special meeting?

A:	The special meeting will be held at the Four Points Sheraton Milwaukee, 4747 South Howell Avenue, Milwaukee, Wisconsin on Tuesday, October 30, 2007 at 10:00 a.m., Central Time.

Q:	How do I vote my shares of Midwest common stock?

A:	Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the appendices. You may vote your shares in one of four ways:

•	By mail. Complete, sign and date the enclosed proxy card and return it in the enclosed postage paid return envelope as soon as possible.

•

By telephone. Most shareholders who hold their shares in “street name” through a broker, nominee, fiduciary or other custodian will receive a voting form from their bank or brokerage firm or other nominee or custodian, rather than the enclosed proxy card. A large number of banks and brokerage firms are participating in a program that allows eligible shareholders to vote by telephone. If you hold your shares in “street name” and your bank or brokerage firm is participating in the telephone voting program, then your bank or brokerage firm will provide you with instructions for voting by telephone on the voting form. If your bank or brokerage firm does not provide you with a voting form, but you instead receive the enclosed proxy card, then you should mark the enclosed proxy card, date it and sign it, and return it in the enclosed postage paid return envelope as soon as possible. If you are a record holder of your shares, you may vote by telephone by following the instructions on the enclosed proxy card.

•

Via the Internet. Most shareholders who hold their shares in “street name” through a broker, nominee, fiduciary or other custodian will receive a voting form from their bank or brokerage firm or other nominee or custodian, rather than the enclosed proxy card. A large number of banks and brokerage firms are participating in a program that allows eligible shareholders to vote via the Internet. If you hold your shares in “street name” and your bank or brokerage firm is participating in the online voting program, then your bank or brokerage firm will provide you with instructions for voting via the Internet on the voting form. If your bank or brokerage firm does not provide you with a voting form, but you instead receive the enclosed proxy card, then you should mark the enclosed proxy card, date it and sign it, and return it in the enclosed postage paid return envelope as soon as possible. If you are a record holder of your shares, you may vote via the Internet by following instructions on the enclosed proxy card.

•

In person. Written ballots will be available from Midwest’s Secretary before the special meeting commences. If your shares are held in the name of a bank, broker or other nominee or holder of record, you must obtain a proxy, executed in your favor, from the record holder in order to vote your shares in person at the special meeting. However, if you send in the enclosed proxy card or vote by telephone or via the Internet, and also attend the special meeting, you do not need to vote again unless you wish to revoke your proxy.

The deadline for voting by telephone or via the Internet is 11:59 p.m., Central Time, on October 29, 2007. Telephone and Internet voting procedures, if available, are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that their instructions have been properly recorded. Shareholders voting via the Internet should understand that there might be costs that they must bear associated with electronic access, such as usage charges from Internet access providers and telephone companies.

If you own shares of Common Stock through the Midwest Airlines, Inc. Savings and Investment Plan or the Skyway Airlines, Inc. 401(k) Plan (the “Savings and 401(k) Plans”), you can instruct Principal Trust Company, the trustee for the Savings and 401(k) Plans, as to how to vote with respect to such shares. The trustee will solicit an Institutional Shareholder Services (which we refer to as “ISS”) recommendation with respect to approval of the merger agreement and the meeting adjournment proposal. To the extent participants in the Savings and 401(k) Plans do not provide voting instructions, the trustee will vote your shares in accordance with the ISS recommendation. In the event ISS does not offer a recommendation, the trustee will vote your shares in the same proportion of votes that the trustee reports from other participants in the Savings and 401(k) Plans.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:	Except for any shares held in the Savings and 401(k) Plans as described in the preceding paragraph, if you properly return your proxy card, but do not include instructions on how to vote, your shares of Midwest common stock will be voted “FOR” the approval of the merger agreement and “FOR” the meeting adjournment proposal. Midwest’s management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of shareholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

Q:	What happens if I abstain from voting on a proposal?

A:	If you return your proxy card with instructions to abstain from voting on either proposal, your shares will be counted for determining whether a quorum is present at the special meeting. An abstention with respect to the proposal to approve the merger agreement has the legal effect of a vote “AGAINST” the proposal. An abstention with respect to the meeting adjournment proposal will not be counted as voting, and therefore will have no legal effect with respect to the vote on the meeting adjournment proposal.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:	Except for any shares held in the Savings and 401(k) Plans as described above, your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to approve the merger agreement. Such failure will have no legal effect with respect to the vote on the meeting adjournment proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. You can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of Midwest common stock, you can do this in any of the following ways:

•	by sending a written notice to Secretary of Midwest at the address specified below stating that you would like to revoke your proxy;

•	by completing and delivering a later-dated proxy card by mail to Secretary of Midwest at the address specified below;

•	by providing subsequent telephone or Internet voting instructions; or

•

by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy or your previously given telephone or Internet voting instructions.

You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to the Secretary of Midwest at the following address: 6744 South Howell Avenue, Oak Creek, Wisconsin 53154, Attn: Corporate Secretary.

If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote.

Q:	If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:	Your broker or other nominee will not be able to vote your shares of Midwest common stock unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will have the legal effect of a vote “AGAINST” the proposal to approve the merger agreement and will have no legal effect with respect to the meeting adjournment proposal.

Q:	What does it mean if I receive more than one set of materials?

A:

This means you own shares of Midwest common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	When do you expect the merger to be completed?

A:	The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement is approved by Midwest’s shareholders and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting. The parties currently expect to complete the merger in the fourth quarter of 2007, although there can be no assurance that the parties will be able to do so.

Q:	If the merger is completed, how will I receive the cash for my shares?

A:	If the merger is completed, you will receive a letter of transmittal with instructions on how to send your shares of Midwest common stock to the paying agent in connection with the merger. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of Midwest common stock are held for you in “street name” by your broker or other nominee, you will receive instructions from your broker or other nominee as to how to effect the surrender of your “street name” shares and receive cash for such shares.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not approved by Midwest’s shareholders or if the merger is not completed for any other reason, Midwest’s shareholders will not receive any payment for their shares in connection with the merger. Instead, Midwest common stock will continue to be listed and traded on the American Stock Exchange. If the merger agreement is terminated, Midwest might be required to pay to Parent a termination fee or reimburse certain out-of-pocket expenses of Parent as described under “The Merger Agreement—Effects of Terminating the Merger Agreement.”

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, you will receive shortly thereafter the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each share of Midwest common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates with your proxy card.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Any statements in this proxy statement about future results of operations, expectations, plans and prospects, including statements regarding completion of the merger, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on Midwest’s current estimates and assumptions and, as such, involve uncertainty and risk. For each of these statements, we claim the protection contained in Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act” in this proxy statement.

The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference or attached to this proxy statement, as of the respective dates of such documents. These and other factors are discussed in the documents that are incorporated by reference in this proxy statement, including Midwest’s annual report on Form 10-K for the fiscal year ended December 31, 2006. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	failure to obtain shareholder approval of the merger agreement or the failure to satisfy other closing conditions, including regulatory approvals, with respect to the merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges relating to the merger;

•	future conditions that affect demand for our services;

•	general economic conditions;

•	future levels of competing services; and

•	compliance with laws and regulations, including those relating to antitrust matters.

Except to the extent required under the federal securities laws, Midwest does not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this proxy statement to the extent necessary.

All information contained in this proxy statement exclusively concerning Parent, Merger Sub and their affiliates has been supplied by Parent and has not been independently verified by Midwest.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

Telephone: (414) 570-4000

Midwest Air Group, Inc., a Wisconsin corporation, is the parent company of Midwest Airlines, Inc. and Skyway Airlines, Inc. Midwest currently has three principal product offerings: Midwest Airlines Signature Service, Midwest Airlines Saver Service and Midwest Connect regional service. Midwest Airlines Signature Service, which is Midwest Airlines’ traditional product, is a single-class, premium-service passenger jet airline. Signature Service features 2-by-2 seating throughout the cabin of the carrier’s Boeing 717 fleet. Midwest offers its Midwest Airlines Saver Service in high-volume, leisure-oriented markets. Saver Service features a more traditional 2-by-3 coach seating arrangement, but with more legroom. As part of its strategic plan, Midwest plans to offer customers the choice of Signature and Saver seating on all flights. The dual-seating option is expected to be available in the fall of 2007 on Midwest’s MD-80 aircraft and in mid-2008 on its Boeing 717 aircraft. Both Skyway Airlines, Inc. and the aircraft operated for us by SkyWest Airlines, Inc. operate as Midwest Connect, which builds feeder traffic and provides regional scheduled passenger service to cities primarily in the Midwest. Together, the airlines offer services to 53 cities. Midwest’s operating subsidiaries also provide aircraft charter services, transport air freight and mail, and provide other airline services.

Detailed descriptions about Midwest’s business and financial results are contained in its annual report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated in this proxy statement by reference. See “Where Shareholders Can Find More Information” beginning on page 64 of this proxy statement.

Midwest Air Partners, LLC

c/o TPG Capital, L.P.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Telephone: (817) 871-4651

Midwest Air Partners, LLC, or Parent, is a Delaware limited liability company organized for the purpose of effecting the merger and the other transactions contemplated by the merger agreement. Parent was formed by the Equity Providers. Parent has not conducted any business except activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, including the arrangement of an equity investment in Parent by the Equity Providers.

Midwest Acquisition Company, Inc.

c/o TPG Capital, L.P.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Telephone: (817) 871-4651

Midwest Acquisition Company, Inc., or Merger Sub, is a Wisconsin corporation and a direct, wholly owned subsidiary of Parent formed for the purpose of effecting the merger and the other transactions contemplated by the merger agreement. Merger Sub has not conducted any business except activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

TPG Capital, L.P.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Telephone: (817) 871-4651

TPG Capital, L.P., which we refer to as “TPG Capital,” is the global buyout group of a leading private investment firm founded in 1992, with more than $30 billion of assets under management and offices worldwide, and is an affiliate of TPG Partners, one of the Equity Providers. TPG Capital, through the various funds it manages, has experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings and its investments include various industries such as travel, technology, retail/consumer, media and communications, industrials, financial services and healthcare.

Northwest Airlines, Inc.

2700 Lone Oak Parkway

Eagan, Minnesota 55121

Telephone: (612) 726-2111

Northwest Airlines is one of the world’s largest airlines with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,400 daily departures. Northwest is a member of SkyTeam, an airline alliance that offers customers an extensive global network. Northwest and its travel partners serve more than 1,000 cities in excess of 160 countries on six continents. Detailed descriptions about Northwest’s business and financial results are contained in Northwest Airlines Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and subsequently filed reports with the SEC.

THE SPECIAL MEETING

General

The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of shareholders to be held on Tuesday, October 30, 2007 at 10:00 a.m., Central Time, or at any adjournments of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at the Four Points Sheraton Milwaukee, 4747 South Howell Avenue, Milwaukee, Wisconsin. Midwest intends to mail this proxy statement and the accompanying proxy card on or about September 27, 2007 to all shareholders entitled to vote at the special meeting.

At the special meeting, shareholders will be asked to:

•

consider and vote upon a proposal to approve the merger agreement, which, upon the terms and conditions set forth therein, provides for the merger of Merger Sub with and into Midwest, with Midwest continuing as the surviving corporation, and, at the effective time of the merger, the conversion of each outstanding share of common stock of Midwest (other than shares owned by Midwest (or held in treasury), Parent, Merger Sub or any other subsidiary of Parent), together with the associated preferred share purchase right, into the right to receive $17.00 in cash;

•

consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Midwest does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

Shareholders of record of Midwest common stock at the close of business on September 24, 2007, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments thereof. At the close of business on the record date, 25,171,024 shares of Midwest common stock were outstanding and entitled to vote. A list of shareholders will be available for review at Midwest’s executive offices during ordinary business hours for a period beginning two business days after notice of the special meeting is given and continuing to the date of the special meeting and will be available for review at the special meeting or any adjournment thereof. Each holder of record of Midwest common stock on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting for each share held. If you sell or transfer your shares of Midwest common stock after the record date but before the special meeting, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting. In order to receive the merger consideration, you must hold shares immediately prior to the effective time of the merger.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as approval of the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.”

Quorum

Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists. Accordingly, the presence in person or by proxy of the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of Midwest common stock entitled to vote at the special meeting is necessary and sufficient to constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting, other than for the purpose of objecting to the special meeting or the transacting of business at the special meeting, it will be deemed present for purposes of determining whether a quorum exists.

Any shares of Midwest common stock held in treasury by Midwest are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

Shares represented by proxies reflecting abstentions and properly executed broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn the special meeting to solicit additional proxies.

Required Vote; Effect of Abstentions and Broker Non-Votes

The affirmative vote of 12,585,513 shares of Midwest common stock, being a majority of the shares of Midwest common stock outstanding on the record date, is required to approve the merger agreement. Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal.

As of September 24, 2007, the record date, the directors and current executive officers of Midwest beneficially owned and are entitled to vote, in the aggregate, 283,198 shares of Midwest common stock, representing approximately 1.1% of the outstanding shares of Midwest common stock. The directors and current executive officers have informed Midwest that they intend to vote all of their shares of Midwest common stock “FOR” the approval of the merger agreement and “FOR” the meeting adjournment proposal.

Proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval of the merger agreement. In the case of the meeting adjournment proposal, a vote to abstain or a failure to vote, including a broker non-vote, will have no effect on the outcome of the meeting adjournment proposal.

If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

Voting by Proxy; Revocation of Proxies

After carefully reading and considering the information contained in this proxy statement, each shareholder of record, as of the record date, of Midwest common stock should either complete, date and sign the enclosed proxy card and mail the proxy card in the enclosed postage pre-paid return envelope, or submit a proxy by telephone or through the Internet by following the instructions included with the enclosed proxy card, in each case, as soon as possible so that those shares of Midwest common stock may be voted at the special meeting, even if such holder plans to attend the special meeting in person. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name. Your broker or other nominee may also permit proxy submission by telephone or through the Internet. Please contact your broker or nominee to determine how to vote your proxy.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the meeting adjournment proposal. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other business that may properly come before the meeting or any adjournment of the meeting.

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you have not voted through a broker or other nominee, you may revoke your proxy before it is voted by:

•	filing a written notice of revocation with the Secretary of Midwest at 6744 South Howell Avenue, Oak Creek, Wisconsin, 53154, Attn: Corporate Secretary;

•	submitting in writing to the Secretary of Midwest at the address specified above a proxy bearing a later date;

•	providing subsequent telephone or Internet voting instructions; or

•	attending the special meeting and voting in person; however, attendance at the special meeting will not, by itself, revoke a proxy.

If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee. If your broker or nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

Please do not send in stock certificates at this time. If the merger is completed, you will receive instructions regarding the procedures for exchanging your existing Midwest stock certificates for the payment of the per share merger consideration.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. Midwest will bear the entire expense of soliciting proxies, including the cost of preparing, printing and mailing this proxy statement, the notice of the special meeting of shareholders, the enclosed proxy card and any additional information furnished to shareholders. Midwest has engaged the services of MacKenzie Partners, Inc. to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by Midwest, MacKenzie Partners, Inc. has agreed to provide consulting and analytic services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual shareholders. Midwest has agreed to pay MacKenzie Partners, Inc. a fee of $7,500 plus reasonable out-of-pocket expenses for its services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Midwest common stock beneficially owned by others to forward to these beneficial owners. Midwest may reimburse persons representing beneficial owners of Midwest common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone and by fax, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation by the use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, e-mail or other means of communication. No additional compensation will be paid to our directors, officers or employees for their services.

Adjournments

If the special meeting is adjourned to a different place, date or time, Midwest need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless a new record date is or must be set for the adjourned meeting. Our board of directors must fix a new record date if the special meeting is adjourned to a date after February 27, 2008.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a shareholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of Midwest. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.

THE MERGER

Background of the Merger

On June 30, 2005, Mr. Joseph B. Leonard, Chairman and Chief Executive Officer of AirTran Holdings, Inc., which we refer to as “AirTran,” sent a letter to Mr. Timothy E. Hoeksema, our Chairman, President and Chief Executive Officer, stating AirTran’s interest in acquiring all of our outstanding common stock for $4.50 per share in cash. With the assistance of members of our senior management and our legal and financial advisors, our board of directors carefully considered the $4.50 offer and concluded that our business strategy presented the best alternative to maximize long-term shareholder value and, therefore, not to pursue any further discussions with AirTran. On July 20, 2005, Mr. Hoeksema sent Mr. Leonard a letter to that effect. Thereafter, we had no contact with AirTran with respect to a business combination until October 2006.

In a telephone conversation with Mr. Hoeksema on October 11, 2006, Mr. Leonard requested a meeting with Mr. Hoeksema. At a meeting on October 20, 2006, Mr. Leonard discussed the possible benefits of a proposed merger of AirTran and Midwest. Mr. Leonard also delivered a letter to Mr. Hoeksema outlining AirTran’s interest in acquiring Midwest for an unspecified combination of cash and AirTran common stock which AirTran valued at $11.25 per share, along with a presentation showing AirTran’s analysis of the proposed AirTran merger. With the assistance of members of our senior management, Godfrey & Kahn, S.C., our legal advisors, which we refer to as “Godfrey,” and our financial advisors, our board of directors carefully considered the $11.25 offer between October 20, 2006 and December 6, 2006. On December 6, 2006, our board of directors unanimously concluded that it would not be in the best interests of Midwest, our shareholders or our other stakeholders, including customers, employees and the communities we serve, to pursue a transaction with AirTran under the then-current circumstances. On December 6, 2006, Mr. Hoeksema sent Mr. Leonard a letter to that effect.

On December 13, 2006, AirTran issued a press release announcing its proposal to acquire all of our outstanding common stock for an unspecified mix of cash and AirTran common stock which AirTran valued at $11.25 per share. On December 13, 2006, we issued a press release confirming our receipt of the expression of interest from AirTran and a press release expanding on our board’s decision to decline the merger proposed by AirTran.

On December 19, 2006, our board of directors met by telephone with members of our senior management and a representative of Godfrey. Our board decided to retain Goldman Sachs as our financial advisor based on Goldman Sachs’ reputation and experience as an investment banking firm. Pursuant to the engagement letter between us and Goldman Sachs, we agreed to pay Goldman Sachs: (a) a fee of $1,000,000, payable upon signing the engagement letter; (b) if as of April 1, 2007, or any successive three-month anniversary thereof, no transaction fee has been paid pursuant to clause (c) below, an additional financial advisory fee of $1,000,000 on April 1, 2007 and each of the next five successive three-month anniversaries thereof, plus an additional financial advisory fee of $400,000 on October 1, 2008 if no transaction fee has been paid pursuant to clause (c) below; and (c) if a sale in one or a series of transactions of 50% or more of our assets or our outstanding common stock, as well as any recapitalization, restructuring or liquidation of Midwest, or any other form of disposition which results in the effective sale of the principal business and operations of Midwest is completed, directly or indirectly with any person or group, by means of a tender offer, exchange offer, merger or other business combination transaction, issuances of securities, private or open market purchases of stock, sales of assets or otherwise, a transaction fee equal to 1.25% of the aggregate consideration paid in such transaction or transactions (less the fees paid pursuant to clauses (a) and (b), which total $3,000,000 as of the date of this proxy statement).

On January 11, 2007, AirTran, through its wholly owned subsidiary Galena Acquisition Corp., which we refer to as “Galena,” commenced an unsolicited exchange offer to acquire each outstanding share of our common stock for consideration consisting of $6.625 in cash and 0.5884 of a share of AirTran common stock. Based on the closing price of AirTran common stock on January 10, 2007, the value of the per share consideration offered by AirTran was $13.64.

Following the commencement of AirTran’s unsolicited exchange offer and over the course of the next several months, we contacted a number of potential strategic partners on an informal basis to explore their interest in possible alternative transactions.

On January 13, 2007, we retained Sidley Austin LLP, which we refer to as “Sidley,” at the direction of our board of directors to serve as additional legal advisors to Midwest.

With the assistance of members of our senior management and representatives of Goldman Sachs, Godfrey and Sidley, our board of directors carefully considered AirTran’s unsolicited exchange offer between January 16, 2007 and January 24, 2007. On January 24, 2007, our board of directors unanimously determined that the unsolicited exchange offer was inadequate and not in the best interests of Midwest, our shareholders and our other stakeholders and that, in light of our future prospects, our shareholders would be best served by us continuing to pursue our long-term strategic plan. Accordingly, our board of directors unanimously recommended to our shareholders that they reject AirTran’s unsolicited exchange offer and not tender their shares to Galena.

On January 25, 2007, we issued a press release announcing our results for the fourth quarter and full year of 2006. In that press release, we projected that our non-GAAP net earnings per diluted share would exceed $1.70, that 2007 revenues would exceed $825 million and that 2007 earnings before interest, taxes, depreciation, amortization and rent (which we refer to as “EBITDAR”) would exceed $140 million (which was subsequently corrected to read $120 million). These projections were identified as forward-looking statements in the press release and it was noted that actual results could differ materially from the projected results due to factors noted in the press release.

On February 1, 2007, AirTran issued a press release announcing that it had proposed a slate of three nominees for election to our board of directors at the 2007 annual meeting of our shareholders. In the same press release, AirTran announced that it was extending its unsolicited exchange offer, originally due to expire on February 8, 2007, until March 8, 2007.

On February 22, 2007, Mr. Hoeksema met with Mr. Douglas M. Steenland, President and Chief Executive Officer of Northwest. During that meeting, they discussed forming a codeshare partnership between Northwest and Midwest. Over the course of the next several months, we negotiated the terms of a memorandum of understanding with Northwest to form the codeshare partnership.

On March 7, 2007, AirTran issued a press release announcing that it was further extending its unsolicited exchange offer until April 11, 2007.

On April 2, 2007, AirTran issued a press release announcing that it had revised its unsolicited exchange offer and was further extending the expiration date of the revised offer to May 16, 2007. Under the terms of the revised offer, AirTran proposed to acquire each outstanding share of our common stock for consideration consisting of $9.00 in cash and 0.5842 of a share of AirTran common stock. Based on the closing price of AirTran common stock on March 30, 2007, the value of the per share consideration offered by AirTran was $15.00.

With the assistance of members of our senior management and representatives of Goldman Sachs, Godfrey and Sidley, our board of directors carefully considered AirTran’s revised offer between April 10, 2007 and April 12, 2007. On April 12, 2007, our board of directors unanimously (with two members absent) determined that AirTran’s revised offer was inadequate and not in the best interests of Midwest, our shareholders and our other stakeholders and that, in light of our future prospects, our shareholders would be best served by us continuing to pursue our long-term strategic plan. The two directors unable to attend the meeting were subsequently briefed on the meeting and confirmed their support for the position taken by our board. Accordingly, our board of directors unanimously determined to recommend to our shareholders that they reject AirTran’s revised offer and not tender their shares to Galena.

On April 13, 2007, we issued a press release announcing our board’s recommendation to our shareholders to reject AirTran’s revised offer. In that press release, we also updated our prior guidance from January 25, 2007, stating that we projected that our full-year 2007 non-GAAP earnings per diluted share would fall in the range of $1.30 to $1.50. These projections were identified as forward-looking statements in the press release and it was noted that actual results could differ materially from the projected results due to factors noted in the press release.

On May 17, 2007, we issued a press release announcing that we had signed a memorandum of understanding with Northwest to form a strategic codeshare partnership between the two airlines. We entered into an agreement with respect to this strategic codeshare partnership on September 13, 2007. Also on May 17, 2007, AirTran issued a press release announcing the further extension of the expiration date of its revised offer to June 8, 2007.

On June 11, 2007, AirTran issued a press release announcing the further extension of the expiration date of its revised offer to August 10, 2007.

On June 12, 2007, we issued a press release announcing our May 2007 performance. In that press release, we also announced that our full year results for 2007 were likely to be adversely affected by industry-wide price weakness that could persist in the U.S. domestic market for some time, but that the amount and duration of the impact could not be accurately determined. As a result, we suspended our previous guidance.

On June 14, 2007, our board of directors held a meeting in which representatives of Goldman Sachs, Godfrey and Sidley and members of our senior management participated at our board’s request. At this meeting, the board received our updated strategic plan and information regarding various matters relating to AirTran’s revised offer. At the conclusion of the meeting, our board of directors determined to permit AirTran to make a presentation to the board regarding the revised offer. The board confirmed that it was making no determination at that time to engage in negotiations with AirTran.

Also on June 14, 2007, the annual meeting of our shareholders was held and adjourned until June 26, 2007. We issued a press release announcing that based on a preliminary review of the proxies voted at the annual meeting, it appeared that our shareholders had elected Dr. John M. Albertine and Messrs. Jeffrey H. Erickson and Charles F. Kalmbach, the three individuals nominated by AirTran, to our board of directors. The press release also announced our board’s determination to permit AirTran to make a presentation to the board regarding AirTran’s revised offer.

On or about June 22, 2007, Mr. Hoeksema, following up on a call he had placed in early June, called Mr. Steenland. During that call, Mr. Hoeksema and Mr. Steenland discussed Northwest’s interest in exploring a possible transaction with us.

On June 26, 2007, following the adjourned annual meeting, we issued a press release confirming that our shareholders had elected the three individuals nominated by AirTran to our board of directors.

On July 13, 2007, Mr. Hoeksema called Mr. David Bonderman, Managing Partner of TPG Capital. During the call, Mr. Hoeksema and Mr. Bonderman discussed whether TPG Capital would have an interest in exploring a possible transaction with us.

On July 16, 2007, our board of directors held a meeting in which representatives of Goldman Sachs, Godfrey and Sidley and members of our senior management participated at our board’s request. At this meeting, the board received updated information regarding various matters relating to the revised offer.

Also on July 16, 2007, representatives of AirTran made a presentation to our board of directors regarding AirTran’s business and strategy and AirTran’s proposed business combination with us.

On July 18, 2007, Mr. Hoeksema met with Richard P. Schifter, a Partner in TPG Capital, along with another member of our senior management and Goldman Sachs at Midwest’s headquarters. At this meeting, those present discussed TPG Capital’s interest in exploring a possible transaction with us. Following this meeting, representatives of Goldman Sachs reviewed with Mr. Schifter several illustrative scenarios for an acquisition of our company using hypothetical projected financial information.

On July 24, 2007, Mr. Hoeksema met with representatives of a private investment firm (referred to in this proxy statement as Party A), along with members of our senior management and representatives of Goldman Sachs. At this meeting, those present discussed Party A’s interest in exploring a possible transaction with us. Following this meeting, representatives of Goldman Sachs reviewed with representatives of Party A several illustrative scenarios for an acquisition of our company using hypothetical projected financial information.

On July 26 and 27, 2007, a representative of Goldman Sachs had separate conversations with Mr. Schifter and Mr. David M. Davis, Executive Vice President and Chief Financial Officer of Northwest, during which both parties expressed an interest in exploring a possible transaction with us. Later that day, our board of directors held a meeting by teleconference in which representatives of Goldman Sachs, Godfrey and Sidley and members of senior management participated at our board’s request. At this meeting, the board of directors received updated information regarding various matters relating to the AirTran’s revised offer and discussed possible alternatives to the revised offer.

On July 27, 2007, Mr. Hoeksema called Mr. Steenland. During that call, Mr. Hoeksema and Mr. Steenland discussed Northwest’s interest in exploring a possible transaction with us.

On July 30, 2007, Mr. Steenland called Mr. Hoeksema. During that call, Mr. Steenland confirmed Northwest’s interest in exploring a possible transaction with us. Later that day, our board of directors held a special meeting in which representatives of Goldman Sachs, Godfrey and Sidley and members of our senior management attended at our board’s request. At this meeting, our board received updated information regarding various matters relating to AirTran’s revised offer and possible alternatives to the revised offer, including discussions with representatives of TPG Capital and Northwest regarding a possible transaction. Our board decided to form a review committee to explore strategic and financial alternatives that would serve to enhance value for our shareholders and, as appropriate, make recommendations to the full board of directors with regard to those alternatives. The members of the review committee were Samuel K. Skinner (Chairman), Jeffrey H. Erickson, Ulice Payne, Elizabeth T. Solberg and Richard H. Sonnentag. Following this meeting, the review committee met to discuss the process for exploring strategic and financial alternatives.

On July 31, 2007, we issued a press release announcing the formation of the review committee. Concurrently with the press release, AirTran, Northwest, TPG Capital and Party A were contacted to inform them of the action taken by the our board of directors and to discuss the process that we were undertaking to explore strategic and financial alternatives.

On July 31 and August 1, 2007, a representative of Goldman Sachs had several discussions with Mr. Schifter regarding the possibility of TPG Capital acquiring us in partnership with a strategic buyer.

During the week of July 30, 2007, we entered into confidentiality agreements with AirTran, Northwest, TPG Capital and Party A, after which they were given access to information about us contained in an electronic data room.

On August 2, 2007, the review committee held a meeting by teleconference in which representatives of Goldman Sachs, Godfrey and Sidley participated at the review committee’s request. At this meeting, representatives of Godfrey and Sidley reviewed a proposed draft of the merger agreement to be provided to AirTran that had been sent to the review committee in advance of the meeting. At the direction of the review committee, the draft merger agreement was provided to AirTran following the meeting. Later that day, our board of directors held a meeting by teleconference in which representatives of Goldman Sachs, Godfrey and Sidley and members of our senior management participated at our board’s request. At this meeting, our board was provided with an update on the status of the discussions with each of the interested parties. That evening, Mr. Hoeksema and Mr. Steenland met with other members of our senior management, other members of Northwest’s senior management and a representative of Goldman Sachs. During that meeting, Northwest indicated that it was not interested in acquiring us or a controlling interest in us, but confirmed its interest in making a minority equity investment in an entity that would acquire us and identifying cost synergies that could be realized through cooperation between Northwest and us following a possible transaction. The parties discussed the possibility of Northwest participating in an acquisition of our company in partnership with TPG Capital.

On the morning of August 3, 2007, Mr. Leonard sent e-mail correspondence to Mr. Skinner in which he commented on the draft merger agreement that was provided to AirTran on August 2, 2007 and objected to structuring the proposed transaction as a one-step merger rather than as an exchange offer followed by a second- step merger. At Mr. Skinner’s direction, representatives of Godfrey and Sidley promptly contacted AirTran’s legal advisors to express their concerns with structuring the proposed transaction as a two-step transaction in light of Wisconsin’s fair-price statute, which imposes supermajority voting requirements on such transactions unless the per share merger consideration to be paid in the second step merger is at least equal to the highest amount specified in the statute. Subsequently, AirTran’s legal advisors informed a representative of Godfrey that AirTran was committed to structuring the proposed transaction as a two-step transaction. Also on that day, members of AirTran’s senior management and AirTran’s financial advisors conducted due diligence meetings with members of our senior management and our legal and financial advisors in Milwaukee.

On the afternoon of August 3, 2007, the review committee held a meeting by teleconference in which representatives of Goldman Sachs, Godfrey and Sidley participated at the review committee’s request. At this meeting, the review committee was provided with an update on the status of the discussions with each of the interested parties and was informed of Northwest’s position on the extent of its role in a possible acquisition of our company. Also at this meeting, representatives of Godfrey and Sidley reviewed a proposed draft of the merger agreement to be provided to TPG Capital that had been sent to the review committee in advance of the meeting. At the direction of the review committee, the draft agreement was provided to TPG Capital. Also on that afternoon, we issued a press release announcing that we had entered into confidentiality agreements with four interested parties.

On August 3 and 4, 2007, a representative of Goldman Sachs had several calls with Mr. Schifter. During those calls, they discussed the possibility of Northwest participating in an acquisition of our company in partnership with TPG Capital. Mr. Schifter also indicated that following one of these calls he had spoken with Mr. Steenland and both agreed that Northwest and TPG Capital would pursue an acquisition of our company in partnership.

On the evening of August 5, 2007, AirTran’s legal advisors submitted a new draft merger agreement to Godfrey. They noted that, in light of the concerns expressed by Godfrey and Sidley with structuring the proposed transaction as a two-step transaction, the transaction proposed by AirTran was now structured as a one-step merger.

During the week of August 6, 2007, representatives of TPG Capital, members of Northwest’s senior management and TPG Capital’s financial advisors conducted due diligence meetings with members of our senior management in Milwaukee. In addition, because a portion of the consideration being offered by AirTran consisted of AirTran common stock, representatives of Goldman Sachs and Godfrey and members of our senior management conducted due diligence on AirTran.

On the afternoon of August 6, 2007, our board held a meeting by teleconference in which representatives of Goldman Sachs, Godfrey and Sidley and members of our senior management participated at our board’s request. At this meeting, our board was provided with an update on the status of the discussions with each of the interested parties. Representatives of Godfrey and Sidley also reviewed the issues raised by the draft merger agreement provided by AirTran on August 5, 2007.

On the evening of August 6, 2007, the review committee held a meeting by teleconference in which representatives of Goldman Sachs, Godfrey and Sidley participated at the review committee’s request. At this meeting, the review committee was provided with an update on the status of the discussions with each of the interested parties. Representatives of Godfrey and Sidley also reviewed the issues raised by the draft merger agreement provided by AirTran on August 5, 2007. Among other things, it was noted that the draft merger agreement contained a “market out” condition, which conditioned AirTran’s obligation to close the proposed transaction on the absence of adverse developments in the financing markets. The review committee provided guidance to Godfrey and Sidley on the response to each issue and directed them to respond to AirTran’s legal advisors accordingly.

On August 7, 2007, Godfrey and Sidley submitted a mark-up of the draft merger agreement to AirTran’s legal advisors. The respective counsel discussed the mark-up on August 8, 2007.

On August 8, 2007, Mr. Hoeksema and other members of our senior management met with Mr. Schifter in Milwaukee. During that meeting, Mr. Schifter indicated that on the date of or prior to the meeting of our board of directors to be held on August 10, 2007 TPG Capital expected to submit an indication of interest letter with respect to a possible acquisition of Midwest. In light of the fact that AirTran had been given the opportunity to make a presentation to our board of directors regarding its proposal to acquire us, it was decided that Mr. Schifter and Mr. Steenland should be offered an opportunity to make a presentation to our board of directors regarding the proposal to be made by TPG Capital and the minority investment that Northwest was expected to make in the transaction proposed by TPG Capital.

On the evening of August 8, 2007, our board of directors held a meeting by teleconference in which representatives of Goldman Sachs, Godfrey and Sidley and members of our senior management participated at our board’s request. At this meeting, our board was provided with an update on the status of the discussions with each of the interested parties. Mr. Skinner summarized the issues raised during the call held earlier in the day between Godfrey and Sidley and AirTran’s legal advisors regarding the mark-up of the draft merger agreement submitted to AirTran’s legal counsel on August 7, 2007. It was also noted that on or prior to the meeting of our board of directors to be held on August 10, 2007, TPG Capital expected to submit a proposal to acquire us, but that it would likely not be submitting a mark-up of the draft merger agreement provided to it on August 3, 2007 prior to that meeting.

On August 9, 2007, AirTran’s legal counsel submitted a revised draft of the merger agreement to Godfrey. Following receipt of the revised draft of the merger agreement, representatives of Godfrey and Sidley briefed Mr. Skinner on the significant issues raised by that draft. Later that day, AirTran made available to us redacted, unsigned copies of its debt commitment letters which contained “market out” provisions.

Over the course of the day on August 9, 2007, Mr. Hoeksema and a representative of Goldman Sachs had conversations with Mr. Schifter and Mr. Steenland to discuss the status of the due diligence undertaken by TPG Capital and Northwest and the possible terms of a proposal to acquire us.

On the evening of August 9, 2007, Mr. Skinner, Mr. Hoeksema and a representative of Goldman Sachs met with Mr. Schifter. During that meeting, Mr. Schifter indicated that TPG Capital had reached an agreement in principle with Northwest to seek to acquire us, that the proposed transaction had been approved both by TPG Capital’s investment committee and Northwest’s board of directors and that TPG Capital and Northwest would require an additional ten days before being in a position to enter into a definitive merger agreement.

Later that evening, Mr. Skinner called Mr. Leonard. During that call, Mr. Skinner noted that there were a number of significant issues relating to the draft merger agreement with AirTran that had not yet been resolved. Mr. Skinner also informed Mr. Leonard that another party had expressed serious interest in acquiring us.

On the morning of August 10, 2007, representatives of AirTran’s financial advisors called a representative of Goldman Sachs to emphasize AirTran’s intention to allow its unsolicited exchange offer to expire and that, in

AirTran’s view, the expiration of the unsolicited exchange offer represented the deadline for entering into a definitive merger agreement with us.

Also on the morning of August 10, 2007, Mr. Hoeksema and a representative of Goldman Sachs met with Mr. Schifter to discuss the terms of TPG Capital’s proposal to acquire us. Following this meeting, our board of directors held a meeting which representatives of Goldman Sachs, Godfrey and Sidley and members of our senior management attended at our board’s request. All of our directors were present in person or participated by telephone. A representative of Sidley reviewed the fiduciary duties of directors. Mr. Skinner provided an update on the meetings with TPG Capital on August 9 and 10, 2007 and on his conversation with Mr. Leonard. At the meeting, Mr. Schifter made a presentation to the board regarding a proposal by TPG Capital to acquire us. Mr. Steenland joined the meeting by telephone during such presentation and commented on the role Northwest would play with respect to the proposed transaction. Mr. Schifter furnished to our directors TPG Capital’s written indication of interest to acquire us for $15.25 in cash for each share of our common stock. The indication of interest stated that the transaction would be financed with equity contributions from an affiliate of TPG Capital and one or more partners, which contributions would be fully committed at the time of signing and the consummation of the transaction would not be subject to a financing condition. The indication of interest also stated that TPG Capital was prepared to complete confirmatory due diligence and concurrent negotiation of definitive documents on an expedited basis in order to execute a definitive merger agreement by August 20, 2007. Following this presentation, Mr. Schifter and Mr. Steenland responded to questions from our board regarding TPG Capital’s indication of interest and Northwest’s anticipated role with respect to the proposed transaction. Mr. Schifter confirmed that Midwest was authorized to disclose publicly the indication of interest letter. He and Mr. Steenland then ended their participation in the meeting. Representatives of Godfrey and Silverberg, Goldman & Bickoff, L.L.P., our aviation counsel, then joined the meeting by telephone and commented on the process for antitrust clearance of the proposed transaction with TPG Capital, including in light of Northwest’s contemplated minority investment in the proposed transaction. Following a discussion, they ended their participation in the meeting. Mr. Skinner and a representative of Goldman Sachs reviewed the next steps the review committee and representatives of Goldman Sachs, Godfrey and Sidley proposed to take. Following a discussion, our board directed Mr. Skinner and our legal and financial advisors to continue discussions with both AirTran and TPG Capital and Northwest on the basis proposed.

Based on the closing price of AirTran common stock on August 10, 2007, the value of the per share consideration offered by AirTran was $15.25.

During a conversation following our board of directors meeting, Mr. Schifter indicated to David H. Treitel, one of our directors, that TPG Capital was committed to pursuing the proposed transaction with us even if AirTran withdrew from the process.

Following the meeting of our board of directors, Mr. Skinner and a representative of Goldman Sachs called Mr. Leonard and a representative of AirTran’s financial advisor to inform them that we had received a written indication of interest from TPG Capital to acquire us in an all-cash transaction. Mr. Skinner commented that, while the offers from TPG Capital and AirTran were similar in price, the lack of financing risk and other terms of the TPG Capital offer were more favorable than AirTran’s offer. Mr. Skinner indicated that our board of directors did not view the expiration of AirTran’s unsolicited exchange offer as a meaningful deadline in light of the fact that AirTran had agreed to structure the transaction as a one-step merger. He also told Mr. Leonard that our board would be meeting again on August 12, 2007 to consider further the proposals received from AirTran and TPG Capital and that prior to that meeting we would be sending to AirTran a merger agreement in the form the review committee and our board would be willing to approve if the parties were able to agree on price. There were subsequent discussions between representatives of Goldman Sachs and AirTran’s financial advisors regarding the terms of AirTran’s offer. Mr. Skinner then called Mr. Schifter during which he informed Mr. Schifter of the next board meeting and requested that TPG Capital provide us with a mark-up of the draft merger agreement that we provided to TPG Capital on August 3, 2007 or a list of issues that needed to be resolved. Later that evening, Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as “Skadden,” legal counsel to TPG Capital, submitted a list of issues on the draft merger agreement provided to TPG Capital on August 3, 2007 to Godfrey and Sidley.

Also on the evening of August 10, 2007, Mr. Hoeksema called Mr. Steenland. During that call, Mr. Steenland indicated to Mr. Hoeksema that Northwest was committed to pursuing the proposed TPG Capital transaction with us even if AirTran withdrew from the process.

Early in the morning of August 11, 2007, Godfrey submitted a revised draft of the merger agreement to AirTran’s legal counsel and indicated that the draft merger agreement was in the form that Godfrey believed would be acceptable to our board if the parties were able to agree on price. Later that day, Godfrey and Sidley discussed with Skadden and Simpson Thacher & Bartlett LLP, which we refer to as “Simpson,” legal counsel to Northwest, the list of issues on the draft merger agreement provided to TPG Capital on August 3, 2007.

On the morning of August 12, 2007, Mr. Leonard called Mr. Skinner to inform him that AirTran had revised its offer to acquire us. Among other things, Mr. Leonard noted that AirTran had increased the cash component of the per share consideration from $9.00 to $9.50 and that based on the closing price of AirTran common stock on August 10, 2007, the value of the per share consideration offered by AirTran was $15.75. Mr. Leonard also noted that AirTran had not been able to remove the “market out” condition in its debt commitment letters, but had agreed to remove that condition in the merger agreement. He indicated, however, that AirTran was also proposing to add an “equity backstop” provision to the merger agreement which would allow AirTran to issue additional shares of its common stock in place of up to $150 million of the cash component of the per share consideration in the event AirTran was not able to obtain at least $150 million of debt financing at an interest cost not exceeding 13.5% per annum. Finally, Mr. Leonard stated that the revised offer constituted AirTran’s “best and final offer” to acquire us and would be open for acceptance until 9:00 p.m. that evening. The revised offer was confirmed in a letter from Mr. Leonard to our board of directors.

Mr. Skinner then called Mr. Schifter. During that call, Mr. Skinner indicated that AirTran had increased its offer, that AirTran’s offer was higher than TPG Capital’s offer and that he anticipated our board of directors would direct him to request that TPG Capital increase its offer later that day.

Shortly after noon on August 12, 2007, Skadden delivered to Godfrey and Sidley a mark-up of the draft merger agreement that had been provided to TPG Capital on August 3, 2007.

On the afternoon of August 12, 2007, our board of directors held a meeting which representatives of Goldman Sachs, Godfrey and Sidley and members of our senior management attended at our board’s request. All of our directors were present in person or participated by telephone. Mr. Skinner reviewed his recent conversations with Mr. Leonard and Mr. Schifter and the terms of AirTran’s revised offer. Representatives of Goldman Sachs, Godfrey and Sidley reviewed the status of the draft merger agreements with TPG Capital and AirTran and compared the terms of their respective offers. With respect to the draft merger agreement with TPG Capital, it was noted that, in the view of Godfrey and Sidley, all of the issues discussed with Skadden on August 11, 2007 and reflected in the mark-up of the draft merger agreement could be resolved quickly and in a manner satisfactory to Midwest. With respect to the draft merger agreement with AirTran, it was noted that significant issues remained to be resolved, including, among other things, the lack of a “collar” mechanism to protect the value of the AirTran common stock proposed to be issued to our shareholders, the “market out” provisions in AirTran’s debt commitment letters and the “equity backstop” provisions proposed by AirTran. Following a discussion, Mr. Skinner called Mr. Schifter at the direction of our board to request that TPG Capital increase its offer. The meeting continued and a representative of Goldman Sachs reviewed an analysis of the transactions proposed by AirTran and TPG Capital. There was a discussion regarding the auction process, during which a representative of Goldman Sachs advised that there were no other bidders that had come forward to its knowledge and that, based on the public nature of the process and the responses received from other potentially interested parties contacted throughout the process, there were likely no other bidders that would come forward under the present circumstances. There was an extensive discussion on these matters. During this discussion,

Mr. Schifter called Mr. Skinner to inform him that TPG Capital had increased its offer from $15.25 per share in cash to $16.00 per share in cash, and that TPG Capital was prepared to complete confirmatory due diligence and negotiation of definitive documents on a expedited basis in order to execute a definitive agreement by August 15, 2007. Mr. Schifter then furnished to our directors TPG Capital’s written indication of interest setting forth those terms. There was further discussion as to whether to end the auction process at this point, during which it was noted that if our board determined to pursue the offer from TPG Capital, AirTran would not be precluded from submitting a revised offer and our board would not be precluded from considering such an offer. Our board then concluded that the TPG Capital offer presented greater value and certainty for our shareholders than the AirTran offer and, after taking into consideration AirTran’s statements that its revised offer was its “best and final” offer, unanimously determined to pursue the offer from TPG Capital.

On the evening of August 12, 2007, Mr. Skinner called Mr. Schifter and Mr. Leonard to inform them of our board’s determination. AirTran then issued a press release announcing that negotiations with Midwest had ended and that AirTran’s unsolicited exchange offer for Midwest shares had expired. Shortly thereafter, we issued a press release announcing that our board of directors had unanimously determined to pursue the offer from TPG Capital.

Between the evening of August 12, 2007 and August 15, 2007, Godfrey, Sidley, Skadden and Simpson negotiated the terms of a merger agreement and the related equity commitment letters, and representatives of TPG Capital, Northwest and their legal and financial advisors conducted further due diligence.

On the afternoon of August 14, 2007, Mr. Leonard called Mr. Skinner to inform him that AirTran was submitting a new offer to acquire us. Among other things, Mr. Leonard noted that AirTran would now propose to offer $10.00 in cash and 0.6056 of a share of AirTran common stock and that based on the closing price of AirTran common stock on August 13, 2007, the value of the per share consideration offered by AirTran was $16.27. Mr. Leonard also noted that AirTran had agreed to add a “collar” mechanism to the merger agreement. The revised offer was confirmed in a letter from Mr. Leonard to our board of directors, which was accompanied by a revised draft of the merger agreement. Following this conversation, Mr. Skinner called Mr. Schifter and Mr. Davis to inform them that AirTran had increased its offer. Later that afternoon, we issued a press release announcing that our board of directors had received a revised offer from AirTran and that our board would be taking the revised offer under consideration.

Also on the afternoon of August 14, 2007, Mr. Skinner and representatives of Goldman Sachs, Godfrey and Sidley reviewed the terms of AirTran’s revised offer and the revised draft of the AirTran merger agreement. At Mr. Skinner’s direction, representatives of Goldman Sachs, Godfrey and Sidley had a conference call with representatives of AirTran’s legal and financial advisors and a member of AirTran’s senior management for the purpose of identifying for AirTran certain significant items in its proposal that differed from TPG Capital’s proposal and giving AirTran the opportunity to address the differences before our next board of directors meeting at which the latest offers from TPG Capital and AirTran would be considered.

On the morning of August 15, 2007, Mr. Skinner called Mr. Schifter and Mr. Leonard to provide instructions for the parties to submit their best and final offers. First, he requested that each party provide by the close of business on August 15, 2007 a merger agreement in the form they were willing to execute. Second, he informed each party that they should be prepared to provide him with their best and final offer by 12:00 noon, Central Time, on August 16, 2007. Also on the morning of August 15, 2007, we issued a press release announcing that our board of directors was planning to meet on August 16, 2007 to consider the alternatives regarding the sale of our company.

By the close of business on August 15, 2007, AirTran had provided a merger agreement in the form it was willing to execute and TPG Capital had provided a merger agreement executed by Parent and Merger Sub and equity commitment letters executed by the Equity Providers.

Shortly after 12:00 noon, Central Time, on August 16, 2007, Mr. Skinner spoke with Mr. Leonard to discuss AirTran’s revised offer. During that call, Mr. Leonard indicated that AirTran would not increase the revised offer submitted on August 15, 2007. Shortly thereafter, Mr. Skinner spoke with Mr. Schifter and Mr. Steenland. During that call, Mr. Schifter indicated that TPG Capital was increasing its offer from $16.00 per share in cash to $17.00 per share in cash and that this revised offer represented TPG Capital’s best and final offer.

On the afternoon of August 16, 2007, the review committee held a meeting which representatives of Goldman Sachs, Godfrey and Sidley attended at the review committee’s request. All of the review committee members were present in person. Mr. Skinner reviewed the procedures followed in soliciting the best and final offers from AirTran and TPG Capital and the revised offers that had been received from TPG Capital and AirTran. Mr. Skinner noted that he did not disclose to either party what the other party had told him in response to his request for “best and final” offers. A representative of Sidley reviewed a comparison of the key terms of the transactions proposed by TPG Capital and AirTran, noting, among other things, that the TPG Capital transaction would require antitrust clearance and that if the “equity backstop” provision in the AirTran merger agreement came into play, approval by AirTran shareholders might be required. A representative of Goldman Sachs reviewed the financing commitments for each offer, noting among other things that TPG Capital’s offer would be financed with equity contributions that were fully committed, that TPG Capital’s offer required no debt financing, and that executed copies of AirTran’s debt commitment letters had not been provided but would contain “market out” conditions. Representatives of Goldman Sachs then discussed and provided advice about each offer from a financial point of view, including the “collar” and “equity backstop” provisions of the merger agreement submitted by AirTran. At the request of the review committee, a representative of Goldman Sachs confirmed that it expected to be in a position to deliver a fairness opinion to our board of directors with respect to TPG Capital’s offer if requested to do so. After an extensive discussion regarding the offers from TPG Capital and AirTran and the auction process that was followed, the review committee unanimously determined that, subject to receipt of the fairness opinion from Goldman Sachs, the merger agreement with TPG Capital and the transactions contemplated thereby are advisable to, fair to, and in the best interests of, our shareholders and recommended the merger agreement and the transactions contemplated thereby to our board of directors for approval and adoption.

Following the review committee meeting, our board of directors held a meeting which representatives of Goldman Sachs, Godfrey and Sidley attended at our board’s request. All of the directors were present in person. A representative of Sidley again reviewed the fiduciary duties of directors. Mr. Skinner reviewed the procedures followed in soliciting the best and final offers from TPG Capital and AirTran and the revised offers that had been received from TPG Capital and AirTran. Mr. Skinner noted that he did not disclose to either party what the other party had told him in response to his request for “best and final” offers. He then noted that the review committee had unanimously determined, subject to receipt of the fairness opinion from Goldman Sachs, that the merger agreement with TPG Capital and the transactions contemplated thereby are advisable to, fair to, and in the best interests of, our shareholders and recommended the merger agreement and the transactions contemplated thereby to our board of directors for approval and adoption. A representative of Sidley reviewed a comparison of the key terms of the transactions proposed by TPG Capital and AirTran. A representative of Goldman Sachs reviewed the financing commitments for each offer, noting, among other things, that TPG Capital’s offer required no debt financing and that executed copies of AirTran’s debt commitment letters had just been provided and contained “market out” conditions, and discussed and provided advice about each offer from a financial point of view, including the “collar” and “equity backstop” provisions of the merger agreement submitted by AirTran. Mr. Skinner and legal counsel commented on antitrust clearance for the proposed transaction with TPG Capital, including with respect to the contemplated minority investment of Northwest in the proposed transaction. There was an extensive discussion regarding the offers from TPG Capital and AirTran and the auction process that was followed. There was a motion to give AirTran and, if appropriate, TPG Capital a final opportunity to increase their offers prior to the board making a decision as to which proposed transaction to approve. After further discussion, the motion was not approved, with Ms. Solberg and Messrs. Hoeksema, Payne, Skinner, Sonnentag and Treitel voting against the motion and Dr. Albertine and Messrs. Erickson and Kalmbach voting in favor of the motion. Representatives of Goldman Sachs presented its financial analysis of the proposed transaction with TPG Capital. After responding to questions, Goldman Sachs delivered to our board an oral opinion, which was subsequently confirmed by delivery of a written opinion, that as of such date and based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken set forth in the written opinion, the $17.00 per share in cash to be received by holders of our common stock pursuant to the merger agreement with Parent was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken with the opinion, is attached to this proxy statement as Appendix B. A representative of Godfrey then reviewed the terms of the proposed merger agreement with Parent.

After additional discussion, and taking into account the factors described below in greater detail under “—Reasons for the Merger; Recommendation of Our Board of Directors,” our board of directors unanimously adopted resolutions which, among other things, approved the merger agreement and the other transactions contemplated by the merger agreement, including the merger, and resolved to recommend that our shareholders vote for approval of the merger agreement.

Following the August 16, 2007 board meeting, Midwest, Parent and Merger Sub executed the merger agreement. That evening, we issued a press release announcing the execution of the merger agreement. The material terms of the merger agreement are described below under “Terms of the Merger Agreement” beginning on page 41 of this proxy statement, which description is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement.

Reasons for the Merger; Recommendation of Our Board of Directors

The review committee of our board of directors, in determining to recommend that our board of directors approve the merger agreement and the merger, and our board of directors, in reaching its decision to approve the merger agreement and the merger and to recommend that our shareholders approve the merger agreement and the merger, consulted with our management and our legal and financial advisors and have considered and evaluated a number of factors, including:

•	Our current and historical financial condition and results of operations.

•

Our current strategic business plan and related financial projections, our shortfall in meeting our 2007 financial projections and the risks associated with our ability to meet such projections for future results of operations.

•

The other possible strategic alternatives to the merger, including continuing to operate on a stand-alone basis and to execute our strategic business plan, a sale of Midwest to a strategic buyer, a leveraged recapitalization and the risks and uncertainties associated with such alternatives.

•	Our actions following the unsolicited exchange offer by AirTran with the goal of maximizing shareholder value, which included:

•

contacting potential acquirers, including both financial sponsors and strategic buyers, to determine their interest in acquiring us if our board of directors decided to pursue a change of control transaction;

•

the public announcement on July 31, 2007 that our board of directors had formed a review committee to explore strategic and financial alternatives that would serve to enhance value for our shareholders;

•	delivery of extensive information to four potential buyers who entered into confidentiality agreements with us, including two financial sponsors and two strategic buyers; and

•	negotiation of a final price that was the result of multiple increases by AirTran and TPG Capital.

•	The differences in value, closing conditions and other terms between the TPG Capital and AirTran offers.

•

The fact that during the period following AirTran’s public announcement on December 13, 2006 of its indication of interest in acquiring us, during AirTran’s unsolicited exchange offer and during the publicly announced process only Parent and AirTran made offers to acquire us.

•	The relationship of the $17.00 per share cash merger consideration to the current trading price and the historical trading prices of our common stock, including:

•

the fact that the $17.00 per share cash merger consideration represents a 15.6% premium over the closing price of our common stock on August 16, 2007, the last trading day prior to the execution of the merger agreement;

•

the fact that the $17.00 per share cash merger consideration represents a 34.8% premium over the closing price of our common stock on July 30, 2007, the last trading day before we announced that our board of directors had formed the review committee to explore strategic and financial alternatives; and

•

the fact that the $17.00 per share cash merger consideration represents a 87.2% premium over the closing price of our common stock on December 12, 2006, the day before AirTran publicly announced its indication of interest in acquiring us.

•	The relationship of the $17.00 per share cash merger consideration to the historical and projected earnings per share of the company.

•	The fact that the consideration to be received by our shareholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to our shareholders.

•	The steps taken, including the use of the review committee, to foster competition and an orderly auction by controlling the sale process.

•

The qualifications of Goldman Sachs and the financial presentation by Goldman Sachs, including the opinion of Goldman Sachs to the effect that, as of August 16, 2007, based on and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the $17.00 per share in cash to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such shareholders.

•	The likelihood, based on advice from our legal counsel, that antitrust clearance will be obtained with respect to the merger.

•

The terms and conditions of the merger agreement (which our board of directors believes would not preclude a superior proposal, as set forth in “Terms of the Merger Agreement—Special Meeting of Midwest’s Shareholders; Recommendation of Our Board of Directors”), and the course of negotiation thereof, including:

•	the closing conditions to the merger, including the fact that the obligations of Parent and Merger Sub under the agreement are not subject to a financing condition;

•

the structure of the transaction as a merger, which will result in detailed public disclosure and a period of time prior to the shareholder vote on the merger during which an unsolicited superior proposal could be made;

•

our ability to engage in negotiations with, and provide information to, a third party that makes an unsolicited takeover proposal, subject to certain conditions, including the right of Parent to be kept informed with respect to that proposal, if the board of directors, or any committee thereof, determines in good faith, after consultation with its financial advisors and outside counsel, that such proposal is bona fide and constitutes or could reasonably be expected to result in a “superior proposal” that is more favorable to our shareholders from a financial point of view than the merger;

•	our right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions, including the right of Parent to match a takeover proposal, the payment by us to Parent of the termination fee and our concurrent entering into of an acquisition agreement with respect to that superior proposal;

•

the right of our board of directors to change its recommendation that our shareholders approve the merger agreement if our board of directors (other than in response to a takeover proposal) determines in good faith, after consultation with its outside counsel, that, based on material events or circumstances not reasonably foreseeable on August 16, 2007 and outside of our control, failure to modify or withdraw its recommendation of the merger would be inconsistent with the exercise of its fiduciary obligations to our shareholders, subject to certain conditions;

•

the termination fee and expense reimbursement provisions of the merger agreement, including the belief of our board of directors, after discussion with its advisors, that the termination fee and expenses that may be payable by us to Parent in connection with a termination were within the range of termination fees and expenses payable in similar transactions;

•

the nature of the financing commitments received with respect to the merger by Parent, including (1) the limited conditions to the obligations of the Equity Providers providing such commitments to fund their commitments, (2) the identities of the Equity Providers and (3) the experience of TPG Capital in consummating transactions such as those contemplated by the merger agreement; and

•

the careful review of the representations and warranties in the merger agreement, and the preparation of our related disclosure letter referred to in the merger agreement, by our management team and our outside counsel.

The review committee and our board of directors have also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•	the fact that, following the merger, our public shareholders will cease to participate in any future earnings growth of Midwest or benefit from any future increase in its value;

•	the fact that the merger would require antitrust clearance;

•	the fact that completion of the merger is subject to certain other closing conditions, including regulatory approvals;

•	the fact that, for United States federal income tax purposes, the cash merger consideration will be taxable to the shareholders entitled to receive such consideration;

•	the possible disruption to our business that may result from the announcement of the merger and the resulting distraction of the attention of our management;

•

the restrictions on the conduct of our business prior to completion of the merger which could delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•	the fact that our shareholders will not be entitled to dissenters’ rights under Wisconsin law.

The foregoing discussion of the information and factors considered by the review committee and our board of directors is not intended to be exhaustive but, we believe, includes all material factors considered by the review committee and our board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the review committee and our board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. In addition, individual directors may have given different weight to different factors.

Based on the factors outlined above, the review committee unanimously determined that the merger agreement and the merger are advisable to, fair to, and in the best interests of, our shareholders and recommended that the merger agreement and the merger to our board of directors for approval and adoption.

Our board of directors believes that the merger is advisable to, fair to and in the best interests of holders of Midwest common stock. Our board of directors recommends that you vote “FOR” approval of the merger agreement.

Opinion of Midwest’s Financial Advisor

Goldman Sachs rendered its opinion to Midwest’s board of directors that, as of August 16, 2007 and based upon and subject to the factors and assumptions set forth therein, the $17.00 per share in cash to be received by the holders of shares of Midwest’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Goldman Sachs, dated August 16, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Appendix B. Goldman Sachs provided its opinion for the information and assistance of Midwest’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Midwest’s common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of Midwest for the five years ended December 31, 2006;

•	certain interim reports to shareholders and quarterly reports on Form 10-Q of Midwest;

•	certain other communications from Midwest to its shareholders;

•	certain publicly available research analyst reports for Midwest; and

•	certain internal financial analyses and forecasts (including the Management Plan and the Alternative Management Plan) for Midwest prepared by its management, which we refer to as the “Forecasts.”

Goldman Sachs also held discussions with members of the senior management of Midwest regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition, and future prospects of the company, including their views on the risks and uncertainties associated with achieving the Forecasts in the amounts and time periods contemplated thereby. In addition, Goldman Sachs reviewed the reported price and trading activity for Midwest’s common stock, compared certain financial and stock market information for Midwest with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the airline industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, accounting, tax and other information provided to, discussed with or reviewed by it. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Midwest or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of the company or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion did not address any legal, regulatory, tax or accounting matters nor did it address the underlying business decision of Midwest to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to the company. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Midwest in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 15, 2007 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for Midwest’s common stock for the one-year period ended August 15, 2007. In addition, Goldman Sachs analyzed the consideration to be received by holders of Midwest’s common stock pursuant to the merger agreement in relation to various market prices of the company’s common stock.

This analysis indicated that the price per share to be paid to Midwest’s shareholders pursuant to the merger agreement represented:

•	a premium of 15.6% based on the August 15, 2007 closing market price of $14.70 per share of Midwest common stock; and

•

a premium of 87.2% based on the December 12, 2006 closing market price of $9.08 per share of Midwest common stock, the price on the last trading day before AirTran made public its unsolicited offer to acquire the company.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for Midwest to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the airline industry:

Low-cost Carriers:

•	AirTran Holdings, Inc.;

•	Frontier Airlines Holdings, Inc.;

•	JetBlue Airways Corporation;

•	Southwest Airlines Co.; and

•	WestJet Airlines Ltd.

Network Carriers:

•	Alaska Air Group, Inc.;

•	AMR Corporation;

•	Continental Airlines, Inc.;

•	Delta Air Lines, Inc.;

•	Northwest Airlines Corporation;

•	UAL Corporation; and

•	US Airways Group, Inc.

Although none of the selected companies is directly comparable to Midwest, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Midwest.

The multiples and ratios of Midwest were based on information provided by the company’s management, publicly available research reports and the $17.00 price per share of Midwest’s common stock pursuant to the merger agreement. The multiples and ratios of the selected companies were based on the most recent publicly available information, on closing prices as of August 15, 2007 and Institutional Brokers’ Estimate System (which we refer to as “IBES”) estimates. IBES compiles forward-looking financial estimates made by equity research analysts for U.S. publicly traded companies. Goldman Sachs divided the selected companies into two categories: low cost carriers and network carriers. With respect to Midwest and the selected companies, Goldman Sachs calculated adjusted enterprise value as a multiple of the selected companies’ estimated calendar years 2007 and 2008 EBITDAR.

The results of this analysis are summarized as follows:

					Midwest
Enterprise Value as a Multiple of:	Low Cost Carrier Companies Median		Network Carrier Companies Median		(Based on Publicly Available Research)		(Based on Company Management Projections)
2007E EBITDAR	7.5	x	5.0	x	8.3	x	9.3	x
2008E EBITDAR	6.6	x	5.1	x	7.5	x	7.7	x

With respect to Midwest and the selected companies, Goldman Sachs also calculated the estimated calendar years 2007 and 2008 price/earnings ratios. The results of this analysis are summarized as follows:

					Midwest
Price/Earnings Ratio:	Low Cost Carrier Companies Median		Network Carrier Companies Median		(Based on Publicly Available Research)		(Based on Company Management Projections)
2007E Earnings	15.6	x	7.5	x	28.6	x	38.1	x
2008E Earnings	14.7	x	5.9	x	28.8	x	14.9	x

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on Midwest using forecasts prepared by the company’s management under two alternative scenarios, the Management Plan and the Alternative Management Plan, which were based upon alternative assumptions about, among other things, cabin configuration plans and the impact of competition, to determine a range of implied values per share of Midwest’s stock. All cash flows were discounted to June 30, 2007. Goldman Sachs calculated indications of net present value of free cash flows for Midwest using discount rates ranging from 15.0% to 22.5% and perpetuity growth rates of 2.0% to 4.0%. Under the Management Plan scenario using financial data and forecasts prepared by Midwest’s management, the analysis resulted in illustrative per share value indications ranging from $15.17 to $22.60 per share of the company’s common stock. Under the Alternative Management Plan scenario using financial data and forecasts prepared by Midwest’s management, the analysis resulted in illustrative per share value indications ranging from $12.74 to $18.61 per share of the company’s common stock.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Midwest’s common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price based on multiples of adjusted enterprise value to EBITDAR. For this analysis, Goldman Sachs used data and forecasts prepared by Midwest’s management under two alternative scenarios, the Management Plan and the Alternative Management Plan. Under each of the two scenarios using data and forecasts prepared by Midwest’s management, Goldman Sachs first calculated the implied values per share of the company’s common stock, for each of the fiscal years 2008 to 2011, by applying multiples of adjusted enterprise value to the estimates of forward EBITDAR ranging from 5.5x to 6.5x to the estimates of 2008 to 2011 EBITDAR prepared by the company’s management. Under each of the two scenarios, Goldman Sachs then calculated present values of the implied per share future prices for Midwest’s common stock in each of the fiscal years 2008 to 2011 by using a discount rate of 20%. Under the first and second scenarios, the analyses resulted in respective illustrative ranges of implied present values per share for Midwest’s common stock of $9.09 to $21.82 and $3.81 to $15.56, respectively.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the airline industry since November 1998:

•	American Airlines, Inc.’s acquisition of Reno Air, Inc.;

•	Delta Air Lines, Inc.’s acquisition of 72.1% of Atlantic Southeast Airlines, Inc.;

•	Delta Air Lines, Inc.’s acquisition of Comair, Inc.;

•	American Airlines, Inc.’s acquisition of Trans World Airlines, Inc.; and

•	SkyWest, Inc.’s acquisition of Atlantic Southeast Airlines, Inc.;

For each of the selected transactions, Goldman Sachs calculated and compared levered aggregate consideration, or transaction enterprise value, as a multiple of latest twelve months EBITDAR based on publicly available information. While none of the companies that participated in the selected transactions are directly comparable to Midwest, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain operations of Midwest.

The following table presents the results of this analysis:

Enterprise Value as a Multiple of:	Selected Transactions				Proposed Merger
	Range		Median
LTM EBITDAR	6.7x-9.1	x	8.4	x	10.0	x*

*	Based on Company management projections.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Midwest or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Midwest’s board of directors as to the fairness from a financial point of view of the $17.00 per share of the company’s common stock in cash to be received by the holders of shares of the company’s common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Midwest, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between Midwest and Parent and was approved by Midwest’s board of directors. Goldman Sachs provided advice to Midwest during certain of these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Midwest or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to Midwest’s board of directors was one of many factors taken into consideration by the company’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Midwest, Northwest, and any of their respective affiliates and affiliates and portfolio companies of TPG Capital or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Midwest in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs also has provided certain investment banking and other financial services to TPG Capital and its affiliates and portfolio companies from time to time, including having acted as financial advisor to TPG Capital in connection with its acquisition of Texas Genco Holdings Inc. in December 2004; as underwriter with respect to the initial public offering of shares of common stock of Burger King Holdings, Inc., a portfolio company of TPG Capital that we refer to as “Burger King,” in May 2006; as underwriter with respect to the initial public offering of shares of common stock of J. Crew Group, Inc., a portfolio company of TPG Capital that we refer to as “J. Crew,” in June 2006; as joint bookrunner with respect to a follow on offering of shares of common stock of J. Crew in January 2007; as joint bookrunner with respect to a follow on offering of shares of common stock of Burger King in February 2007; as financial advisor to a consortium that includes TPG Capital with respect to their acquisition of Biomet, Inc., including acting as joint bookrunner and joint lead arranger with respect to the financing of such acquisition, in April 2007; and as financial advisor to a consortium that includes TPG Capital with respect to their proposed acquisition of TXU Corp., announced in February 2007. Goldman Sachs has also provided certain investment banking and other financial services to Northwest and its affiliates from time to time, including having acted as advisor to Northwest with respect to the restructuring of its revolving credit facility (aggregate principal amount of $975,000,000) in November 2004.

Goldman Sachs also may provide investment banking and other financial services to Midwest, Parent, TPG Capital and its portfolio companies, Northwest and any of their respective affiliates in the future. In connection with the above-described services Goldman Sachs has received, and may receive in the future, compensation.

Midwest’s board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated December 22, 2006, Midwest engaged Goldman Sachs to act as its financial advisor in connection with the proposed acquisition of Midwest. Pursuant to the terms of this engagement letter, Midwest has agreed to pay Goldman Sachs a transaction fee of approximately $9.6 million, the principal portion of which is payable upon consummation of the merger. In addition, Midwest has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Delisting and Deregistration of Midwest Common Stock

Midwest common stock is registered as a class of equity securities under the Exchange Act and is quoted on the American Stock Exchange under the symbol “MEH.” As a result of the merger, Midwest will be a privately held company, with no public market for its common stock. After the merger, Midwest common stock will cease to be traded on the American Stock Exchange, and price quotations with respect to sales of shares of Midwest common stock in the public market will no longer be available. In addition, Midwest will no longer be required to file periodic reports with the SEC after the effective time of the merger.

Considerations Relating to the Proposed Merger

Set forth below are various risks relating to the proposed merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in Midwest’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated in this proxy statement by reference, for risks relating to Midwest’s business.

Failure to complete the merger could negatively impact the market price of Midwest common stock.

If the merger is not completed for any reason, Midwest will be subject to a number of material risks, including the following:

•	the market price of Midwest’s common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the merger will be completed;

•

costs relating to the merger agreement, such as legal, accounting and financial advisory fees, and in specified circumstances, the payment of a termination fee and expense reimbursement to Parent, must be paid by us even if the merger is not completed; and

•

the diversion of management’s attention from the day-to-day business of Midwest and the potential disruption to its employees and its relationships with customers and suppliers during the period before the completion of the merger may make it difficult for Midwest to achieve its strategic plan if the merger does not occur.

If the merger agreement is not approved by Midwest’s shareholders at the special meeting, Midwest, Parent and Merger Sub will not be permitted under Wisconsin law to complete the merger and each of Midwest and Parent will have the right to terminate the merger agreement. Upon such termination and under specified circumstances, Midwest may be required to reimburse Parent for certain of its expenses up to a maximum of $4,000,000 and to pay to Parent a termination fee of $13,541,000 (less the amount of any reimbursed expenses). See “Terms of the Merger Agreement—Effects of Terminating the Merger Agreement” beginning on page 58 of this proxy statement.

Further, if the merger agreement is terminated and our board of directors seeks another merger or business combination, shareholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the merger.

Until the merger is completed or the merger agreement is terminated, under certain circumstances, Midwest may not be able to solicit a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.

Unless or until the merger agreement is terminated, subject to specified exceptions, Midwest is restricted from soliciting, initiating, or knowingly facilitating or encouraging any inquiries or proposals that constitute or could reasonably be expected to lead to a takeover proposal from any person or entity other than Parent. As a result of these restrictions, Midwest may not be able to enter into an alternative transaction at a more favorable price without incurring potentially significant liability to Parent. See “Terms of the Merger Agreement—No Solicitation of Takeover Proposals” and “Terms of the Merger Agreement—Effects of Terminating the Merger Agreement” beginning on pages 48 and 58, respectively, of this proxy statement.

Uncertainties associated with the merger may cause Midwest to lose key personnel.

Our current and prospective employees may be uncertain about their future roles and relationships with Midwest following the completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management and personnel.

Financing

We estimate the total amount of funds necessary to complete the merger and the related transactions to be approximately $475.8 million, which includes approximately $451.8 million to be paid to our shareholders and holders of stock options, warrants and restricted stock issued by Midwest and the remainder to be applied to pay related fees and expenses in connection with the merger and the related transactions.

The Equity Providers have delivered equity commitment letters in the following amounts:

Equity Provider	Commitment Amount
TPG Partners V, L.P.	$238,111,703
Northwest Airlines, Inc.	213,250,000

Total	$451,361,703

Each of the commitment letters confirms the respective Equity Provider’s commitment, subject to the terms of and satisfaction of each of the conditions set forth in the letters, to purchase a portion of the equity of Parent solely for the purpose of allowing Parent to fund the merger consideration and any amounts payable with respect to Midwest options, shares of restricted stock and warrants in accordance with the merger agreement and related expenses. Each of the Equity Providers’ equity commitments is subject to the contemporaneous equity funding by the other Equity Provider, the compliance with the terms and provisions of the merger agreement by each of the parties thereto and satisfaction or waiver (with the consent of the Equity Providers) of the conditions precedent to the obligations of Parent and Merger Sub to consummate the merger and the concurrent consummation of the merger in accordance with the terms of the merger agreement. Each of the Equity Providers may assign all or a portion of its obligations to fund its commitment to any of its affiliates, but any such assignment will not relieve the Equity Provider of its obligations under its commitment letter. The obligations of the Equity Providers to fund the equity commitments will terminate automatically and immediately upon the termination of the merger agreement; provided, that if the merger is not consummated, to the extent Parent is found to be liable for any losses, claims, damages, liabilities or other expenses incurred by Midwest as a result of Parent’s failure to consummate the merger, which we refer to in this proxy statement as the “indemnified losses,” each Equity Provider will pay to Parent to fund such indemnified losses an amount equal to the product of (i) a fraction, the numerator of which is the commitment of such Equity Provider and the denominator of which is the aggregate commitment of the Equity Providers, times (ii) the indemnified losses, but in no event more that the commitment of such Equity Provider.

Midwest is a third-party beneficiary to the agreements made by Parent and each Equity Provider in the respective commitment letters and will have the right to enforce such agreements directly against Parent and the respective Equity Provider, provided that Midwest will not be entitled to enforce such agreements against the respective Equity Provider to satisfy any liabilities arising from a breach by Parent or Merger Sub of their respective obligations under the merger agreement unless such breach is willful and material.

There is no debt financing required by Parent or Merger Sub to complete the merger.

Interests of Midwest’s Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors, you should be aware that our directors and our executive officers have interests in the transaction that are different from, or are in addition to, your interests as a shareholder. Our board of directors was aware of these actual and potential conflicts of interest and considered them along with other matters when they determined to approve the merger and recommend approval of the merger agreement by Midwest’s shareholders.

Treatment of Midwest Stock Options in the Merger

Options to acquire shares of Midwest common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable, will become exercisable immediately prior to the effective time of the merger and, unless otherwise provided in the applicable option plan, will be converted at the effective time of the merger into the right to receive, upon exercise, an amount in cash equal to the excess (if any) of $17.00 per share over the exercise price per share of the option multiplied by the number of shares subject to the option being exercised, less any applicable withholding taxes. In the merger agreement, Midwest has agreed to use reasonable best efforts to obtain the written consent (in form and substance reasonably satisfactory to Parent) of each holder of options that are not exercised prior to the effective time of the merger (including options that vest immediately prior to the effective time) to the cancellation of all options held by that holder in exchange for cash consideration equal to the excess (if any) of $17.00 per share over the exercise price per share of the option multiplied by the number of shares subject to the option, less any applicable withholding taxes.

The table below sets forth, as of September 24, 2007, for each of Midwest’s directors and executive officers, (a) the number of shares subject to vested options to purchase Midwest common stock held by such person, (b) the value of such vested options (without regard to deductions for withholding taxes), calculated by multiplying (i) the excess, if any, of $17.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, (c) the number of additional options held by such person that will vest at the effective time of the merger, (d) the value of such additional options (without regard to deductions for withholding taxes), calculated by multiplying (i) the excess, if any, of $17.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, (e) the aggregate number of shares subject to vested options and options that will vest at the effective time of the merger held by such person and (f) the aggregate value of all such vested options and options that will vest at the effective time of the merger (without regard to deductions for withholding taxes), calculated by multiplying (i) the excess, if any, of $17.00 over the per share exercise price of the option by (ii) the number of shares subject to the option.

Directors and Executive Officers	Vested Options		Options that Will Vest as a Result of the Merger		Totals
Name	(a) Shares	(b) Value	(c) Shares	(d) Value	(e) Total Shares	(f) Total Value
Timothy E. Hoeksema	569,683	$2,646,301	156,067	$1,230,529	725,750	$3,876,830
John M. Albertine	—	—	—	—	—	—
Scott R. Dickson	18,660	247,574	35,320	314,429	53,980	562,003
Jeffrey H. Erickson	—	—	—	—	—	—
Charles F. Kalmbach	—	—	—	—	—	—
Dennis J. O’Reilly	41,066	127,909	12,034	88,871	53,100	216,780
Ulice Payne, Jr.	—	—	—	—	—	—
David C. Reeve	158,020	681,405	28,940	234,830	186,960	916,235
Curtis E. Sawyer	32,800	437,992	31,600	261,984	64,400	699,976
Samuel K. Skinner	—	—	—	—	—	—
Carol N. Skornicka	152,333	603,271	29,567	242,253	181,900	845,524
Elizabeth T. Solberg	—	—	—	—	—	—
Richard H. Sonnentag	—	—	—	—	—	—
Christopher I. Stone	114,570	679,629	25,640	221,798	140,210	901,427
David H. Treitel	—	—	—	—	—	—
All directors and executive officers as a group (15 persons)	1,087,132	$5,424,081	319,168	$2,594,694	1,406,300	$8,018,775

Treatment of Shares of Midwest Restricted Stock in the Merger

Immediately prior to the effective time of the merger, all outstanding shares of restricted stock granted under various Midwest stock incentive plans will become fully vested and, at the effective time of the merger, will be converted into the right to receive a cash payment equal to $17.00 per share, less any applicable withholding taxes. The table below sets forth, as of September 24, 2007, for each of Midwest’s directors and executive officers (a) the number of shares of restricted stock held by such person that will vest and become unrestricted as a result of the merger and (b) the total cash payment to the director or executive officer with respect to those shares of restricted stock in connection with the merger (without regard to deductions for withholding taxes).

Directors and Executive Officers	Restricted Stock that Will Vest as a Result of the Merger
Name	(a) Shares	(b) Value
Timothy E. Hoeksema	140,000	$2,380,000
John M. Albertine	2,670	45,390
Scott R. Dickson	24,700	419,900
Jeffrey H. Erickson	2,670	45,390
Charles F. Kalmbach	2,670	45,390
Dennis J. O’Reilly	13,500	229,500
Ulice Payne, Jr.	2,675	45,475
David C. Reeve	39,767	676,039
Curtis E. Sawyer	24,900	423,300
Samuel K. Skinner	—	—
Carol N. Skornicka	38,500	654,500
Elizabeth T. Solberg	2,675	45,475
Richard H. Sonnentag	2,675	45,475
Christopher I. Stone	34,234	581,978
David H. Treitel	—	—
All directors and executive officers as a group (15 persons)	331,636	$5,637,812

Director Deferred Compensation Accounts

Certain of our directors have elected to defer all or a portion of their directors’ fees, denominated in shares of Midwest stock, and awards of restricted shares into our Deferred Compensation Plan. The Deferred Compensation Plan provides that, upon the occurrence of certain events, the account of the director will be distributed in cash. All of the affected directors have elected to have the balances in their accounts distributed in a lump sum upon separation from service. The Deferred Compensation Plan provides that, assuming the directors separate from Midwest’s service on November 15, 2007, the amounts in their accounts will be distributed in a lump sum in July 2008.

The affected directors, the number of Midwest shares credited to their accounts, and the value of those shares on November 15, 2007, assuming the merger occurs on that date, is as follows:

	Number of Credited Shares	Value of Credited Shares
Samuel K. Skinner	5,522	$93,874
Elizabeth T. Solberg	15,331	260,627
David H. Treitel	28,610	486,370

Change in Control Provisions in Severance Agreements

We have change in control severance agreements with all of our executive officers. These agreements generally provide, among other things, for severance pay and other benefits to the officers if, within a certain period following a change in control of Midwest (as defined in each severance agreement), the executive officer’s employment with us (or our successor) is terminated by us (or our successor) other than for cause (as defined in each severance agreement) or is terminated by the executive officer for good reason (as such term is defined in each severance agreement). The completion of the merger would constitute a change of control for purposes of these severance agreements.

The change in control severance agreements, and the benefits that would be paid to our executive officers thereunder, are described in further detail below.

Severance Benefits Payable to Messrs. Hoeksema, Sawyer, Dickson, Reeve and Stone and Ms. Skornicka. If we terminate the employment of Messrs. Hoeksema, Sawyer, Dickson, Reeve or Stone or Ms. Skornicka without cause or if any of them should terminate their employment for good reason, in either case within the three-year period beginning on the date on which the merger is completed, we will pay to the terminating executive a lump sum cash payment consisting of:

•	accrued salary through the date of termination,

•	any amounts earned through the date of termination and deferred at the election of the executive or pursuant to a deferred compensation plan,

•	any unpaid previously earned bonus,

•

a pro rata portion, calculated through the date of termination, of the aggregate value of all contingent bonus or incentive compensation awards for the uncompleted periods under the applicable plans, calculated as if the goals had been obtained,

•	any accrued and unpaid vacation pay,

•

an amount equal to the number of months remaining in the three-year employment term on the date of termination of employment (but in no event less than 12 months) times the executive’s highest monthly base salary during the 12 months prior to the merger, or, if higher, the monthly base salary in effect on the date of termination,

•

an amount equal to the number of full or fractional years remaining in the three-year employment term (but no less than one year) times the greater of (a) the executive’s highest bonus earned during the three complete years prior to the date of the merger, or if more favorable to the executive, during the three complete years prior to the date of termination or (b) the maximum potential bonus award for the year in which the date of termination occurs, or if higher, the maximum potential bonus award under any plan in existence during the 180-day period prior to the date of the merger, and

•

the present value of the future contributions that would have been made on the executive’s behalf to the Midwest Retirement Account Plan and the Supplemental Benefits Plan (or any successor to these plans) if the executive had continued to work until the December 31st following the end of the three-year employment term.

In addition, until the earlier of the end of the three-year employment term that commences on the date of the merger or the date on which the executive obtains new employment, we will provide the executive with welfare benefit continuation, including health, dental and life insurance as in effect on the date of termination, or if more favorable, as in effect during the 180-day period prior to the date of the merger. Finally, we will provide the executive with outplacement services, the cost of which may not exceed 15% of his or her annual base salary.

Under these change in control severance agreements, “good reason” means a breach of the severance agreement by Midwest, any reduction in base salary or percentage of base salary available as a bonus opportunity, a material adverse change, without the executive’s consent, in the executive’s working conditions or status, the relocation of the executive’s principal place of business to a location more than 35 miles from the executive’s principal place of employment on the date which is 180 days prior to the merger, a requirement that the executive travel on business to a materially greater extent than was required during the 180-day period prior to the date of the merger, a failure by Midwest to require a successor to assume our obligations under the agreement, termination of the executive’s employment without following the notice procedure in the severance agreement, or termination of employment at any time within the thirty-day period following the first anniversary of the date of the merger, if the executive continued in the company’s employ for the first year following the date of the merger.

Severance Benefits Payable to Mr. O’Reilly. If we terminate the employment of Mr. O’Reilly for a reason other than cause, or if such executive terminates his employment for good reason, in either case within the one-year period beginning on the date that the merger is completed, we will pay him a lump sum cash payment consisting of:

•	accrued salary through the date of termination,

•	any amounts earned through the date of termination and deferred at his election or pursuant to a deferred compensation plan,

•	any unpaid previously earned bonus,

•

a pro rata portion, calculated through the date of termination, of the aggregate value of all contingent bonus or incentive compensation awards for the uncompleted periods under the applicable plans, calculated as if the goals had been obtained,

•	any accrued and unpaid vacation pay,

•	12 times Mr. O’Reilly’s highest monthly base salary during the 12 months prior to the merger, or, if higher, the monthly base salary in effect on the date of termination, and

•

an amount equal to the greater of (a) Mr. O’Reilly’s highest bonus earned during the three complete years prior to the date of the merger, or if more favorable to Mr. O’Reilly, during the three complete years prior to the date of termination or (b) the maximum potential bonus award for the year in which the date of termination occurs, or if higher, the maximum potential bonus award under any plan in existence during the 180-day period prior to the date of the merger.

In addition, until the earlier of the end of the one-year employment term that commences on the date of the merger or the date on which Mr. O’Reilly obtains new employment, we will provide him with welfare benefit continuation including health, dental and life insurance as in effect on the date of termination, or if more favorable, as in effect during the 180-day period prior to the date of the merger. Finally, Mr. O’Reilly will receive outplacement services, the cost of which may not exceed 15% of his annual base salary.

Under Mr. O’Reilly’s agreement, “good reason” has the same meaning as under the other agreements, except that “good reason” does not include the termination of employment at any time within the thirty-day period following the first anniversary of the date of the merger, if the executive continued in the company’s employ for the first year following the date of the merger.

With respect to all executives, including Mr. O’Reilly, upon a termination by the company for cause, by the executive without good reason, or upon death or disability, our obligations will consist of those obligations accrued at the date of termination, including payment of earned salary, vacation pay, obligations which may otherwise be payable in the event of death or disability and a pro rata bonus or incentive compensation award for the period ending with the date of termination of employment, calculated as if the goals had been obtained.

If any payment to any of these executives pursuant to the agreements or otherwise would be subject to the excise tax imposed on excess parachute payments, then the payments to the executives under the agreements will be reduced to eliminate the parachute excise tax, but only if doing so would result in the executive receiving more after-tax than if the payments were not so reduced. However, if a payment is reduced so as to avoid the excise tax, and it is later determined by a court or a final determination by the Internal Revenue Service that the reduction was not sufficient to avoid the excise tax, the company shall pay the excise tax, and gross-up the executive for any taxes owing in connection therewith.

The following table sets forth information regarding the estimated value of payments and other benefits that would be payable or provided by the company to each of the company’s executive officers pursuant to the agreements described above on pages 33 and 34 if their employment were to be terminated immediately following the completion of the merger and assuming that the merger were to be completed on November 15, 2007, under circumstances entitling such executive officer to severance under such agreements.

	Severance Payment (1)	Health & Welfare (2)	Pension Benefits (3)	Annual and Long-Term Incentive (4)	Outplacement (5)	Total Payments Sum (1-5) (6)
Timothy E. Hoeksema	$3,110,400	$156,048	$86,000	$923,713	$64,800	$4,340,961
Scott R. Dickson	1,148,622	82,315	37,900	291,574	34,545	1,594,956
Dennis J. O’Reilly	190,479	19,653	0	94,150	20,445	324,727
David C. Reeve	968,073	84,358	46,100	223,458	29,115	1,351,104
Curtis E. Sawyer	1,165,578	75,043	38,500	295,880	35,055	1,610,056
Carol N. Skornicka	1,039,395	90,851	43,500	239,921	31,260	1,444,927
Christopher I. Stone	920,193	44,187	30,400	212,406	27,675	1,234,861

2007 Bonuses Under the Annual and Long-Term Incentive Plan. Our Annual and Long-Term Incentive Plan provides that, upon a change of control of Midwest, lump sum bonus payments will be made to the plan participants. The merger is a change of control within the meaning of the Annual and Long-Term Incentive Plan. These payments are made regardless of whether a participant’s employment terminates as a result of the change of control.

The amount of the payments equals (1) each participant’s maximum potential award amount for the applicable annual or long-term incentive periods times (2) a fraction, the numerator of which is the number of days from the beginning of the applicable performance period to the date of the change of control and the denominator of which is the number of total days in the applicable performance period. The amounts payable to our executive officers upon a change of control from the Annual and Long-Term Incentive Plan are the amounts set forth under column (4) in the table above, assuming the merger occurs on November 15, 2007.

Pay-Outs from Participant Supplemental Plan. We have a supplemental pension plan that provides benefits to certain of our executive officers in excess of the benefits available under our qualified pension plans which are limited by provisions of the Internal Revenue Code. The benefit is composed of two parts: the first part relates to the supplemental benefit provided in connection with our defined benefit pension plan which was terminated as of March 31, 2000 and the second part relates to the supplemental benefit provided in connection with our defined contribution plan. In the event of a change of control, these amounts are paid in a lump sum to participants. The merger is a change of control under the supplemental pension plan.

The amounts payable to our executive officers under the supplemental pension plan upon a change of control, assuming the merger occurs on November 15, 2007, are as follows.

	Supplemental Defined Benefit	Supplemental Defined Contribution	Total Lump Sum Payment
Timothy E. Hoeksema	$1,490,000	$177,000	$1,667,000
Scott R. Dickson	0	9,300	9,300
Dennis J. O’Reilly	0	0	0
David C. Reeve	11,000	33,300	44,300
Curtis E. Sawyer	0	13,500	13,500
Carol N. Skornicka	32,000	8,900	40,900
Christopher I. Stone	0	3,700	3,700

Exculpation, Indemnification and Insurance

The merger agreement provides that, for a period of at least six years after the effective time of the merger, Parent will cause the articles of incorporation and by-laws of the surviving corporation and each of its subsidiaries to contain provisions no less favorable with respect to the exculpation from personal liability and indemnification of and advancement of expenses to directors, officers and employees than are set forth in the articles of incorporation or the by-laws of Midwest as in effect on August 16, 2007, the date of the merger agreement. The merger agreement also provides that, subject to certain considerations, prior to the effective time of the merger, Midwest will (or, if Midwest is unable to, Parent will cause the surviving corporation to) purchase an extension of Midwest’s existing directors’ and officers’ liability insurance, which we refer to as “D&O insurance,” to be maintained in effect for a period of at least six years after the effective time of the merger with terms, conditions, retentions and limits of liability that are at least as favorable as Midwest’s existing policies, in accordance with the terms of the merger agreement. See “Terms of the Merger Agreement—Exculpation, Indemnification and Insurance of Midwest’s Directors and Officers” on page 51 of this proxy statement.

Arrangements with Parent

As of the date of this proxy statement, none of our executive officers has entered into any agreement, arrangement or understanding with Parent or its affiliates regarding employment with, or the right to participate in the equity of, Parent. In addition, no member of our board of directors has entered into any agreement, arrangement or understanding with Parent or its affiliates regarding the right to participate in the equity of Parent. Parent has informed us that it is its current intention to retain members of our existing management team after the merger is completed, however, no agreements with respect to such retention have been entered into as of the date of this proxy statement.

Regulatory Matters

HSR Act

The Hart-Scott-Rodino Antitrust Improvements Act, which we refer as the “HSR Act,” and the regulations promulgated thereunder required that Parent and Midwest file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission. The required notification and report forms were filed with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission on September 4, 2007. The waiting period under the HSR Act will expire on October 4, 2007, unless the U.S. Department of Justice or the Federal Trade Commission issues a request for additional information on or before that date.

At any time before or after the completion of the merger, the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

DOT Fitness Determination

Under the merger agreement, we and Parent have agreed to make all necessary applications or filings required to be made under applicable law with respect to the merger. In connection with the merger, we and Parent are required to file a notice with the Department of Transportation (“DOT”) explaining how the merger will affect the continuing fitness of Midwest to be a U.S. air carrier. The DOT will review the information provided in the notice to determine whether we will continue to meet the financial, managerial and compliance disposition fitness standards that all U.S.-certificated airlines are required to meet on an ongoing basis. The DOT must also be satisfied that following the merger Midwest will be owned and effectively controlled by citizens of the United States, as required by law.

We and Parent have agreed to coordinate and cooperate with one another in connection with any applications and filings required by DOT. There is no established timeframe for a determination by DOT that Midwest will continue to meet the fitness standards applicable to an airline on a post-closing basis. While a fitness determination by DOT is not required prior to completion of the merger, a failure to meet DOT’s fitness or citizenship standards could lead to the suspension or revocation of Midwest’s certificate of authority to operate as an air carrier.

Litigation Relating to the Merger

On April 12, 2007, Midwest and members of Midwest’s board of directors were named as defendants in a putative class action filed in the United States District Court for the Eastern District of Wisconsin (Market Street Securities v. Midwest Air Group, Inc., et al., Case No. 07-C-0345). The complaint purports to have been filed by a shareholder of Midwest who seeks to maintain the suit as a class action on behalf of all holders of Midwest common stock. The complaint asserts claims arising out of Midwest’s rejection of the unsolicited exchange offer by AirTran and alleges that the Midwest’s board breached its duties of care and good faith owed to Midwest’s shareholders by rejecting AirTran’s initial and revised unsolicited exchange offers. The plaintiff seeks, among other things, preliminary and permanent injunctive relief to prevent Midwest from enforcing its shareholder rights plan and damages and other monetary relief. Pending before the Court are the plaintiff’s motion for a preliminary injunction, which was filed on May 17, 2007, and the motion of Midwest and the directors to dismiss the complaint, which was filed on May 22, 2007. Midwest does not believe that the action is meritorious and intends to continue to contest it vigorously.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to certain holders of Midwest common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of Midwest common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of Midwest common stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired our common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code, holders who own 5% or more of Midwest common stock and holders who do not hold their shares of Midwest common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the U.S. federal income tax consequences to any holder of Midwest common stock who or which, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and this summary does not address the tax consequences of the merger under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of Midwest common stock is urged to consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

Generally, merger consideration paid to our shareholders will be taxable to our shareholders for U.S. federal income tax purposes. A holder of Midwest common stock receiving cash in the merger will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Midwest common stock surrendered. Any such gain or loss will generally be capital gain or loss if the Midwest common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the Midwest common stock for more than one year prior to the effective time of the merger. If the holder has held the Midwest common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction).

Backup Withholding and Information Reporting

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of Midwest common stock is entitled in connection with the merger unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct and that no backup withholding is otherwise required and otherwise complies with such backup withholding rules. Each holder of Midwest common stock should complete, sign and return to the paying agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of Midwest common stock. Cash received in the merger will be subject to information reporting unless an exemption applies.

No Dissenters’ Rights

Under Wisconsin law, shareholders of a corporation are not entitled to exercise dissenters’ rights if shares of the corporation are registered on a national securities exchange. Consequently, because shares of Midwest’s common stock are listed on the American Stock Exchange, Midwest shareholders will not have the right to exercise dissenters’ rights. If the merger agreement is approved by Midwest’s shareholders and the merger is completed, shareholders who voted against the approval of the merger agreement will be treated the same as shareholders who voted for approval of the merger agreement, and their shares will automatically be converted into the right to receive the merger consideration.

Estimated Fees and Expenses

Estimated fees and expenses to be incurred in connection with the merger are as follows (in millions):

Financial advisor fees and expenses	$16
Legal, accounting and other fees	7
Transaction fees	1
Total	$24

See “Terms of the Merger Agreement—Fees and Expenses” on page 60 of this proxy statement.

Financial Projections

In connection with our possible sale, we provided projections to the prospective bidders, our board of directors and Goldman Sachs. The summary of the projections set forth below is included to give our shareholders access to information that was not publicly available and that we provided in connection with our possible sale.

Midwest did not prepare the projections with a view toward public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for

preparation and presentation of prospective financial information or generally accepted accounting principles. Our independent registered public accounting firm, Deloitte & Touche LLP, has neither examined nor compiled the projections and, accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche LLP report on our historical consolidated financial statements incorporated by reference in this proxy statement does not extend to the projections and should not be read to do so.

The projections included below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information” on page 5 of this proxy statement. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and developments occurring since the date each set of projections was prepared. Although presented with numerical specificity, the projections are based upon a variety of estimates and hypothetical assumptions made by our management and are based in part on the subjective judgments of management. Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control, and such uncertainties and contingencies can generally be expected to increase with the passage of time from the dates of the projections. Accordingly, the assumptions made in preparing the projections might not prove accurate, and actual results might differ materially. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger and related financing, which might also cause actual results to differ materially.

For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the projections in this proxy statement should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such. None of Midwest, our board of directors or Goldman Sachs assumes any responsibility for the reasonableness, completeness, accuracy or reliability of the projections. No one has made, or makes, any representation regarding the information contained in the projections and, except as may be required by applicable securities laws, we do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error.

The following table sets forth the projected Total Operating Revenue, EBITDAR, Net Income and Unlevered Free Cash Flow included in the Management Plan projections furnished to prospective bidders, our board of directors and Goldman Sachs prior to the execution and delivery of the merger agreement (in millions).

	2007(2)	2008(2)	2009	2010	2011
Total Operating Revenue	$765	$907	$985	$1,033	$1,126
EBITDAR(1)	$82	$99	$176	$201	$227
Net Income	$12	$20	$65	$56	$65
Unlevered Free Cash Flow(1)	$37	$2	$57	$45	$82

(1)	EBITDAR and Unlevered Free Cash Flow are not generally accepted accounting principles (which we refer to as “GAAP”) financial measurements. We provided projections of EBITDAR and Unlevered Free Cash Flow because we believe that they provide useful information about our projected results of operations and our ability to service or incur indebtedness. EBITDAR is a measure of our earnings before interest, taxes, depreciation, amortization and rent. Unlevered Free Cash Flow is a measure of our tax effected (marginal tax rate) earnings before interest and taxes plus depreciation and amortization, plus or minus changes in working capital and other accounts affecting cash flow, plus or minus one-time cash items, minus capital expenditures.
(2)	Adjusted for impairment charges of $79.2 million in 2008 and costs relating to the unsolicited exchange offer by AirTran in 2007 and 2008.

In addition to the Management Plan, we also provided projections to our board of directors and Goldman Sachs which reflected adjustments to certain of the assumptions underlying the Management Plan EBITDAR relating to the reconfiguration of our Boeing 717 aircraft, our capital expenditures and competition in the Milwaukee market. We refer to these projections as the Alternative Management Plan. The purpose of the Alternative Management Plan was to demonstrate the sensitivity of the Management Case to certain risks relating to the reconfiguration of our Boeing 717 aircraft and competition in the Milwaukee market. The following table sets forth the projected EBITDAR, Net Income and Unlevered Free Cash Flow included in the Alternative Management Plan projections furnished to our board of directors and Goldman Sachs prior to the execution and delivery of the merger agreement (in millions).

	2007	2008	2009	2010	2011
EBITDAR(1)	$74	$78	$148	$179	$205
Net Income	$3	$7	$51	$43	$48
Unlevered Free Cash Flow(1)	$33	$(12)	$41	$31	$69

(1)	EBITDAR and Unlevered Free Cash Flow are not generally accepted accounting principles (which we refer to as “GAAP”) financial measurements. We provided projections of EBITDAR and Unlevered Free Cash Flow because we believe that they provide useful information about our projected results of operations and our ability to service or incur indebtedness. EBITDAR is a measure of our earnings before interest, taxes, depreciation, amortization and rent. Unlevered Free Cash Flow is a measure of our tax effected (marginal tax rate) earnings before interest and taxes plus depreciation and amortization, plus or minus changes in working capital and other accounts affecting cash flow, plus or minus one-time cash items, minus capital expenditures.

TERMS OF THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Appendix A to this proxy statement. We urge to you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties that Midwest, on one hand, and Parent and Merger Sub, on the other hand, made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General; The Merger

At the effective time of the merger, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the Wisconsin Business Corporation Law, Merger Sub will merge with and into Midwest and the separate corporate existence of Merger Sub will end. Midwest will be the surviving corporation in the merger and will continue to be a Wisconsin corporation after the merger and a direct wholly owned subsidiary of Parent. The articles of incorporation and by-laws of Midwest will be amended as a result of the merger to read, with certain exceptions, as the articles of incorporation and by-laws, respectively, of Merger Sub immediately prior to the effective time of the merger.

The directors and officers of Merger Sub immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial directors and officers of Midwest, as the surviving corporation, and each will hold such office in accordance with the articles of incorporation and by-laws of Midwest, as the surviving corporation.

When the Merger Becomes Effective

At the closing of the merger, Midwest will file articles of merger and any other required documents with the Wisconsin Department of Financial Institutions on a date mutually agreed to by Midwest and Parent. Absent such an agreement, closing will take place on the fifth business day after the satisfaction or waiver of all the closing conditions to the merger, other than those conditions that by their nature are to be satisfied at the closing but subject to the fulfillment or waiver of those conditions, unless the merger agreement has been terminated. The merger will become effective when the articles of merger are duly filed with the Wisconsin Department of Financial Institutions or at such other later date and time as Midwest and Parent agree and specify in the articles of merger.

If Midwest’s shareholders approve the merger agreement, the parties intend to complete the merger as soon as practicable thereafter. The parties to the merger agreement expect to complete the merger in the fourth quarter of 2007. Because the merger is subject to certain conditions, the exact timing of the merger cannot be determined.

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options, Warrants and Shares of Restricted Stock

The merger agreement provides that, at the effective time of the merger:

•	each share of Midwest common stock (together with the associated preferred share purchase right) issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of Midwest, or owned by Midwest, Parent, Merger Sub or any other subsidiary of Parent) will cease to be outstanding and will be converted into the right to receive $17.00 in cash;

•

each share of Midwest common stock owned in the treasury of or by Midwest, Parent or Merger Sub or any of their respective direct or indirect wholly owned subsidiaries will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange for it;

•

each share of Merger Sub capital stock issued and outstanding immediately prior to the effective time of the merger will cease to be outstanding and will be converted into and become one share of capital stock, of the same class and series, of Midwest, as the surviving corporation, and will constitute the only outstanding shares of capital stock of the surviving corporation;

•

options to acquire shares of Midwest common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable, will become exercisable immediately prior to the effective time of the merger and, unless otherwise provided in the applicable option plan, will be converted at the effective time of the merger into the right to receive, upon exercise, an amount in cash equal to the excess, if any, of $17.00 per share over the exercise price per share of the option multiplied by the number of shares subject to the option being exercised, less any applicable withholding taxes. Midwest has agreed to use reasonable best efforts to obtain the written consent (in form and substance reasonably satisfactory to Parent) of each holder of options that are not exercised prior to the effective time of the merger (including options that vest immediately prior to the effective time) to the cancellation of all options held by that holder in exchange for cash consideration equal to the excess (if any) of $17.00 per share over the exercise price per share of the option multiplied by the number of shares subject to the option, less any applicable withholding taxes;

•

in general, warrants to purchase acquire shares of Midwest common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable or vested, will be cancelled at the effective time of the merger and, in consideration, the holder will be entitled to receive, promptly after the effective time of the merger, an amount in cash equal to the excess, if any, of $17.00 per share over the exercise price per share of the warrant multiplied by the number of shares subject to the warrant, less any applicable withholding taxes; and

•

shares of restricted stock granted under Midwest stock incentive plans that are outstanding immediately prior to the effective time of the merger, whether or not then vested, will vest immediately prior to the effective time of the merger and will be converted at the effective time of the merger into the right to receive an amount in cash equal to $17.00 per share, less any applicable withholding taxes.

Payment for Midwest Common Stock in the Merger

At or prior to the effective time of the merger, Parent will, or will cause to be deposited, with a paying agent selected by Parent, for the benefit of holders of Midwest common stock, cash in an amount equal to the aggregate per share consideration. After the effective time of the merger, there will be no further transfers on the records of Midwest or its transfer agent of shares of Midwest common stock and, if any certificates or book-entry shares are presented to Midwest for transfer, they will be cancelled against delivery of the merger consideration. After the effective time of the merger, subject to the right to surrender your certificate in exchange for payment of the merger consideration, you will cease to have any rights as a shareholder of Midwest.

Within five days after the effective time of the merger, Parent will cause to be mailed to each record holder of Midwest common stock as of the effective time a letter of transmittal and instructions for use in effecting the surrender of their Midwest common stock certificates or book-entry shares in exchange for the merger consideration. You should not send in your Midwest common stock certificates or surrender your book-entry shares until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit of that fact and, if requested by Parent, post a bond in such reasonable amount as Parent directs as indemnity against any claim that may be made against Parent with respect to such certificate.

The paying agent will promptly pay you your merger consideration after you have surrendered your certificates or book-entry shares, as the case may be, to the paying agent and provided to the paying agent any other items specified by the letter of transmittal and instructions. Interest will not be paid or accrued in respect of payments of the merger consideration. Parent and the paying agent are entitled to deduct and withhold from the merger consideration any amounts as they are required to deduct and withhold under applicable law.

If payment is to be made to a person other than the person in whose name the Midwest common stock certificate surrendered or book-entry share is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer, or the book-entry share be properly transferred, and that the person requesting such payment pay to Midwest or its transfer agent or as otherwise directed any transfer or other taxes required by reason of the payment of the merger consideration in a name other than the registered holder of the certificate surrendered or such book-entry share, or that such person establish to the satisfaction of the paying agent that such tax has been paid or is not applicable.

Any portion of the exchange fund held by the paying agent that remains undistributed to former Midwest shareholders 12 months after the effective time of the merger will be delivered to Parent, and any former Midwest shareholders who have not properly surrendered their stock certificates will thereafter look only to Parent and the surviving corporation for payment of the merger consideration in the amount owed to them under the merger agreement, without interest thereon. Neither Parent nor the paying agent will be liable to any former Midwest shareholder for any merger consideration delivered to a governmental authority pursuant to any abandoned property, escheat or similar laws.

Representations and Warranties

Midwest has made certain customary representations and warranties in the merger agreement to Parent and Merger Sub, including, among others, as to:

•	corporate organization, power and authority, status and qualification to conduct business;

•	capitalization;

•	subsidiaries;

•	corporate authority to enter into, and to carry out the obligations under, the merger agreement and enforceability of the merger agreement, and Board approval regarding such matters;

•	required governmental and other third party consents, registrations, approvals, permits or authorizations;

•	no violations of organizational documents, laws and regulations or material contracts as a result of the transactions contemplated by the merger agreement;

•

the accuracy of Midwest’s reports filed with the SEC since December 31, 2004 and the accuracy of the financial statements included in such reports and any other reports filed after August 16, 2007 and prior to the effective time of the merger, where applicable;

•	disclosure controls and procedures;

•	internal control over financial reporting;

•	absence of any material adverse changes and certain other changes since December 31, 2006;

•	liabilities and obligations;

•	pending or threatened litigation;

•	employee benefits;

•	compliance with laws, regulations and obligations under licenses;

•	material contracts;

•	real and personal property;

•	inapplicability of anti-takeover statutes;

•	environmental matters;

•	taxes;

•	labor matters;

•	intellectual property;

•	ownership, airworthiness and maintenance of aircraft;

•	compliance with applicable law and other matters with respect to takeoff and landing slots and rights;

•	“citizen of the United States” and “air carrier” status under applicable federal regulations;

•	insurance;

•	requisite vote of Midwest’s shareholders to approve the merger agreement;

•	fairness opinion of Midwest’s financial advisor;

•	brokers and finders;

•	amendment of Midwest’s shareholder rights agreement to render it inapplicable to the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	accuracy of information supplied by Midwest for inclusion or incorporation by reference in this proxy statement; and

•	unavailability of dissenters’ rights.

Certain aspects of the representations and warranties of Midwest are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” as to Midwest means any change, circumstance, event or effect that, when considered either individually or in the aggregate, is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of Midwest and its subsidiaries, taken as a whole, or the ability of the parties to consummate the transactions contemplated by the merger agreement.

Notwithstanding the foregoing, to the extent any change, circumstance, event or effect is caused by or results from any of the following, it will not constitute, or be taken into account in determining whether there has been, a “material adverse effect” with respect to Midwest:

•

any change, circumstance, event or effect that resulted from the entry into or announcement of the execution of the merger agreement, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of Midwest or any of its subsidiaries with its customers, employees, financing sources, suppliers, or strategic partners;

•	the performance by Midwest of obligations required to be taken under the merger agreement (other than from compliance with the interim conduct of business covenants);

•

any change in the market price or trading volume of Midwest common stock (provided that this exception will not prevent or otherwise affect a determination that any effect underlying that change has resulted in or contributed to a material adverse effect with respect to Midwest);

•

the suspension of trading in securities generally on the American Stock Exchange (provided that this exception will not prevent or otherwise affect a determination that any effect underlying that change has resulted in or contributed to a material adverse effect with respect to Midwest);

•	any action taken or not taken to which the Parent has consented;

•

the failure of Midwest to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period ending on or after December 31, 2006 (provided that this exception will not prevent or otherwise affect a determination that any effect underlying that failure has resulted in or contributed to a material adverse effect with respect to Midwest);

•

any change or announcement of a potential change in the credit rating of Midwest or any of its subsidiaries or any of their securities (provided that this exception will not prevent or otherwise affect a determination that any effect (other than any effect related to the execution and delivery of the merger agreement, the performance of the obligations contemplated by the merger agreement or the merger and the other transactions contemplated by the merger agreement) underlying such announcement has resulted in or contributed to a material adverse effect with respect to Midwest);

•	changes affecting the economy or the securities, credit or financial markets in general in the United States (subject to the immediately following paragraph);*

•	changes that are the result of factors generally affecting any business in which Midwest and/or any of its subsidiaries operates (subject to the immediately following paragraph);*

•	any adoption, implementation, proposal or change in any applicable laws or regulations or required change in GAAP or interpretations thereof (subject to the immediately following paragraph);* or

•

the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism (except to the extent any of the foregoing causes any damage or destruction to or renders unusable any facility or property of Midwest or any of its subsidiaries) (subject to the immediately following paragraph).*

However, the changes described in the last four bullet points marked with an asterisk (*) above may be taken into account in determining whether there has been or is a material adverse effect with respect to Midwest to the extent that those changes have a disproportionate impact on Midwest and its subsidiaries, taken as a whole relative to the other participants in the industries and the geographic markets in which Midwest conducts its business.

The parties agreed in the merger agreement that failure of Midwest’s chief executive officer or chief financial officer to provide any certification required to be filed with any document filed with the SEC will constitute a “material adverse effect.”

Each of Parent and Merger Sub has made certain representations and warranties in the merger agreement to Midwest, including as to:

•	legal entity organization and power and authority to conduct its business;

•	capitalization of Merger Sub and prior operations of Parent and Merger Sub;

•	authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	required governmental and other third party consents, registrations, approvals, permits or authorizations;

•	no violations of organizational documents, laws and regulations or material contracts as a result of transactions contemplated by the merger agreement;

•	pending or threatened litigation;

•	accuracy of information supplied by Parent or Merger Sub for inclusion or incorporation by reference in this proxy statement;

•	financing commitments;

•	brokers and finders; and

•	“citizen of the United States” status as of the closing date under applicable federal regulations.

The representations and warranties contained in the merger agreement do not survive the effective time of the merger or the termination of the merger agreement, provided the parties will remain liable for any intentional or willful breach of the merger agreement.

Agreements Relating to Interim Operations

Midwest has agreed, subject to certain exceptions, that until the earlier of the effective time of the merger and any termination of the merger agreement, Midwest will, and will cause each of its subsidiaries to, conduct its operations in the ordinary course of business, and, to the extent consistent therewith, to use their commercially reasonable efforts to preserve their business organization and to maintain existing relations and goodwill with governmental authorities, customers, suppliers, creditors, lessors, officers and employees and to keep available the services of existing employees. Midwest has also agreed that it and its subsidiaries will engage in any “effects bargaining” with any labor union or labor organization as may be required by applicable law in connection with the transactions contemplated by the merger agreement.

In addition, Midwest has agreed, subject to certain exceptions, that until earlier of the effective time of the merger and any termination of the merger agreement, it will not, and it will not permit any of its subsidiaries to, do any of the following without the prior written consent of Parent:

•

declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity interests, except for dividends or distributions by a Midwest subsidiary to its parent;

•

issue, authorize for issuance, deliver, sell, pledge or otherwise encumber any of its capital stock or other equity interests, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any options, warrants or other obligations to acquire, any such securities, or make any changes (by combination, merger, consolidation, reorganization, liquidation, split, combination, reclassification, adjustment or otherwise) in their capital structure, or redeem, repurchase or otherwise acquire any of their securities, or amend the terms of any of their securities, in each case other than (i) the issuance by any Midwest subsidiary of its capital stock or other equity interests to Midwest or another Midwest subsidiary, or (ii) the issuance of shares of Midwest common stock pursuant to options, warrants or restricted stock awards outstanding as of August 16, 2007;

•

amend or waive any provision of its articles of incorporation or by-laws or similar organizational documents, as applicable, or Midwest’s shareholder rights agreement pursuant to which the preferred share purchase rights are issued;

•

other than capital expenditures permitted as described in the immediately following bullet point and purchases of inventory, raw materials and supplies in the ordinary course of business, merge with or acquire directly or indirectly any assets or properties, including any equity or other ownership interests, of any person;

•

make or agree to make any new capital expenditure, other than capital expenditures (i) approved by our board of directors prior to August 16, 2007 and, with respect to fiscal 2007, within our capital budget for fiscal 2007, (ii) with respect to fiscal 2008, a pro-rated amount for that portion of the year prior to the effective time of the merger based on our capital budget for fiscal 2007, (iii) to the extent not covered in clauses (i) and (ii), in an aggregate amount not to exceed $2,000,000, or (iv) pursuant to certain contracts disclosed to Parent;

•

sell, lease, license, encumber by lien or otherwise, or otherwise dispose of or abandon, or agree to take any such action with respect to, in whole or in part, any assets or properties having a fair market value in excess of $1,000,000 in the aggregate, other than (i) sales of inventory in the ordinary course of business, (ii) pursuant to contracts in force on August 16, 2007, (iii) dispositions of obsolete or worthless assets, (iv) pursuant to transactions solely among the Midwest and its subsidiaries, or (v) any license of intellectual property made in the ordinary course of business consistent with past practice;

•

incur, create, assume or prepay any indebtedness for borrowed money, or assume, guarantee or otherwise become liable or responsible for any indebtedness of any other person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, or modify or refinance any such indebtedness or arrangement, other than (i) indebtedness for borrowed money solely between Midwest and any of its subsidiaries or between any such subsidiaries, (ii) indebtedness for borrowed money incurred in the ordinary course of business under our existing financing arrangements pursuant to the terms in effect as of August 16, 2007, in an aggregate amount not to exceed $1,000,000 or (iii) capital leases entered into in the ordinary course of business on terms substantially similar in the aggregate to the capital leases in existence on August 16, 2007;

•

other than in the ordinary course of business, modify, amend or waive in any material respect or terminate or fail to renew any material contract to which Midwest or any of its subsidiaries is a party or by which Midwest or any of its subsidiaries is bound, including collective bargaining agreements;

•

modify or change in any respect, fail to renew or permit to lapse any governmental license, including any ruling or approval of any governmental authority, that would be material to Midwest and its subsidiaries taken as a whole;

•

settle, pay, discharge or satisfy any action, arbitration, claims, complaints, governmental or other examination or investigation, administrative or other proceedings, liabilities or obligations, other than in the ordinary course of business that involve only the payment of monetary damages not in excess of $500,000 individually (or with respect to a series of related claims) or $1,000,000 in the aggregate and in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, Midwest or any of its subsidiaries, or waive, release, grant or transfer any rights or claims of substantial value;

•

(i) increase or accelerate the payment of the salary, wages or benefits payable or to become payable to its directors, officers or employees, except for (A) increases required under employment or collective bargaining agreements existing on August 16, 2007 or (B) increases for employees who are not executive officers of Midwest in the ordinary course of business; (ii) enter into any collective bargaining, employment, retention or severance agreement with, or establish, adopt, enter into or amend any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, retention, employment, termination or severance plan, agreement, policy or arrangement for the benefit of, any director, officer or active or former employee, or establish, adopt, enter into or amend any employee benefit plan, except, in each of clauses (i) and (ii), as may be required by the terms of any such plan, agreement, policy or arrangement, to comply with applicable law, or as contemplated in the merger agreement; or (iii) pay, loan or advance any amount to or sell, transfer or lease any properties or assets to, or enter into any contract or transaction with or on behalf of, any officer, director or active or former employee of Midwest or any of its subsidiaries or affiliates, or any business or entity in which Midwest or any of its subsidiaries or affiliates or any relative of any such person has any material interest, except for payment of directors’ fees, payment of compensation to the officers and employees of Midwest in the ordinary course of business and advancement or reimbursement of expenses in the ordinary course of business;

•	except as may be required by GAAP or as a result of a change in applicable law, change its method of accounting or revalue in any material respect any of its assets;

•	make any material tax election or settle or compromise any material tax liability;

•	take any action, or fail to take any action, which results or could result in the loss of any takeoff and landing slots or rights which would reasonably be expected to have a material adverse effect;

•

fail to continue, in respect of all aircraft owned or leased by Midwest or any of its subsidiaries, all material maintenance programs in the ordinary course of business, including using commercially reasonably efforts to keep all such aircraft in such condition as may be necessary to enable the airworthiness certificate of such aircraft under applicable federal regulations to be maintained in good standing;

•

take any action that would result in any of Midwest’s representations or warranties in the merger agreement which is qualified as to materiality to become untrue, or any of Midwest’s representations or warranties in the merger agreement that is not so qualified as to materiality to become untrue in any material respect, in each case as of the effective time of the merger;

•

other than the merger, and without limiting the provisions described below under “—No Solicitation of Takeover Proposals,” adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or alter the corporate structure or ownership of Midwest or any of its subsidiaries;

•	enter into any new line of business outside the businesses being conducted by Midwest or its subsidiaries on August 16, 2007; or

•	authorize, make any commitment or enter into any contract or legally binding obligation to do any of the foregoing.

Parent and Merger Sub have agreed that until the effective time of the merger:

•	Neither Parent nor Merger Sub will engage in any activity of any nature except actions taken in connection with the merger agreement and the investment contemplated by their equity commitment letters;

•	Parent will not, and will not permit any of its subsidiaries to, take or agree to take any action which would reasonably be expected to materially delay or impede the consummation of the merger; and

•

Parent will not, and will not permit any of its subsidiaries to, amend or modify the equity commitment letters described under “The Merger—Financing” in any respect or manner that is adverse to Midwest.

No Solicitation of Takeover Proposals

The merger agreement provides that, except as permitted by the provisions described under this “No Solicitation of Takeover Proposals” heading, Midwest will not and Midwest will not give permission to or authorize any of its or its subsidiaries’ officers, employees, accountants, financial advisors, legal counsel, consultants, agents or representatives to, and Midwest will use reasonable best efforts to cause such parties not to:

•

solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a “takeover proposal” (as defined below);

•

enter into, participate in, continue or otherwise engage in any discussions or negotiations with respect to any inquiries, proposals or offers regarding, or that could reasonably be expected to lead to the making of, a takeover proposal;

•	take any action which would cause Midwest’s shareholder rights agreement or the related preferred share purchase rights to cease to be applicable to any transaction, other than the merger; or

•

approve or recommend, or publicly propose to approve or recommend, a takeover proposal, or enter into any letter of intent, agreement in principle, acquisition agreement or any similar agreement or understanding relating to a takeover proposal or enter into any agreement or agreement in principle requiring Midwest to abandon, terminate or fail to consummate the merger or breach its obligations under the merger agreement, or propose or agree to any of the foregoing.

For purposes of the merger agreement, “takeover proposal” means any inquiry, proposal or offer relating to, in a single transaction or series of related transactions, any:

•

direct or indirect acquisition or purchase of 20% or more of the assets of Midwest and its subsidiaries or 20% or more of the voting power of the shares of Midwest common stock then outstanding, including any tender offer or exchange offer that, if consummated, would result in any person (other than Parent and its affiliates) beneficially owning shares of Midwest common stock with 20% or more of the voting power of the shares of Midwest common stock then outstanding; or

•

merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving Midwest pursuant to which any person or the shareholders of any person would directly or indirectly own 20% or more of any class of equity securities of Midwest or of any resulting parent company of Midwest (or any of their subsidiaries whose assets constitute 20% or more of the net revenues, income or assets of Midwest and its subsidiaries, taken as a whole), in each case other than the transactions contemplated by the merger agreement.

Notwithstanding the provisions described above, but subject to the provisions described in the following paragraph, under the terms of the merger agreement, if, at any time after August 16, 2007 and prior to the approval of the merger agreement by Midwest’s shareholders, Midwest or any of its representatives receives a written takeover proposal not initiated or solicited in violation of the non-solicitation provisions described above that Midwest’s board of directors determines in good faith, after consultation with a financial advisor of nationally recognized standing and with outside counsel, is bona fide and constitutes or could reasonably be expected to result in a “superior proposal” (as defined below), Midwest and its representatives may:

•

furnish, pursuant to a “qualifying confidentiality agreement” (as defined below), information (including non-public information) with respect to Midwest and its subsidiaries to the person making the takeover proposal; and

•	participate in discussions and negotiations regarding the takeover proposal.

Midwest must promptly provide to Parent any non-public information concerning Midwest and its subsidiaries provided to the person that made the takeover proposal that was not previously provided to Parent. Midwest must also advise Parent within 24 hours of its receipt of any takeover proposal made with respect to, or of any request made to Midwest for information or inquiry that could reasonably be expected to result in, any takeover proposal, and must provide to Parent (within the 24 hour time frame), at Midwest’s option, either (i) a copy of any such takeover proposal (which, at the option of Midwest, may be redacted solely to remove the identity of the person making the takeover proposal) or (ii) a written summary of the material terms of the takeover proposal (which need not include the identity of the person making the takeover proposal). Midwest must keep Parent informed on a prompt basis of any material change to the terms and conditions of any such takeover proposal and the status of any related discussions or negotiations. Midwest has agreed that neither it nor its subsidiaries will enter into any confidentiality agreement with any third party subsequent to August 16, 2007 that prohibits Midwest from providing the required information to Parent. Midwest must promptly notify Parent upon a determination by Midwest’s board of directors that a takeover proposal is a superior proposal.

For purposes of the merger agreement, “superior proposal” means any bona fide written proposal or offer from any person (other than Parent and its affiliates, including Merger Sub) not solicited in violation of the non-solicitation provisions described above and:

•

relating to any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, for consideration consisting of cash and/or securities, of 50% or more of the consolidated assets of Midwest and its subsidiaries or more than 50% of the voting power of the shares of Midwest common stock then outstanding, including by means of any tender or exchange offer that if consummated would result in any person (other than Parent and its affiliates, including Merger Sub) beneficially owning shares of Midwest common stock with more than 50% of the voting power of the shares of Midwest common stock then outstanding and, in each case,

•

that is on terms that the Midwest board of directors determines in its good faith judgment (after consultation with a financial advisor and outside counsel) to be more favorable to Midwest’s shareholders from a financial point of view than the transactions contemplated by the merger agreement, taking into account all relevant aspects of such offer (in comparison with the terms of the merger agreement and any revised offer by Parent), including financial considerations (including additional transaction costs and the effect of the payment of any termination fee, expenses or amounts payable under the merger agreement) and the likelihood that the proposed transaction would be consummated substantially in accordance with its terms (taking into account all financing, regulatory, legal and other aspects of the proposal).

“Qualifying confidentiality agreement” means an executed agreement with provisions requiring any person receiving nonpublic information with respect to Midwest, which provisions to keep such information confidential are no less restrictive in any material respect to such person than the confidentiality agreement entered into by Midwest with Parent is to Parent, its affiliates, and their respective personnel and representatives, and which does not prohibit compliance by Midwest with its obligations under the merger agreement to provide notice and other information to Parent.

Special Meeting of Midwest’s Shareholders; Recommendation of Our Board of Directors

The merger agreement provides that Midwest will duly call, give notice of, convene and hold a special meeting of its shareholders, as soon as practicable after August 16, 2007, for the purpose of voting upon the approval of the merger agreement. The merger agreement further provides that, except in the circumstances described below, our board of directors will recommend to our shareholders that they vote in favor of approving the merger agreement, and prohibits our board of directors or any committee thereof from:

•	withdrawing (or not continuing to make) or modifying, or proposing publicly to withdraw (or not continue to make) or modify in a manner adverse to Parent, such recommendation;

•	approving or recommending, or proposing publicly to approve or recommend, any takeover proposal; or

•

allowing Midwest or any of its subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or any similar agreement or understanding (other than a qualifying confidentiality agreement) to implement a takeover proposal.

We refer to the actions described in the first two bullet points above as a “change of recommendation.”

Notwithstanding the prohibitions described above, at any time prior to approval of the merger agreement by our shareholders, if Midwest (i) has received a superior proposal (after giving effect to the terms of any revised offer by Parent), (ii) has determined in consultation with outside counsel, that failure to take the actions set forth in clause (x) or (y) below would be inconsistent with our board of directors’ fiduciary duties under applicable law and (iii) has not breached the non-solicitation provisions described above, our board of directors may (x) in connection with such superior proposal, make a change of recommendation or (y) after complying with the applicable provisions of the merger agreement described under “—Termination of the Merger Agreement,” terminate the merger agreement (and concurrently with such termination cause Midwest to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to such superior proposal, provided that our board of directors may not take the actions set forth in clause (x) or (y) unless:

•

Midwest has provided prior written notice to Parent at least five calendar days in advance (which we refer to as the “notice period”), of its intention to take such actions, which notice must attach the most recent draft of any agreement with respect to, and specify the terms and conditions of, any such superior proposal (including the identity of the person making such superior proposal) and any material modifications to any of the foregoing, and

•

during the notice period, Midwest will be required to, and must cause its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such takeover proposal ceases to constitute (in the judgment of our board of directors after consultation with its financial advisor and legal counsel) a superior proposal.

If during the notice period any revisions are made to the superior proposal and our board of directors in its good faith judgment determines such revisions are material (with any change in the purchase price or form of consideration being deemed a material revision), Midwest must deliver a new written notice to Parent and comply with the requirements of this paragraph with respect to such new written notice, except that the new notice period will be three calendar days.

The merger agreement further provides that notwithstanding the first paragraph of this section, at any time prior to approval of the merger agreement by our shareholders, our board of directors may, other than in response to a takeover proposal, make a change of recommendation if our board of directors has determined in good faith, after consultation with outside counsel, that, based on events and circumstances that are material, not reasonably foreseeable (or foreseen) as of August 16, 2007, and outside of our control, the failure of our board of directors to make such change of recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to the shareholders of Midwest under applicable law, provided, that our board of directors must take the actions described in the two bullet points in the preceding paragraph as if a superior proposal had been received by Midwest.

Nothing contained in the merger agreement prohibits Midwest or our board of directors from informing any third party of the existence of the non-solicitation provisions in the merger agreement or complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, or making any disclosure to the shareholders of Midwest if, in the good faith judgment of our board of directors (or any committee thereof), after consultation with outside counsel, the failure to do so would be inconsistent with the directors’ exercise of their fiduciary obligations to the shareholders of Midwest under applicable law. However, any disclosure other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act will be deemed to be a change of recommendation, unless our board expressly publicly reaffirms its recommendation at least two business days prior to the special meeting if Parent has delivered to Midwest a written request to do so at least 48 hours (or if 48 hours is impracticable, as far in advance as is practicable) prior to the time such reaffirmation is requested to be made, and neither Midwest nor our board of directors (or any committee thereof) will be permitted to recommend that Midwest’s shareholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any takeover proposal), unless in each case, in connection therewith, our board of directors (or any committee thereof) effects a change of recommendation in accordance with the terms of the merger agreement.

Exculpation, Indemnification and Insurance of Midwest’s Directors and Officers

The merger agreement provides that:

•

from the effective time of the merger and for a period of six years thereafter, unless otherwise required by applicable law, Parent will cause its organizational documents and the organizational documents of Midwest, as the surviving corporation, and its subsidiaries to contain provisions no less favorable than were set forth in such organizational documents of Midwest and its subsidiaries on August 16, 2007 with respect to the exculpation from personal liability and indemnification of and advancement of expenses to directors, officers and employees;

•

Parent will cause Midwest (as the surviving corporation) to indemnify and advance expenses to, and will itself indemnify and advance expenses as if it were Midwest (as the surviving corporation) to each present and former director, officer and employee and employee benefit plan fiduciary of Midwest or any of its subsidiaries, all of whom we refer to in this proxy statement as “indemnified persons,” in respect of actions, omissions or events occurring prior to or at the effective time of the merger and to the fullest extent provided in the organizational documents of Midwest and any of its subsidiaries, as applicable, any indemnification agreement or under applicable laws, in each case, as in effect on August 16, 2007;

•

at or prior to the effective time of the merger, Midwest will and, if Midwest is unable to, Parent will cause the surviving corporation, as of the effective time, to purchase an extension of its D&O insurance, to be maintained for a period of six years after the effective time of the merger, provided that neither Parent nor the surviving corporation will be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums paid by Midwest for such insurance as of August 16, 2007; provided, however, that if annual premiums of such extended insurance coverage exceed 300% of the current premium, Midwest or the surviving corporation, as applicable, will obtain as much D&O insurance as can be obtained for a premium not in excess of 300% of such current premium paid by Midwest for such insurance; and

•

in the case of a merger, consolidation or transfer of all or substantially all assets of Parent or the surviving corporation or any of their respective successors or assigns, proper provision will be made so that the successors and assigns of Parent or the surviving corporation, as applicable, assume all of the obligations to maintain the indemnification and insurance obligations with respect to the indemnified persons as described above.

Employee Matters

The merger agreement provides that Parent will, or will cause the surviving corporation to, provide each individual who is an employee of Midwest or its subsidiaries at the effective time of the merger (including employees who are not actively at work because of illness, disability or leave of absence) with the following:

•

bonus opportunities (other than equity-based awards), incentive compensation awards and other employee benefits under qualified and non-qualified retirement and profit sharing plans and welfare benefit plans (exclusive of any benefits related to the equity securities of Midwest or any plans for which full payment has been made as of the effective time of the merger) that are no less favorable in the aggregate than those provided by Midwest or its affiliates immediately prior to effective time of the merger and with a base salary that is at least equal to that paid to such employee immediately prior to the effective time of the merger; and

•

coverage under vacation and sick leave policies that are not less favorable than the vacation and sick leave policies in effect for such employee immediately prior to the effective time of the merger, and continue to credit such employees for any unused vacation and sick leave credited to such employee through the effective time of the merger under the applicable policies of Midwest and its subsidiaries.

Parent will not be precluded from amending, modifying or terminating any of the arrangements described above after the later of December 31, 2007 and the effective time of the merger, to the extent permitted by law and the terms of any existing agreement. However, Parent may not amend, modify or terminate an arrangement if the effective time of the merger is after December 31, 2007 to reduce or eliminate accrued benefits for the portion of the year from January 1, 2008 through the effective time of the merger.

The merger agreement further provides that Parent will, or will cause the surviving corporation to, give each individual who is an employee of Midwest or its subsidiaries at the effective time of the merger full credit for his or her prior service to Midwest or its subsidiaries for purposes of eligibility, vesting and, except to the extent necessary to avoid the duplication of benefits, contribution allocations under any qualified or nonqualified retirement or profit sharing or vacation plans or arrangements maintained by the surviving corporation, and for purposes of eligibility under any welfare benefit plans maintained by the surviving corporation. For purposes of welfare and fringe benefit plans in which employees and former employees of Midwest may be eligible to participate after the effective time, Parent will, or will cause Midwest to, (i) waive all pre-existing condition limitations and (ii) waive all exclusions and waiting periods with respect to participation and coverage requirements (other than limitations or waiting periods that are in effect with respect to such employees and that have not been satisfied under the corresponding plan maintained by Midwest prior to the effective time). For purposes of any welfare plans in which employees and former employees of Midwest are eligible to participate, except to the extent necessary to avoid duplication of benefits, Parent will provide credit under any such welfare plan for any co-payments and deductibles paid by the employees for the then current plan year and any out-of-pocket expenditures paid by the employees under the corresponding welfare plan maintained by Midwest prior to the effective time of the merger.

The merger agreement also provides that:

•

prior to the effective time of the merger, Midwest may amend its account balance deferred compensation plans to provide that they terminate at the effective time of the merger and that all benefits accrued thereunder through such time will be paid in a lump sum at the effective time of the merger;

•

subject to adoption by Midwest of the change of control severance plan referred to below, Parent will, or will cause the surviving corporation to, honor all employment agreements, consulting agreements, retention agreements, bonus agreements, severance and separation agreements, relocation agreements, qualified and nonqualified retirement plans and agreements and collective bargaining agreements and other labor union contracts with or applicable to current or former directors, officers or employees of Midwest and its subsidiaries;

•

prior to the effective time of the merger, Midwest may, in its sole discretion, amend all nonqualified deferred compensation plans maintained by Midwest or its subsidiaries to comply with Section 409A of the Internal Revenue Code so that participants in the plans will not be subject to any penalties under that section, subject to the consent of affected participants to the extent required by the terms of any such plan and provided that such amendments do not increase the benefits payable under such arrangement or accelerate the time that such benefits would otherwise be paid without Parent’s written consent, and after the effective time, Parent will, and will cause the surviving corporation to, take any further action that may be required for such plans to comply with Section 409A such that the participants in the plans will not be subject to any penalties under that section;

•

prior to the effective time of the merger, Midwest will adopt a change of control severance plan in the form disclosed to Parent which will apply to employees (other than employees who have entered into Key Employee Employment and Severance Agreements with Midwest) whose employment is involuntarily terminated without “cause” (as defined in such plan) or who terminate their employment for “good reason” (as defined in such plan) prior to the first anniversary of the effective time of the merger, and to those employees of Midwest and its subsidiaries whose employment is involuntarily terminated prior to the effective time of the merger at the request of Parent. In the case of employees who have entered into a Key Executive Employment and Severance Agreement with Midwest, that agreement will exclusively apply, and the change of control severance plan will not apply to such employees;

•

the compensation committee of the Midwest board of directors will amend Midwest’s annual and long-term incentive plan and Midwest’s participant supplemental plan prior to the effective date of the merger to provide that certain payments under such plans will be made at the effective time provided that such amendment would not result in any increase in payments under such plans; and

•

Parent will, or will cause the surviving corporation to, continue the air travel benefits of current employees, retirees and directors of Midwest and its subsidiaries on a basis that is no less favorable than those available as of August 16, 2007.

Parent will not be precluded from amending, modifying or terminating the arrangements described under the second and sixth bullet points above after the later of December 31, 2007 and the effective time of the merger, to the extent permitted by law and the terms of any existing agreement. However, Parent may not amend, modify or terminate an arrangement if the effective time of the merger is after December 31, 2007 to reduce or eliminate accrued benefits for the portion of the year from January 1, 2008 through the effective time of the merge, and the change in control severance plan referred to above may not be amended or modified under any circumstances prior to the first anniversary of the effective time of the merger.

Other Agreements

The merger agreement provides that:

•

upon reasonable advance notice and subject to certain limitations and applicable law, Midwest and its subsidiaries must give Parent and its officers and other representatives reasonable access during normal business hours to all material properties, books, contracts, records, employees and agents of Midwest and its subsidiaries;

•	each of Midwest, Parent and Merger Sub will use its reasonable best efforts to effect the consummation of the merger, including using reasonable best efforts to:

•	take all appropriate action and do all things necessary, proper or advisable under applicable law as a result of the transaction contemplated by the merger agreement; and

•

obtain all necessary licenses, consents, authorizations, orders and approvals from, or any exemptions by, all governmental entities and other public or private third parties and under material contracts, and make all necessary notices, filings and other submissions required under applicable law and cooperate with each other in connection with the making of such filings.

Notwithstanding the foregoing, neither Parent nor Merger Sub will be required to make a change in the identity of its members or a material change in the terms of its members’ investment in Parent in connection with obtaining any such approvals. Midwest will not (and will not permit any of its subsidiaries to) pay any consent fee, waive any material rights, materially amend the terms of any contract or agree to hold separate or dispose of any assets or make any material changes to the operations or business of Midwest or Parent or any of their respective affiliates, or commit to do any of the foregoing, in connection with obtaining any governmental licenses or consents under material contracts or in connection with any governmental filings, in each case without the consent of Parent in its sole discretion. Midwest and Parent will furnish all information required for any governmental filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by the merger agreement;

•

Midwest and Parent will promptly notify the other of (a) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the merger and the other transactions contemplated by the merger agreement not to be satisfied, (b) any failure of Parent, Merger Sub or Midwest, as the case may be, to comply with any covenant or agreement to be complied with by it pursuant to the merger agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the merger and the other transactions contemplated by the merger agreement not to be satisfied, and (c) any actions, claims, suits, investigations or proceedings commenced or threatened against, relating to or involving such party or any of its subsidiaries relating to the merger or the transactions contemplated by the merger agreement;

•

Midwest and Parent will consult with each other prior to issuing any press release or public announcement regarding the merger, except as required by law, including disclosures required under federal securities laws;

•

if any anti-takeover statute or regulation becomes applicable to the merger or the other transactions contemplated by the merger agreement after the date of the merger agreement, Midwest and Parent and their respective boards of directors (or similar governing bodies) will grant any required approvals under and take such actions as are reasonably necessary so that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise act to eliminate or minimize the effects of such anti-takeover statute or regulation on the merger and the other transactions contemplated by the merger agreement;

•

Midwest and Parent will cooperate in the preparation, execution and filing of all returns and other documents regarding transfer taxes and other taxes that become payable in connection with the transactions contemplated by the merger agreement (all such transfer taxes will be paid by the surviving corporation and will not be a liability of any Midwest shareholder);

•

immediately prior to the effective time of the merger, Midwest will cause each of its directors and, if requested by Parent, each director of Midwest’s subsidiaries to resign or otherwise be removed from such board of directors (or equivalent body);

•

if at any time prior to the special meeting there shall occur any event (including discovery of any fact, circumstance or event) that should be set forth in an amendment or supplement to this proxy statement, Midwest shall promptly prepare and mail to its shareholders such an amendment or supplement, in each case to the extent required by applicable law; and

•

prior to the effective time of the merger, Midwest will take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Midwest common stock resulting from the merger, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Midwest, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Conditions to the Merger

Closing Conditions for Each Party

The obligations of Midwest, Parent and Merger Sub to complete the merger are subject to the fulfillment at or prior to the effective time of the merger, of each of the following conditions:

•	the approval of the merger agreement by holders of a majority of the shares of Midwest common stock outstanding on the record date;

•

all permits, licenses, certifications and similar approvals of governmental authorities required under applicable law as a result of the consummation of the merger must have been obtained (other than any such permits, licenses, certifications and similar approvals the failure of which to obtain both would not reasonably be expected to have a material adverse effect with respect to Midwest and would not subject any person to risk of criminal liability);

•

all necessary notices, reports, filings and registrations with respect to the merger agreement under applicable law must have been made and all statutory or regulatory waiting periods applicable thereto, if any, must have expired or been terminated (other than any such notices, reports, filings and registrations the failure of which to make both would not have a material adverse effect with respect to Midwest and would not subject any person to risk of criminal liability), provided that the expiration or earlier termination of the waiting period under the HSR Act must have occurred; and

•

no governmental authority shall have enacted, issued, promulgated, enforced or entered any order that is in effect preventing, prohibiting or restricting the consummation of the transactions contemplated by the merger agreement.

Additional Closing Conditions for Midwest

Midwest’s obligation to complete the merger is subject to the fulfillment at or prior to the effective time of the merger of each of the following additional conditions:

•

each of the representations and warranties of Parent and Merger Sub contained in the merger agreement that is qualified by “materiality” must be true and correct as of August 16, 2007 and as of the effective time of the merger (or, to the extent such representations and warranties are made as of another date, they need only be true and correct as of such other date) and each of the representations and warranties of Parent and Merger Sub contained in the merger agreement that is not qualified by “materiality” must be true and correct in all material respects as of August 16, 2007 and as of the effective time of the merger (or, to the extent such representations and warranties speak as of another date, they need only be true and correct in all material respects as of such other date);

•

each of Parent and Merger Sub must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time of the merger; and

•

Midwest must have received certificates signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to the effect that the conditions described in the two preceding bullet points have been satisfied.

Additional Closing Conditions for Parent and Merger Sub

Parent’s and Merger Sub’s obligations to complete the merger are subject to the fulfillment at or prior to the effective time of the merger of each of the following additional conditions:

•

each of the representations and warranties of Midwest with respect to capitalization and corporate authority and approval must be true and correct in all respects as of August 16, 2007 and as of the effective time of the merger (or, to the extent such representations and warranties are made as of another date, they need only be true and correct as of such other date) and except for de minimis inaccuracies in the capitalization representation;

•

each of the representations and warranties of Midwest (other than the representations and warranties referred to in the preceding bullet point) that is qualified by “materiality” or “material adverse effect” must be true and correct as of August 16, 2007 and as of the effective time of the merger (or, to the extent such representations and warranties are made as of another date, they need only be true and correct as of such other date), and each of the representations and warranties of Midwest (other than the representations and warranties referred to in the preceding bullet point) that is not qualified by “materiality” or “material adverse effect” must be true and correct in all material respects as of August 16, 2007 and as of the effective time of the merger (or, to the extent such representations and warranties are made as of another date, they need only be true and correct in all material respects as of such other date); provided that the condition described in this bullet point shall be deemed satisfied so long as the representations and warranties of Midwest contained in the merger agreement (other than the representations and warranties referred to in the preceding bullet point and disregarding all qualifications or limitations as to “materiality” or “material adverse effect”) are true and correct as of August 16, 2007 and as of the effective time of the merger (or, to the extent such representations and warranties are made as of another date, they need only be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not result in a material adverse effect with respect to Midwest;

•

Midwest must have performed or complied in all material respects with all agreements and covenants of Midwest required by the merger agreement to be performed or complied with by it prior to the effective time of the merger;

•

Parent must have received certificates signed on behalf of Midwest by the chief executive officer and chief financial officer of Midwest to the effect that the conditions described in the three preceding bullet points have been satisfied;

•

since August 16, 2007, there must not have been any material adverse effect with respect to Midwest, or any event or circumstances that would reasonably be expected to result in a material adverse effect with respect to Midwest, and Parent must have received a certificate signed on behalf of Midwest by its chief executive officer and chief financial officer to the foregoing effect;

•	there must not be any pending or threatened action, claim or proceeding by any governmental authority wherein an unfavorable order, judgment or decision would reasonably be expected to:

•	prevent consummation of any of the transactions contemplated by the merger agreement, including ownership of Parent by the Equity Providers;

•	cause any of the transactions contemplated by the merger agreement to be rescinded following consummation thereof;

•	affect the rights or powers of Parent to own, operate or control Midwest so as to result in a material adverse effect to Midwest; or

•	restrict the ability of either of the Equity Providers to invest in Parent and own securities therein or require such party to make a material change in the terms of its investment in Parent.

There is no financing condition to Parent’s and Merger Sub’s obligations to complete the merger. Midwest and Parent may waive any of the conditions listed under “—Conditions to the Merger—Closing Conditions for Each Party.” Midwest may waive any of the conditions listed under “—Conditions to the Merger—Additional Closing Conditions for Midwest.” Similarly, Parent or Merger Sub may waive any of the conditions listed under “—Conditions to the Merger—Additional Closing Conditions for Parent and Merger Sub.” Despite their ability to do so, no party to the merger agreement, as of the date of this proxy statement, intends to waive any closing condition. The conditions relating to shareholder approval of the merger agreement and prohibition of the merger by a court or governmental entity may not be waived by any party to the merger agreement.

Termination of the Merger Agreement

Circumstances Under Which Any Party May Terminate the Merger Agreement

Parent and Midwest may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger upon the mutual written consent of the parties. Either Parent or Midwest may also terminate the merger agreement at any time if:

•

the merger shall not have been completed by February 28, 2008, unless extended by agreement of Midwest and Parent; provided, however, that the right to terminate the merger agreement pursuant to this provision shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before that date if such action or failure to act constitutes a breach of the merger agreement;

•

any court or other governmental entity of competent jurisdiction shall have issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•

the special meeting has been held but the approval of the merger agreement by a majority of the shares of Midwest common stock has not been obtained at the special meeting or any adjournment of such meeting.

Circumstances Under Which Midwest May Terminate the Merger Agreement

Midwest may also terminate the merger agreement:

•

at any time prior to shareholder approval of the merger agreement if Midwest has received a superior proposal, has determined (in consultation with outside counsel) that failure to terminate the merger agreement would be inconsistent with Midwest’s board of director’s fiduciary duties under applicable law and concurrently with such termination causes Midwest to enter into an agreement with respect to such superior proposal, as described under “—Special Meeting of Midwest’s Shareholders; Recommendation of Our Board of Directors” beginning on page 50 of this proxy statement, but only if Midwest has complied with its obligations to Parent and Merger Sub in respect of superior proposals, including provision of the five-day notice period, negotiation and giving effect to any revised offer of Parent (as set forth under “—Special Meeting of Midwest’s Shareholders; Recommendation of Our Board of Directors” on page 50 of this proxy statement) and has paid the Midwest termination fee to Parent within one business day after such termination; or

•

if Parent or Merger Sub shall have breached any of their respective representations, warranties, covenants, obligations or other agreements contained in the merger agreement, which breach if unintentional and curable is not cured through the exercise of Parent’s or Merger Sub’s commercially reasonable efforts within ten days following written notice to Parent from Midwest of such breach and which breach would, if occurring or continuing on the closing date, result in the failure of the condition relating to breaches of representations, warranties and covenants described under “—Conditions to the Merger—Additional Closing Conditions for Midwest” beginning on page 55 of this proxy statement; provided that Midwest cannot terminate the merger agreement pursuant to this provision if it has breached the merger agreement and such breach has not been cured.

Circumstances Under Which Parent May Terminate the Merger Agreement

Parent may also terminate the merger agreement:

•

at any time prior to shareholder approval of the merger agreement in the event of a change of recommendation as described under “—Special Meeting of Midwest’s Shareholders; Recommendation of Our Board of Directors” on page 50 of this proxy statement or if our board of directors (i) shall have failed to include in any proxy statement Midwest’s recommendation that its shareholders approve the merger agreement, or (ii) fails to publicly reaffirm its recommendation that its shareholders approve the merger agreement within two business days of Parent’s request that it provide such a reaffirmation; or

•

if Midwest shall have breached any representation, warranty, covenant, obligation or other agreement contained in the merger agreement, which breach if unintentional and curable is not cured through exercise of Midwest’s commercially reasonable efforts within ten days following written notice to Midwest by Parent of such breach and which breach would, if occurring or continuing on the closing date, result in the failure of the condition relating to breaches of representations, warranties and covenants described under “—Conditions to the Merger—Additional Closing Conditions for Parent and Merger Sub” beginning on page 56 of this proxy statement; provided that Parent cannot terminate the merger agreement pursuant to this provision if it has breached the merger agreement and such breach has not been cured.

Effects of Terminating the Merger Agreement

If the merger agreement is terminated as provided under “—Termination of the Merger Agreement” beginning on page 57 of this proxy statement, the merger agreement shall be of no further force or effect and there shall be no liability on the part of any party to the other parties, except that:

•

designated provisions of the merger agreement, including those regarding confidentiality and the allocation of fees and expenses, including, if applicable, the fees described below, will survive termination; and

•	nothing in the merger agreement relieves any party from liability for any willful or intentional breach of the merger agreement.

Midwest has agreed to make certain payments to Parent under the following circumstances:

First, if:

•	Midwest or Parent terminates the merger agreement because the merger shall not have occurred on or before February 28, 2008, and

•	after August 16, 2007 and prior to such termination a takeover proposal shall have been received by Midwest and publicly announced and not withdrawn or abandoned, or

Second, if:

•

Midwest or Parent terminates the merger agreement because the approval of the merger agreement by a majority of the shares of Midwest common stock shall not have been obtained at the special meeting or any adjournment of such meeting, and

•	after August 16, 2007 and prior to such termination a takeover proposal shall have been received by Midwest and publicly announced and not withdrawn or abandoned, or

Third, if:

•

Parent terminates the merger agreement under the circumstances described under the second bullet point under “—Termination of the Merger Agreement—Circumstances Under Which Parent May Terminate the Merger Agreement” on page 58 of this proxy statement, and prior to such termination, the special meeting shall not have been held, and

•	after August 16, 2007 and prior to such termination a takeover proposal shall have been received by Midwest and publicly announced and not withdrawn or abandoned,

then Midwest must:

•

pay to Parent an amount equal to the reasonable out-of-pocket fees and expenses incurred by Parent, Merger Sub, the Equity Providers and their respective affiliates in connection with or related to the authorization, preparation and execution of the merger agreement and all other matters related to the closing of the transactions contemplated by the merger agreement (which expenses are referred to in this proxy statement as the reimbursable expenses), up to a maximum amount of $4,000,000, within one business day after such termination, and

•

if within twelve months after such termination, Midwest shall enter into a definitive agreement in respect of or consummates a takeover proposal (with references to 20% in the definition thereof being replaced with 50%), pay to Parent an amount equal to the excess of $13,541,000 (referred to in this proxy statement as the “Midwest termination fee”) over the reimbursable expenses paid pursuant to the preceding bullet point within one business day of the earlier of Midwest entering into such definitive agreement or the consummation of such takeover proposal.

Fourth, if:

•

Parent terminates the merger agreement under the circumstances described under the first bullet point under “—Termination of the Merger Agreement—Circumstances Under Which Parent May Terminate the Merger Agreement” on page 58 of this proxy statement, or

•

Midwest terminates the merger agreement under the circumstances described under the first bullet point under “—Termination of the Merger Agreement—Circumstances Under Which Midwest May Terminate the Merger Agreement” beginning on page 57 of this proxy statement, then Midwest must pay to Parent the Midwest termination fee no later than one business day after such termination.

Payment of the Midwest termination fee or reimbursable expenses, as applicable, described above are the exclusive monetary remedy of Parent and its subsidiaries for a termination of the merger agreement under which the Midwest termination fee and such reimbursable expenses would be payable and are in lieu of damages incurred in the event of such termination other than any damages related to a breach of the provisions described above under “—No Solicitation of Takeover Proposals” and “—Special Meeting of Midwest’s Shareholders; Recommendation of Our Board of Directors.”

If Midwest fails to timely pay any Midwest termination fee or reimbursable expenses due as described above, and in order to obtain the payment Parent commences a suit which results in a judgment against Midwest for the payment, Midwest is required to pay to Parent its reasonable and documented costs and expenses (including attorneys’ fees) in connection with that suit, together with interest on such amount at the prime rate of Citibank N.A. in effect on the date the payment was required to be made through the date of payment.

Fees and Expenses

Except as otherwise described under “—Effects of Terminating the Merger Agreement” beginning on page 58 of this proxy statement, whether or not the merger is completed, all fees and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses.

Extension and Waiver

At any time prior to the effective time of the merger, the parties to the merger agreement may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement,

•	waive any inaccuracies in such other parties’ representations and warranties contained in the merger agreement or in any document delivered pursuant thereto, or

•	waive compliance by such other parties with any of the agreements or conditions contained in the merger agreement.

Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

MARKET PRICE OF COMMON STOCK

Our common stock trades on the American Stock Exchange under the symbol “MEH.” As of September 24, 2007, there were 25,171,024 shares of our common stock outstanding, held by approximately 740 shareholders of record.

The following table sets forth the high and low reported sale prices for our common stock for the periods shown.

	High	Low
2005
First Quarter	$3.04	$2.25
Second Quarter	2.69	1.40
Third Quarter	3.27	2.03
Fourth Quarter	6.00	1.85
2006
First Quarter	$7.35	$4.12
Second Quarter	6.85	4.00
Third Quarter	8.18	4.52
Fourth Quarter	12.15	7.67
2007
First Quarter	$14.11	$10.99
Second Quarter	15.74	11.50
Third Quarter (through September 24, 2007)	16.48	12.43

Midwest has not paid a dividend on its common stock since its initial public offering in 1995 and has no intention to pay dividends in the foreseeable future.

On August 16, 2007, the last trading day before Midwest publicly announced the execution of the merger agreement, the high and low sale prices for Midwest common stock as reported on the American Stock Exchange were $15.00 and $14.06 per share, respectively, and the closing sale price on that date was $14.70. On September 24, 2007, the latest practicable date for which information was available prior to the date of the first mailing of this proxy statement, the high and low sale prices for Midwest common stock as reported on the American Stock Exchange were $16.39 and $16.28 per share, respectively, and the closing sale price on that date was $16.36.

SHAREHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR MIDWEST COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth, as of the record date (unless otherwise indicated), the number of shares of our common stock beneficially owned by (i) each of our directors, (ii) our chief executive officer and our chief financial officer at the end of our most recent fiscal year and our three most highly compensated executive officers who were serving as executive officers at the end of our most recently completed fiscal year, (iii) all of our directors and executive officers as a group, and (iv) each person known by us to be the beneficial owner of more than 5% of our common stock. Except as otherwise indicated, persons listed have sole voting and investment power over shares beneficially owned.

Name of Beneficial Owner	Shares		Percent of Class(11)
Timothy E. Hoeksema	854,611	(1)(2)(3)	3.4%

Curtis E. Sawyer	57,700	(1)(2)(3)	*

Scott R. Dickson	43,360	(1)(2)(3)	*

David C. Reeve	197,849	(1)(2)(3)	*

Carol N. Skornicka	197,311	(1)(2)(3)	*

John M. Albertine	2,670	(4)	*

Jeffrey H. Erickson	6,624	(4)	*

Charles F. Kalmbach	2,670	(4)	*

Ulice Payne, Jr.	15,797	(4)	*

Samuel K. Skinner	1,152		*

Elizabeth T. Solberg	2,675	(4)	*

Richard H. Sonnentag	37,967	(4)(5)	*

David H. Treitel	11,125		*

All directors and executive officers as a group (15 persons)	1,701,966	(1)(2)(3)(4)	6.8%

Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, CT 06880	2,184,200	(6)	8.7%

Octavian Master Fund, L.P. 650 Madison Avenue, 26th Floor New York, NY 10022	1,520,000	(7)	6.0%

Litespeed Management LLC 237 Park Avenue, Suite 900 New York, NY 10017	1,451,700	(8)	5.8%

Fursa Alternative Strategies LLC 444 Merrick Road Lynbrook, NY 11563	1,394,837	(9)	5.5%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	1,222,700	(10)	4.9%

*	Less than one percent.
(1)

Includes shares of our common stock in which the person or persons noted had an interest under the Midwest Airlines Savings & Investment Plan as of September 7, 2007. Such plan’s common stock fund is a unitized account that is invested in our common stock and in liquid funds. As of a given date, each participant with an investment in the stock fund has a number of share units, and the participant’s interest in our common stock depends upon the aggregate number of shares of common stock held in the stock fund as of that date. Thus, each participant has voting rights with respect to share units based upon the aggregate number of shares held in the stock fund as of the record date for a shareholders’ meeting. Each participant has the ability to divest share units through intraplan transfers.

(2)	Includes shares of our common stock that may be purchased under currently exercisable stock options within 60 days of the record date, as follows: Mr. Hoeksema, 569,683 shares; Mr. Sawyer, 32,800 shares; Mr. Dickson, 18,660 shares; Mr. Reeve, 158,020 shares; Ms. Skornicka, 152,333 shares; and all directors and executive officers as a group, 1,087,132 shares.
(3)	Includes shares of restricted stock granted under our 2005 Equity Incentive Plan, as follows: Mr. Hoeksema, 140,000; Mr. Sawyer, 24,900; Mr. Dickson, 24,700; Mr. Reeve, 39,767; Ms. Skornicka, 38,500; and all executive officers as a group, 315,601. The shares of restricted stock vest 100% on the third anniversary of the date of grant. Holders of shares of restricted stock do not have voting rights with respect to such shares.
(4)	Includes 2,675 shares of restricted stock granted to each of Messrs. Payne and Sonnentag and Ms. Solberg on June 14, 2007, and 2,670 shares of restricted stock granted to each of Messrs. Albertine, Erickson and Kalmbach on June 26, 2007 under Midwest’s 2005 Non-Employee Director Stock Plan. The shares of restricted stock vest 100% on the third anniversary of the date of grant. Holders of shares of restricted stock do not have voting rights with respect to such shares.
(5)	Includes 2,475 shares of our common stock held by the Cobham Group LP, a limited partnership for which Mr. Sonnentag serves as the general partner and a limited partner.
(6)	This information is based on Amendment No. 1 to Schedule 13D filed on August 16, 2007.
(7)	This information is based on Amendment No. 3 to Schedule 13D filed on July 23, 2007 on behalf of (i) Octavian Master Fund, L.P., a Cayman Islands limited partnership (“Octavian Master”); (ii) Octavian Global Partners, LLC, a Delaware limited liability company (“Octavian Partners”) and general partner of Octavian Master and Octavian Special Master Fund, L.P. (“Octavian Special Master”); (iii) Octavian Management, LLC, a Delaware limited liability company and managing member of Octavian Partners (“Octavian Management”); (iv) Octavian Advisors, LP, a Delaware limited partnership (“Octavian Advisors”) and investment manager of Octavian Master and Octavian Special Master; (v) Octavian Asset Management, LLC, a Delaware limited liability company and general partner of Octavian Advisors (“Octavian Asset Management”); (vi) Greg Racz, a managing member of Octavian Management and Octavian Asset Management; (vii) and Richard Hurowitz, a managing member of Octavian Management and Octavian Asset Management. Each of these persons has the power to vote and dispose of the shares, which are held of record by Octavian Master.
(8)	This information is based on Amendment No. 2 to Schedule 13G filed on February 14, 2007.
(9)	This information is based on Schedule 13G filed on August 13, 2007.
(10)	This information is based on Amendment No. 7 to Schedule 13G filed on February 13, 2007. These securities are owned by various individual and institutional clients to which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(11)	Based on 25,171,024 shares of our common stock outstanding as of the record date.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this proxy statement by reference from Midwest’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of Midwest’s shareholders. If the merger is not completed, however, shareholders will continue to be entitled to attend and participate in meetings of shareholders. If Midwest holds its 2008 annual meeting of its shareholders, any shareholder who intends to present a proposal at such meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must deliver the proposal to the Midwest no later than January 17, 2008 in order for the proposal is to be included in Midwest’s proxy materials for such meeting. For any shareholder to present business, other than a shareholder’s proposal pursuant to Rule 14a-8, at the 2008 annual meeting of shareholders if such a meeting is held, Midwest must receive written notice of such shareholder’s intent to present business, other than pursuant to Rule 14a-8, at the 2008 annual meeting of shareholders no sooner than March 7, 2008 and no later than April 1, 2008. If the notice is received after April 1, 2008, then Midwest is not required to present such proposal at the 2008 annual meeting of shareholders because the notice will be considered untimely. If Midwest’s board of directors chooses to present such a shareholder’s proposal submitted after April 1, 2008 at the 2008 annual meeting of shareholders, then the persons named in proxies solicited by the board of directors for such meeting may exercise discretionary voting power with respect to such proposal.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

Midwest files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about Midwest and will be made available for inspection and copying at Midwest’s executive offices during regular business hours by any shareholder or a representative of a shareholder as so designated in writing.

Shareholders may read and copy any reports, statements or other information filed by Midwest at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Midwest’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at http://www.sec.gov.

The SEC allows Midwest to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that Midwest may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Midwest files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Midwest later files with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

Midwest incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. Midwest also incorporates by reference in this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	Midwest’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 2, 2007;

•	Midwest’s Definitive Proxy Statement on Schedule 14A for its 2007 Annual Meeting of Shareholders, filed with the SEC on May 16, 2007;

•	Midwest’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007 and June 30, 2007, filed with the SEC on April 26, 2007 and July 26, 2007, respectively; and

•

Midwest’s Current Reports on Form 8-K filed with the SEC on January 10, 2007, January 12, 2007, January 25, 2007, February 1, 2007, February 16, 2007, February 22, 2007, March 16, 2007, March 30, 2007, April 2, 2007, April 5, 2007, April 12, 2007, April 13, 2007, April 20, 2007, May 2, 2007, May 3, 2007, May 9, 2007, May 10, 2007, May 11, 2007, May 18, 2007, June 14, 2007, June 26, 2007, July 12, 2007, August 13, 2007, August 17, 2007 and September 13, 2007.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this proxy statement.

Midwest undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Midwest Air Group, Inc.

Attention: Investor Relations

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

Telephone number: (414) 570-3954

You may also obtain documents incorporated by reference by requesting them by telephone from MacKenzie Partners, Inc., our proxy solicitor, at (800) 322-2885. Documents should be requested by October 26, 2007 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Midwest since the date of this proxy statement or that the information herein is correct as of any later date.

Parent and Merger Sub have supplied, and Midwest has not independently verified, the information in this proxy statement exclusively concerning Parent and Merger Sub.

Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Midwest has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated September 26, 2007. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Midwest will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.

Appendix A

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Midwest, Parent or Merger Sub. Such information can be found elsewhere in this proxy statement and in the public filings Midwest makes with the Securities and Exchange Commission, which are available without charge at http://www.sec.gov.

The merger agreement contains representations and warranties Midwest, Parent and Merger Sub made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Midwest, Parent and Merger Sub have exchanged in connection with signing the merger agreement. While none of Midwest, Parent or Merger Sub believes that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in Midwest’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Midwest’s public disclosures.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MIDWEST AIR PARTNERS, LLC,

MIDWEST ACQUISITION COMPANY, INC.

AND

MIDWEST AIR GROUP, INC.

Dated as of August 16, 2007

A-i

Exhibit A    Glossary of Defined Terms

Annex A      Employee Benefit Matters

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is dated and effective as of August 16, 2007, by and among Midwest Air Partners, LLC, a Delaware limited liability company (the “Parent”), Midwest Acquisition Company, Inc., a Wisconsin corporation and wholly owned subsidiary of the Parent (the “Merger Sub”), and Midwest Air Group, Inc. a Wisconsin corporation (the “Company”). A glossary of defined terms is attached to this Agreement as Exhibit A.

RECITALS

WHEREAS, the Company’s Board of Directors (the “Company Board”), the Parent’s managing member (the “Parent Managing Member”) and the Merger Sub’s Board of Directors (the “Merger Sub Board”) have each determined that it is advisable to, fair to and in the best interests of their respective shareholders and members, as applicable, for the Merger Sub to merge with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the WBCL; and

WHEREAS, the Company Board, the Parent Managing Member and the Merger Sub Board have each approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, and the Company Board and the Merger Sub Board have resolved to recommend that their respective shareholders approve and adopt this Agreement; and

WHEREAS, the Company, the Parent and the Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to consummation of the transactions contemplated hereby; and

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions set forth herein, the Company, the Parent and the Merger Sub hereby agree as follows:

ARTICLE 1—THE MERGER

1.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the WBCL and a plan of merger to be prepared in accordance with the WBCL, at the Effective Time the Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2 Closing. The Closing shall be held at such time, date (the “Closing Date”) and location as may be mutually agreed by the Parent and the Company. In the absence of such agreement, the Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, California, commencing at 9:00 a.m., local time, on the fifth (5th) Business Day after satisfaction or waiver of the conditions set forth in Article 7, below (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless this Agreement has been theretofore terminated pursuant to Article 8, below.

1.3 Effective Time. Contemporaneously with the Closing, the parties shall cause the Merger to be consummated by filing Articles of Merger (the “Articles of Merger”), and any other required documents, with the DFI, in such form as required by, and executed in accordance with the relevant provisions of, the WBCL.

1.4 Effect of the Merger. At the Effective Time, the Merger shall have the effect provided in this Agreement and the applicable provisions of the WBCL. Without limiting the generality of the foregoing, at the Effective

Time, all of the property, rights, privileges, powers and franchises of the Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Merger Sub and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.5 Surviving Corporation’s Charter Documents. Each of the Articles of Incorporation and Bylaws of the Company shall be amended as a result of the Merger so as to read in its entirety as the articles of incorporation and bylaws, respectively, of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be the same as the name of the Company, and the provisions in the Articles of Incorporation of Merger Sub naming its incorporator shall be omitted and, as so amended, shall be the Articles of Incorporation and Bylaws of Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.6 Surviving Corporation’s Directors and Officers. At the Effective Time, the directors and officers of the Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation’s Articles of Incorporation and By-Laws.

1.7 Conversion of Securities. At the Effective Time, by virtue of the Merger and without action on the part of any of the Parent, the Merger Sub, the Company or any of their respective Boards of Directors or shareholders:

(a) Conversion of Shares. Each share of the common stock, $.01 par value, of the Company together with the associated Preferred Share Purchase Right (“Company Common Stock” or “Shares”) issued and outstanding immediately prior to the Effective Time, other than (i) Shares held in the treasury of the Company, (ii) Shares owned by the Parent, the Merger Sub or any other Parent Subsidiary, and (iii) Shares owned by the Company (clauses (i) through (iii) hereof, collectively, “Excluded Shares”), shall cease to be outstanding and shall be converted into the right to receive an amount in cash equal to $17.00 (the “Per Share Consideration”).

(b) Cancellation of Excluded Shares. Each Excluded Share shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Sub Shares. Each outstanding share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of capital stock, of the same class and series, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each outstanding option, warrant or other instrument or security of the Merger Sub which is convertible into, exchangeable for or exercisable for shares of capital stock of the Merger Sub and is outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into an option, warrant or other instrument or security with the same terms and that is convertible into, exchangeable for or exercisable for shares of capital stock of the Surviving Corporation, of the same class and series. The Articles of Merger shall specifically provide that all classes and series of capital stock of Merger Sub shall be treated at the Effective Time as provided in this Section 1.7.

1.8 Exchange Procedures.

(a) Paying Agent. At or prior to the Effective Time, the Parent shall deposit, or shall cause to be deposited, with the bank or trust company designated by the Parent as the paying agent (the “Paying Agent”), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article 1, through the Paying Agent, cash in an amount equal to the aggregate Per Share Consideration (the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed in writing by the Parent; provided, however, that such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months from the date of issuance (it being understood that any and all interest or income earned on the Exchange Fund shall be remitted and allocable to the Parent). If there are losses with respect to investments of the Exchange Fund, or the cash maintained in the Exchange Fund diminishes for other reasons below the level required to make prompt payment of the aggregate Per Share Consideration as contemplated herein, the Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to satisfy the aggregate Per Share Consideration.

(b) Surrender Procedures. Within five (5) days after the Effective Time, the Parent shall cause to be mailed to each record holder, as of the Effective Time, of certificates representing outstanding shares of Company Common Stock (“Company Certificates”) or shares of Company Common Stock represented by book-entry (“Company Book-Entry Shares”) (in each case, other than Excluded Shares), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Company Certificates shall pass, only upon proper delivery of Company Certificates to the Paying Agent or, in the case of Company Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (ii) instructions for use in effecting the surrender of Company Certificates or, in the case of Company Book-Entry Shares, the surrender of such shares for payment of the Per Share Consideration therefor. After the Effective Time, upon surrender in accordance with this Section 1.8(b) to the Paying Agent of Company Certificates or Company Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the Paying Agent shall promptly deliver to the holder of such Company Certificates or Company Book-Entry Shares in exchange therefor, the Per Share Consideration to be received by the holder thereof pursuant to this Agreement. The Paying Agent shall accept Company Certificates and Company Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of shares of Company Common Stock and, if Company Certificates or Company Book-Entry Shares are presented to the Company for transfer, they shall be canceled against delivery of the Per Share Consideration in accordance with the procedures set forth in this Section 1.8. If the Per Share Consideration is to be issued in a name other than that in which a Company Certificate surrendered for exchange or Company Book-Entry Share is registered, it shall be a condition of such exchange that either (i) such Company Certificate shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer or such Company Book-Entry Share shall be properly transferred, and (ii) the Person requesting such exchange or payment shall pay to the Company or its transfer agent or as otherwise directed any transfer or other Taxes required by reason of the payment of the Per Share Consideration in a name other than that of the registered holder of the Company Certificate surrendered or such Company Book-Entry Share, or establish to the satisfaction of the Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.8(b), each Company Certificate and each Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Consideration as contemplated by Section 1.7, above.

(c) No Further Rights in the Shares. The Per Share Consideration paid upon the surrender for exchange of Company Certificates or Company Book-Entry Shares in accordance with the terms of this Article 1 shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares so exchanged.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of the Company for twelve (12) consecutive months after the Effective Time shall be delivered to the Parent, upon demand, and any former shareholders of the Company who have not theretofore complied with this Section 1.8 shall thereafter look only to the Parent and the Surviving Corporation to claim the Per Share Consideration owed to them hereunder, without interest thereon.

(e) No Liability. Notwithstanding anything herein to the contrary, neither the Parent nor the Paying Agent shall be liable to any holder of Shares for any cash or other payment delivered to a Governmental Authority pursuant to any abandoned property, escheat or similar Laws.

(f) Withholding Rights. The Parent and the Paying Agent shall be entitled to deduct and withhold from the Per Share Consideration otherwise payable pursuant to this Agreement such amounts as the Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Law, and the Parent and the Paying Agent shall timely pay over such withheld amounts to the appropriate Governmental Authority. To the extent that amounts are so withheld by the Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made.

(g) Lost, Stolen or Destroyed Certificate. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if requested by the Parent, the posting by such Person of a bond, in such reasonable amount as the Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Company Certificate, the Per Share Consideration to be paid in respect of the Shares represented by such Company Certificate.

1.9 Adjustments for Dilution and Other Matters. If, between the date of this Agreement and the Effective Time, there is a recapitalization, reclassification, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares (each, an “Adjustment”), the Per Share Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares with the same economic effect as contemplated by this Agreement prior to such Adjustment.

ARTICLE 2—REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding section of the disclosure letter delivered to the Parent and the Merger Sub by the Company prior to entering into this Agreement (the “Company Disclosure Letter”), it being understood that matters disclosed pursuant to one section of the Company Disclosure Letter shall be deemed disclosed with respect to any other section of the Company Disclosure Letter where it is reasonably apparent that the matters so disclosed are applicable to such other section, and (ii) to the extent set forth in the Company Reports filed prior to the date hereof (excluding any risk factor disclosures contained in such documents and any disclosure of any risks included in any “forward-looking statement” or related disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature) if the relevance of such disclosure as an exception to a representation or warranty is reasonably apparent, the Company hereby represents and warrants to the Parent and the Merger Sub that:

2.1 Organization, Good Standing and Qualification. The Company and each Company Subsidiary is a legal entity duly organized, validly existing and in good standing or active status, as the case may be, under the Laws of its respective jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing or active status, or to have such power or authority, would not reasonably be expected to result in a Company Material Adverse Effect. The Company has made available to the Parent complete and correct copies of the Company’s Articles of Incorporation and By-Laws and the organizational documents of each Company Subsidiary, each as amended to date.

2.2 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of no par value preferred stock, 250,000 of which shares have been designated as Series A Junior Participating Preferred Stock and reserved for issuance with the Preferred Share Purchase Rights (the “Series A Preferred Stock” and, together with any other series, the “Company Preferred

Stock”). As of August 10, 2007, (i) 25,120,591 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non assessable, subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the WBCL for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) of the WBCL has been repealed) owing to employees for services performed, but not exceeding six (6) months service in any one case, and not issued in violation of any preemptive or similar right of any shareholder of the Company or any other Person, and no shares of Company Preferred Stock were issued and outstanding, (ii) 708,667 shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company, (iii) 2,403,230 shares of Company Common Stock were subject to, and were reserved for issuance upon exercise of, outstanding stock options (each, a “Company Option”) and issued pursuant to the Company’s stock option and equity incentive plans (each, a “Company Option Plan”), (iv) 104,031 shares of Company Common Stock were subject to, and were reserved for issuance upon exercise of, outstanding warrants (each, a “Company Warrant”), and (v) 417,153 shares of Company Common Stock were subject to restricted stock award agreements (each, a “Company Restricted Award”). Since the close of business on August 10, 2007 to the date of this Agreement, no Shares, shares of Company Preferred Stock, Company Options, Company Warrants, or Company Restricted Awards have been issued by the Company, except Shares issued pursuant to the exercise of Company Options. The Company has made available to the Parent complete and correct copies of each Company Option Plan, form of option agreement evidencing any Company Option, Company Warrant and Company Restricted Award. All of the issued and outstanding shares of Company Common Stock, Company Options, Company Warrants and Company Restricted Awards have been issued in compliance with all applicable federal and state securities laws or in accordance with exemptions therefrom, except for such violations that would not reasonably be expected to result in a Company Material Adverse Effect. Except for the Preferred Share Purchase Rights, the Company Options, the Company Warrants and the Company Restricted Awards, there are no outstanding Rights to which the Company or any Company Subsidiary is a party relating to the issued or unissued capital stock or other equity interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock or other equity interests of the Company or any Company Subsidiary. There are no obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interests of any Company Subsidiary or to provide funds to or make any investment in any Company Subsidiary or any other Person. At the Effective Time, each Company Warrant shall be cancelled and shall thereafter represent only the right to receive the consideration set forth in Section 6.13 hereof. Section 2.2 of the Company Disclosure Letter lists, as of August 1, 2007, the outstanding Company Options and Company Warrants and the exercise prices thereof.

2.3 Subsidiaries. All of the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable, subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the WBCL for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) of the WBCL has been repealed) owing to employees for services performed, but not exceeding six (6) months service in any one case, and were not issued in violation of any preemptive or similar right of any shareholder of the Company or any other Person. All of the outstanding shares of capital stock or other equity interests of each Company Subsidiary are owned by the Company, by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries, free and clear of all Liens (other than restrictions on transfer imposed by applicable federal and state securities laws). No shares of preferred stock of any Company Subsidiary are issued and outstanding. Except for the capital stock and other equity interests of the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

2.4 Authority; Approval.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Requisite Vote and the filing and recordation of the Articles of Merger in accordance with the WBCL, have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Parent and the Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Company Board at a meeting duly called and held on or prior to the date hereof has (i) determined that this Agreement and the transactions contemplated hereby, including, the Merger, are in the best interests of the Company, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend to the Company’s shareholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof (the recommendation referred to in this Section 2.4(b) is referred to in this Agreement as the “Recommendation”).

2.5 Third Party Consents; No Violations.

(a) Except as disclosed in Section 2.5(a) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company or any of the Company Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained or any actions required to be taken, by the Company or any of the Company Subsidiaries from, as applicable, any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except for (i) filings relating to and the approval of, or expiration or termination of the statutory waiting periods relating to, this Agreement and the transactions contemplated hereby, under the HSR Act, and those that the failure to make or obtain would not reasonably be expected to result in a Company Material Adverse Effect, and (ii) notification to the DOT of the change in control of the Company Subsidiaries and such filings as the DOT might require with respect to the international operating authority of the Company Subsidiaries.

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Company’s Articles of Incorporation or By-Laws or the comparable governing documents of any of the Company Subsidiaries, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of the Company Subsidiaries pursuant to, (x) any Contract binding upon the Company or any of the Company Subsidiaries or (y) any material Law to which the Company or any of the Company Subsidiaries is subject or any Company License; except in the case of clause (ii)(x), above, for any such breach, violation, termination, default, creation, acceleration or change that would not reasonably be expected to result in a Company Material Adverse Effect.

2.6 Company Reports; Financial Statements.

(a) The Company and each Company Subsidiary has filed all forms, reports and documents required to be filed with the SEC (collectively, the “Company Reports”) since December 31, 2004. The Company Reports, including all Company Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company Reports, including any Company Reports filed after the date of this Agreement and prior to or on the Effective Time, have been or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows and changes in financial position for the periods indicated, except that any unaudited interim financial statements do not contain the notes required by GAAP and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate.

(c) The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and the Company Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of Sarbanes-Oxley with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in Sarbanes-Oxley.

(d) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) (“internal controls”). To the Knowledge of the Company, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses known to the Company in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect the Company’s ability to record, process, summarize and report financial information and (ii) any material fraud known to the Company that involves management or other employees who have a significant role in internal controls. The Company has made available to the Parent a summary of any such disclosure regarding material weaknesses and fraud made by management to the Company’s auditors and audit committee since December 31, 2004. For purposes of this Agreement, a “significant deficiency” in controls means an internal control deficiency that adversely affects an entity’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP. A “significant deficiency” may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected. For purposes of this Agreement, a “material weakness” in internal controls means a significant deficiency or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

2.7 Absence of Certain Changes. Since December 31, 2006, (i) there has not been any Company Material Adverse Effect and (ii) the business of the Company and the Company Subsidiaries has been conducted in the ordinary course consistent with past practice and neither the Company nor any Company Subsidiaries have taken any actions that would have been prohibited pursuant Sections 4.2(a), (c), (d), (i), (j), (l), (m), (n), (q) and (r) if such covenant had been in effect as of December 31, 2006.

2.8 Liabilities. Except as disclosed in Section 2.8 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations (i) set forth in the Company’s consolidated balance sheet for the year ended December 31, 2006 included in the Company Reports (or in the notes thereto), (ii) incurred in the ordinary course of business since December 31, 2006, (iii) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, (iv) for future performance under any Contracts to which the Company or any of the Company Subsidiaries is a party or bound that were entered into in the ordinary course of business or are listed in any section of the Company Disclosure Letter, (v) that are expressly within the scope of another representation or warranty in this Article 2, and (vi) that have not had and would not reasonably be expected to result in a Company Material Adverse Effect.

2.9 Litigation. Except as disclosed in Section 2.9 of the Company Disclosure Letter, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries that would reasonably be expected to result in a Company Material Adverse Effect or challenge, prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of the Company Subsidiaries is subject to or bound by any outstanding Order that would reasonably be expected to (i) result in a Company Material Adverse Effect or (ii) prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

2.10 Employee Benefits.

(a) The Company has made available to the Parent a complete and correct copy of (to the extent applicable): (i) all material employee benefit plans (as defined in Section 3(3) of ERISA), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, flight benefits and other benefit plans, programs or arrangements, and all written employment, termination, severance and other employment Contracts or written employment arrangements, with respect to which the Company or any Company ERISA Affiliate has any obligation, whether absolute, accrued, contingent or otherwise due or to become due (each, a “Company Benefit Plan”) (or, if such Company Benefit Plan is not written, a written summary thereof) and all amendments thereto; (ii) each trust or insurance policy relating to each Company Benefit Plan; (iii) the most recent summary plan description or other written explanation of each Company Benefit Plan provided to participants; (iv) the most recent annual report (Form 5500) filed with the U.S. Department of Labor; and (v) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code. Except as disclosed in Section 2.10(a) of the Company Disclosure Letter, there has been no material change in flight benefits to employees in the last twelve (12) months.

(b) Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) each Company Benefit Plan maintained by the Company or any of the Company ERISA Affiliates has been maintained in compliance with its terms and, both as to form and in operation, with the requirements of applicable Law, and (ii) all employer or employee contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the applicable financial statements of the Company included in the Company Reports in accordance with GAAP. Neither the Company nor any of the Company ERISA Affiliates has at any time during the five (5) year period immediately preceding the date hereof maintained, contributed to, been obligated to contribute to or incurred any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code, except as disclosed in Section 2.10(b) of the Company Disclosure Letter.

(c) As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened Proceedings involving a Company Benefit Plan (other than routine claims for benefits payable under any such Company Benefit Plan) that would reasonably be expected to result in a Company Material Adverse Effect.

(d) Each Company Benefit Plan that is intended by its terms to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, a timely application for such determination is now pending or is not yet required to be filed or the Company or the Company ERISA Affiliate has duly adopted a prototype plan and is relying on the opinion letter for such prototype plan, and, except as would not reasonably be expected to result in a Company Material Adverse Effect, each such Company Benefit Plan is qualified in operation. Except as would not reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of the Company ERISA Affiliates has any liability or obligation under any welfare plan or agreement to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or applicable Law or the terms of a separation or retention plan or agreement.

(e) On and after the effectiveness of the Pension Protection Act of 2006, no Company Benefit Plan currently is, or is reasonably expected to be, in at risk status (within the meaning of Title IV of ERISA).

(f) Except as set forth in Section 2.10(f) of the Company Disclosure Letter, no amounts payable under any of the Company Benefit Plans or any other contract, agreement or arrangement with respect to which the Company or any Company Subsidiary may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or Section 162(m) of the Code.

2.11 Compliance with Laws; Licenses.

(a) The businesses of the Company and each Company Subsidiary have not been, and are not being, conducted in violation of any applicable operating certificates, common carrier obligations, airworthiness directives (“Ads”), Federal Aviation Regulations (“FARs”) or any other rules, regulations, directives or policies of the FAA, DOT, FCC, DHS or any other Governmental Authority, except for such violations that would not reasonably be expected to result in a Company Material Adverse Effect. No investigation or review by any Governmental Authority with respect to the Company or any of the Company Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct the same, except for any such investigations or reviews that would not reasonably be expected to result in a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has obtained and is in compliance with all Licenses necessary to conduct its business as presently conducted (each, a “Company License”), except for any failures to have or to be in compliance with such Company Licenses which would not reasonably be expected to result in a Company Material Adverse Effect.

(b) Each of the Company and the Company Subsidiaries is, and since January 1, 2005, has been, in compliance with (i) its obligations under each of the material Company Licenses and (ii) any applicable material Laws and the rules and regulations of the Governmental Authority issuing such Company Licenses. There is not pending or, to the Knowledge of the Company, threatened before the FAA, DOT or any other Governmental Authority any material proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of the Company Subsidiaries relating to any of the material Company Licenses. The actions of the applicable Governmental Authorities granting all Company Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of the Company, threatened any material application, petition, objection or other pleading with the FAA, DOT or any other Governmental Authority which challenges or questions the validity of or any rights of the holder under any material Company License.

2.12 Material Contracts. Except as set forth in Section 2.12 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or obligated under any Contract which (i) obligates the Company or any Company Subsidiary for payments in any future calendar year in excess of $1,000,000, in the aggregate, and which is not terminable by the Company or the Company Subsidiary without additional payment or penalty within one hundred eighty (180) days of delivery of notice of such termination, (ii) would require filing by the Company pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act that has not been so disclosed, and (iii) any Contract restricting the Company (or the Company Subsidiaries or Affiliates) from engaging in any line of business or in any geographic region (collectively, including any Contract that has been disclosed pursuant to Item 601(b)(1) of Regulation S-K under the Exchange Act, “Material Contracts”). Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is in breach of or default (with or without notice, lapse of time or both) under the terms of any Material Contract, (b) to the Knowledge of the Company, as of the date hereof, no other party to any Material Contract is in breach of or default (with or without notice, lapse of time or both) under the terms of any Material Contract and (c) each Material Contract is a valid and binding obligation of the Company or the Company Subsidiary a party thereto and is in full force and effect assuming that each such Material Contract is a valid and binding obligation of the other party or parties to the Material Contract.

2.13 Real and Personal Property.

(a) With respect to each material real property owned by the Company or any Company Subsidiary (“Owned Real Property”), (i) either the Company or Company Subsidiary has good and marketable title in fee simple to such Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) there are no outstanding purchase options, rights of first refusal or similar rights in favor of any other Person to purchase such Owned Real Property or any portion thereof or interest therein, and (iii) there are no leases, subleases, licenses, options, rights, concessions or other contracts affecting the ownership, possession or use of any portion of such Owned Real Property, other than, in the case of clause (ii) or (iii) above, as would not reasonably be expected to have a Company Material Adverse Effect. There are no physical conditions or defects at any of the Owned Real Properties that impair or would impair the continued use of such Owned Real Property in the ordinary course of business as presently conducted at each such Owned Real Property, except for any such conditions or defects that would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any of the Owned Real Properties, except for any such condemnations that would not reasonably be expected to have a Company Material Adverse Effect.

(b) With respect to all leases, subleases and other contracts under which the Company or any Company Subsidiary uses or occupies any material real property (“Real Property Leases”), except as would not reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, each Real Property Lease is valid, binding and in full force and effect and neither the Company nor any Company Subsidiary nor any other party thereto is in breach or default (with or without notice, lapse of time or both) under any Real Property Lease, and (ii) no termination event or condition or uncured default on the part of the Company or any Company Subsidiary or, to the Knowledge of the Company, the landlord thereunder exists under any Real Property Lease. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has a good and valid leasehold interest in each parcel of material real property leased by it, free and clear of all Liens except for Permitted Liens. Neither the Company nor any Company Subsidiary has received notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation with respect to any material real property leased pursuant to any of the Real Property Leases, except for any such condemnations that would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company and the Company Subsidiaries have good and marketable title to, or valid and enforceable rights to use under existing material franchises, easements or licenses, or valid and enforceable leasehold interests in, all of their material tangible personal properties and assets necessary to carry on their businesses as such businesses are now being conducted, free and clear of all Liens, except for Permitted Liens.

2.14 Takeover Statutes. No “fair price,” “merger moratorium,” “control share acquisition” or similar anti-takeover statute or regulation (including the provisions of Sections 180.1130 to 180.1134 and Sections 180.1140 to 180.1144 of the WBCL, inclusive) is applicable to the Merger or any other transaction contemplated hereby, except for such statutes or regulations as to which all necessary action has been taken by the Company and the Company Board to permit the consummation of the Merger in accordance with the terms hereof.

2.15 Environmental Matters.

(a) Except as set forth in Section 2.15 of the Company Disclosure Letter, (i) the Company and the Company Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and Environmental Licenses; (ii) no property currently or, to the Knowledge of the Company, formerly owned or leased by the Company or any of the Company Subsidiaries has been the subject of any investigation by any Governmental Authority or of any demand of another Person alleging the presence of any Hazardous Substances that would require material remediation or other material response actions pursuant to any Environmental Law; (iii) neither the Company nor any of the Company Subsidiaries (nor, to the Knowledge of the Company, any Person for whom they may be liable by Law or Contract) has received any written notice, demand, letter, claim or request for information alleging that the Company or any of the Company Subsidiaries may be in material violation of or subject to material liability under any Environmental Law; (iv) neither the Company nor any of the Company Subsidiaries is subject to any material Environmental Claim; and (v) to the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, the release, emission, discharge, presence or disposal of any Hazardous Substances, that could form the basis of any material Environmental Claim against the Company or any of the Company Subsidiaries (nor, to the Knowledge of the Company, any Person for whom they may be liable by Law or Contract), or otherwise result in any material costs or liabilities under any Environmental Law, except for matters that would not reasonably be expected to result in a Company Material Adverse Effect.

(b) The Company has made available to Parent all material assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company and the Company Subsidiaries regarding environmental matters pertaining to the environmental condition of the business of the Company and the Company Subsidiaries, or the compliance (or noncompliance) by the Company and the Company Subsidiaries with any Environmental Laws.

(c) The Company would not be required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, to remove or remediate Hazardous Substances where any such removal or remediation would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 2.15(c) of the Company Disclosure Letter, the Company and the Company Subsidiaries are not required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Substances (ii) to give notice to or receive approval from any Governmental Authority, except where such failure to give notice or receive approval would not reasonably be expected to result in a Company Material Adverse Effect, or (iii) record or deliver with respect to Owned Real Property to any person or entity any disclosure document or statement pertaining to environmental matters.

2.16 Taxes. The Company and each of the Company Subsidiaries has timely filed (after taking into account all applicable extensions) all Tax Returns required to be filed by them, except where the failure to timely file would not reasonably be expected to result in a Company Material Adverse Effect. All such Tax Returns are complete and correct in all respects, except where the failure of such Tax Returns to be complete and correct would not reasonably be expected to result in a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has paid or caused to be paid all Taxes shown as due on such Tax Returns and all Taxes owed by the Company and the Company Subsidiaries for which no return was required to be filed, except where the failure to do so would not reasonably be expected to result in a Company Material Adverse Effect. No deficiencies for any Taxes have been asserted in writing, proposed in writing or assessed in writing against the Company or any of the Company Subsidiaries that have not been paid or otherwise settled or are not otherwise being challenged under appropriate procedures, except for deficiencies that, if finally resolved in a manner adverse to the Company or relevant Company Subsidiary, would not reasonably be expected to result in a Company Material Adverse Effect. No written requests for waivers of the time to assess any material Taxes of the Company or the Company Subsidiaries are pending as of the date hereof. There are no audits pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect.

2.17 Labor Matters.

(a) The Company has made available to the Parent complete and correct copies of all collective bargaining agreements and other labor union contracts (including all amendments thereto) applicable to any employees of the Company or any of the Company Subsidiaries (the “Company CBAs”).

(b) No labor union, labor organization or group of employees of the Company or any of the Company Subsidiaries has made a demand for recognition or certification pending as of the date hereof, and there are no representation or certification proceedings or petitions seeking a representation proceeding pending as of the date hereof or, to the Knowledge of the Company, threatened as of the date hereof to be brought or filed with any labor relations tribunal or authority. To the Knowledge of the Company, there are no labor union organizing activities pending or threatened as of the date hereof with respect to any employees of the Company or any of the Company Subsidiaries.

(c) Neither the Company nor any of the Company Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), the Wisconsin WARN Act, Section 109.07 of the Wisconsin Statutes, or any similar state, local or foreign law, and neither the Company nor any of the Company Subsidiaries has any liabilities under the WARN Act that have had or would reasonably be expected to have a Company Material Adverse Effect.

(d) To the Knowledge of the Company, no employee of the Company or any of the Company Subsidiaries is in any material respect in violation of any term of any employment-related agreement, nondisclosure agreement, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of the Company Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(e) To the Knowledge of the Company, no current officer or key employee of the Company or any of the Company Subsidiaries intends to terminate his or her employment, whether on account of the transactions contemplated by this Agreement or for any other reason.

(f) The Company and each of the Company Subsidiaries are and have been in compliance with all applicable Laws respecting employment and employment practices, including, all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where any failure to be in compliance would not reasonably be expected to result in a Company Material Adverse Effect. To the Knowledge of the Company, the Company and each of the Company Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid. Neither the Company nor any of the Company Subsidiaries is a party to, or otherwise bound by, any Order relating to employees or employment practices.

(g) From January 1, 2005 to the date of this Agreement, there has been no actual, or, to the Knowledge of the Company, threatened labor disputes, strikes, slowdowns, work stoppages or lockouts by or with respect to any employee of the Company or any of the Company Subsidiaries.

(h) There are no arbitrations, written grievances or written complaints outstanding or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries under any of the Company CBAs, except for such matters as would not reasonably be expected to result in a Company Material Adverse Effect. None of the Company or any of the Company Subsidiaries has received (i) notice of any unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) written notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iii) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (iv) notice of any complaint, lawsuit or other proceeding pending or, to the Knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, except for any notice pertaining to matters which would not reasonably be expected to result in a Company Material Adverse Effect.

2.18 Intellectual Property. The Company and the Company Subsidiaries exclusively own free and clear of any Liens other than Permitted Liens, or are validly licensed or otherwise have the right to use as currently used, all Intellectual Property used in the conduct of the business of the Company and the Company Subsidiaries taken as a whole (“Company Intellectual Property”), except for such Intellectual Property where the failure to so own, be validly licensed or have the right to use would not reasonably be expected to result in a Company Material Adverse Effect. The Company and the Company Subsidiaries have taken all actions reasonably necessary to ensure full protection of their respective owned Intellectual Property under all applicable Laws, except where the failure to take any such actions would not reasonably be expected to result in a Company Material Adverse Effect. To the Knowledge of the Company, no claims are pending that allege that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property other than claims that would not reasonably be expected to result in a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any of their respective owned Intellectual Property in a manner that would reasonably be expected to result in a Company Material Adverse Effect.

2.19 Aircraft.

(a) All aircraft owned or leased by the Company or any of the Company Subsidiaries (each, a “Company Aircraft”) are in airworthy condition and are being maintained according to applicable FAA standards and the FAA-approved maintenance program of the Company and the Company Subsidiaries, except for any Company Aircraft that is not in airworthy condition or any failures to maintain Company Aircraft as would not reasonably be expected to result in a Company Material Adverse Effect. The Company and the Company Subsidiaries have implemented maintenance schedules with respect to their respective Company Aircraft and engines that, if complied with, would result in the satisfaction of all requirements under all applicable Ads and FARs required to be complied with in accordance with the FAA-approved maintenance program of the Company and the Company Subsidiaries, and the Company and the Company Subsidiaries are in compliance with such maintenance schedules and currently have no reason to believe that they will not satisfy any component of such maintenance schedules on or prior to the dates specified in such maintenance schedules, except, in each case, for such instances of noncompliance as would not reasonably be expected to result in a Company Material Adverse Effect.

(b) The Company has made available to the Parent complete and correct copies of all Contracts (other than existing aircraft leases) pursuant to which the Company or any of the Company Subsidiaries may purchase or lease aircraft, including the manufacturer and model of all aircraft subject to each Contract.

(c) Each Company Aircraft has a validly issued, current individual aircraft FAA Certificate of Airworthiness with respect to such Company Aircraft which satisfies all requirements for the effectiveness of such FAA Certificate of Airworthiness.

2.20 Slots. The Company and the Company Subsidiaries have complied with the requirements of the Aviation Act and any other applicable Laws with respect to all takeoff and landing slots and other similar takeoff and landing rights (each, a “Company Slot”) used by the Company or any of the Company Subsidiaries on the date hereof at any domestic or international airport, except for such instances of noncompliance as would not reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received any notice of any proposed withdrawal of the Company Slots by the FAA, the DOT or any other Governmental Authority as of the date hereof. As of the date hereof, the Company Slots have not been designated for the provision of essential air services in accordance with the regulations issued under the Aviation Act, have not been acquired pursuant to 14 C.F.R. Section 93.219 and have not been designated for international operations, as more fully detailed in 14 C.F.R. Section 93.217. All reports required by the FAA or any other Governmental Authority relating to the Company Slots have been filed in a timely manner, except for such failures to so file as would not reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has agreed to any trade, purchase, sale or other transfer of any of the Company Slots.

2.21 U.S. Citizen; Air Carrier. Each of the Company’s operating subsidiaries, Midwest Airlines, Inc. and Skyway Airlines Inc., is a “citizen of the United States” as defined in the Aviation Act and is an “air carrier” within the meaning of the Aviation Act operating under certificates issued pursuant to 49 U.S.C. Sections 41101-41112.

2.22 Insurance. Each insurance policy maintained by, at the expense of or for the benefit of the Company or any of the Company Subsidiaries with respect to its assets, properties or operations is in full force and effect and neither the Company nor any Company Subsidiary is in default with respect to its obligations under any such insurance policy, except as would not be reasonably expected to result in a Company Material Adverse Effect. The insurance coverage of the Company and the Company Subsidiaries is customary for business entities of similar size engaged in similar lines of business. Neither the Company nor any Company Subsidiary has received any written notice regarding any (i) cancellation or invalidation of any material insurance policy, (ii) refusal of any coverage or rejection of any material claim under any material insurance policy or (iii) material adjustment in the amount of premiums payable with respect to any material insurance policy.

2.23 Company Requisite Vote. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Shareholders’ Meeting (the “Company Requisite Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.

2.24 Opinion of Financial Advisor. The Company Board has received the opinion of Goldman, Sachs & Co. (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Per Share Consideration is fair, from a financial point of view, to the holders of the Shares. A copy of such opinion has been provided to Parent prior to the date hereof, or will promptly be provided.

2.25 Brokers and Finders. Except as set forth in Section 2.25 of the Company Disclosure Letter, no broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to the Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which the Company Financial Advisor would be entitled to any payment relating to the transactions contemplated hereunder.

2.26 Rights Agreement. The Company and the Company Board have taken all necessary action to render the Rights Agreement dated February 15, 2006, between the Company and American Stock Transfer & Trust Company (the “Rights Agreement”), inapplicable to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the holders of Company Common Stock or the Company Board and neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will result in the occurrence of a Distribution Date (as defined in the Rights Agreement).

2.27 Proxy Statement. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied in writing by Parent for inclusion in the Proxy Statement or omitted by, the Parent or the Merger Sub which is contained in any of the foregoing documents.

2.28 No Dissenters’ Rights. No dissenters’, appraisal or similar rights or demands are exercisable by any shareholder of the Company in connection with the Merger under Section 180.1302(1) or Section 180.1302(2) of the WBCL.

ARTICLE 3—REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUB

Except as expressly contemplated or permitted under this Agreement, the Parent and the Merger Sub hereby jointly and severally represent and warrant to the Company that:

3.1 Organization, Good Standing and Qualification. The Parent and each Parent Subsidiary is a legal entity duly organized, validly existing and in good standing or active status, as the case may be, under the Laws of its respective jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted.

3.2 Capitalization of Merger Sub; Operations of Parent and Merger Sub. As of the date hereof, the authorized capital stock of the Merger Sub consists solely of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of the Merger Sub is owned by the Parent or a Parent Subsidiary. Neither the Parent nor the Merger Sub has conducted any business prior to the date hereof and neither the Parent nor the Merger Sub has, and prior to the Effective Time will not have any, assets (except, with respect to the Parent, the common stock of the Merger Sub), liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

3.3 Authority; Approval. The execution, delivery and performance by the Parent and the Merger Sub of this Agreement and the consummation by the Parent and the Merger Sub of the Merger and the other transactions contemplated hereby are within the Parent’s limited liability company powers and the Merger Sub’s corporate powers and, except for the filing and recordation of the Articles of Merger in accordance with the WBCL, have been duly and validly authorized by all necessary limited liability company and corporate action on the part of the Parent and the Merger Sub and no other limited liability company or corporate proceedings on the part of the Parent or the Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Parent and the Merger Sub and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of the Parent and the Merger Sub, enforceable against the Parent and the Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights’ and to general equity principles.

3.4 Third Party Consents; No Violations.

(a) No notices, reports or other filings are required to be made by the Parent or any of the Parent Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Parent or any of the Parent Subsidiaries from, as applicable, any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement by the Parent and the Merger Sub and the consummation by the Parent and the Merger Sub of the Merger and the other transactions contemplated hereby, except for (i) filings relating to and the approval of, or expiration or termination of the statutory waiting periods relating to, this Agreement and the transactions contemplated hereby, under the HSR Act, and those that the failure to make or obtain would not reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated hereby, and (ii) notification to the DOT of the change in control of the Company’s Subsidiaries and such filings as the DOT might require with respect to the international operating authority of the Company Subsidiaries.

(b) The execution, delivery and performance of this Agreement by the Parent and the Merger Sub do not, and the consummation by the Parent and the Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Parent’s Certificate of Formation or Limited Liability Company Agreement or the comparable governing documents of any of the Parent Subsidiaries, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Parent or any of the Parent Subsidiaries pursuant to, any Contract binding upon the Parent or any of the Parent Subsidiaries or any Law to which the Parent or any of the Parent Subsidiaries is subject; except in the case of clause (ii) above, for any such breach, violation, termination, default, creation, acceleration or change that would not reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated hereby.

3.5 Litigation. As of the date hereof, there is no Proceeding pending or, to the Knowledge of the Parent, threatened against the Parent or any of the Parent Subsidiaries that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement. Neither the Parent nor any of the Parent Subsidiaries is subject to or bound by any outstanding Order that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

3.6 Proxy Statement. The information supplied by the Parent and the Merger Sub for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Parent and the Merger Sub make no representation or warranty with respect to any information about, or supplied or omitted by, the Company which is contained in any of the foregoing documents.

3.7 Financing Commitments. Parent has delivered to the Company true and complete copies of executed commitment letters from each Equity Provider to provide equity financing in an aggregate amount set forth therein (the “Equity Funding Letters” and such investment referred to as the “Financing”). As of the date hereof, no amendment or modification of the Equity Funding Letters is contemplated, and the respective commitments contained in such letters have not been withdrawn or rescinded in any respect. The Parent or the Merger Sub has fully paid any and all commitment fees or other fees in connection with the Equity Funding Letters that are payable on or prior to the date hereof and the Equity Funding Letters are in full force and effect and are the valid, binding and enforceable obligations of the Parent and the Merger Sub and, to the Knowledge of Parent, the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or expressly contemplated by the Equity Funding Letters. Assuming the Financing is funded and assuming the accuracy of the representations and warranties set forth in Section 2.2 and compliance by the Company and the Company Subsidiaries with the agreements set forth in Section 4.1 and Section 4.2, the net proceeds contemplated by the Equity Funding Letters will in the aggregate be sufficient for Merger Sub and the Surviving Corporation to pay the Merger Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and to pay all related fees and expenses. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Parent or the Merger Sub under the Equity Funding Letters, and, as of the date of this Agreement, the Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to the Parent or the Merger Sub on the date of the Closing.

3.8 Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement that, if the Merger is not consummated, would be payable by the Company, based upon arrangements made by or on behalf of the Parent or the Merger Sub.

3.9 U.S. Citizen. As of the Closing Date, each of the Parent and Merger Sub will be a “citizen of the United States” as defined in the Aviation Act.

ARTICLE 4—COVENANTS OF THE COMPANY

4.1 Affirmative Covenants.

(a) Except (i) as specifically permitted by or specifically provided for in this Agreement, (ii) as disclosed in the Company Disclosure Letter, (iii) as required by applicable Law or a Governmental Authority, or (iv) as otherwise consented to by the Parent, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Article 8, below, the Company shall, and the Company shall cause each Company Subsidiary to, conduct its operations in the ordinary course of business and, to the extent consistent therewith, use commercially reasonable efforts to preserve its business organization and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, creditors, lessors, officers and employees and keep available the services of its existing employees.

(b) Prior to the Closing, the Company and the Company Subsidiaries, as applicable, will engage in any “effects bargaining” or other bargaining with any labor union or labor organization as may be required by applicable Law in connection with the transactions contemplated by this Agreement.

(c) Section 4.1(c) of the Company Disclosure Letter contains a true and complete list of the names and the sites of the employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act, Section 109.07 of the Wisconsin Statutes, or other applicable state, local or foreign law) at any site of employment or facility of the Company or any of the Company Subsidiaries during the 90-day period prior to the date of this Agreement. Section 4.1(c) of the Company Disclosure Letter shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing.

4.2 Negative Covenants. Except (i) as specifically permitted by or specifically provided for in this Agreement, (ii) as disclosed in the Company Disclosure Letter, (iii) as required by applicable Law or a Governmental Authority, or (iv) as otherwise consented to by the Parent, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Article 8, below, the Company shall not do, or permit any Company Subsidiary to do, any of the following:

(a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity interests, as applicable, except for dividends or distributions by a Company Subsidiary to its parent;

(b) issue, authorize for issuance, deliver, sell, pledge or otherwise encumber any of its capital stock or other equity interests, as applicable, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any Rights to acquire, any such capital stock or other equity interests, voting securities or convertible, exchangeable or exercisable securities, or make any changes (by combination, merger, consolidation, reorganization, liquidation, split, combination, reclassification, adjustment or otherwise) in the capital structure of the Company or any of the Company Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of the Company or any of the Company Subsidiaries, or otherwise amend the terms of any securities of the Company or any of the Company Subsidiaries, in each case, other than (i) the issuance by any direct or indirect Company Subsidiary of its capital stock or other equity interests to the Company or another Company Subsidiary, or (ii) the issuance or delivery of shares of Company Common Stock pursuant to Company Options, Company Warrants and Company Restricted Awards outstanding as of the date of this Agreement;

(c) amend or waive any provision of its Articles of Incorporation or By-Laws or similar organizational documents, as applicable, or the Rights Agreement;

(d) other than capital expenditures permitted by Section 4.2(e), below, and purchases of inventory, raw materials and supplies in the ordinary course of business, merge with or acquire (by merger, consolidation, acquisition of stock or assets, joint venture, capital contribution, loan or otherwise) directly or indirectly any assets or properties, including any equity or other ownership interests, of any Person;

(e) make or agree to make any new capital expenditure, other than capital expenditures (i) approved by the Company Board prior to the date hereof and, with respect to fiscal 2007, within the aggregate amount of such capital expenditures category within the Company’s capital budget for fiscal 2007 (previously made available to the Parent), (ii) with respect to fiscal 2008, a pro-rated amount for that portion of the year prior to the Effective Time based on the Company’s capital budget for fiscal 2007, (iii) to the extent not covered in clauses (i) and (ii), in an aggregate amount not to exceed $2,000,000, or (iv) pursuant to those Contracts described in Section 4.2(e) of the Company Disclosure Letter;

(f) sell, lease, license, encumber by Lien or otherwise, or otherwise dispose of or abandon, or agree to sell, lease, license, encumber or otherwise dispose of or abandon, in whole or in part, any assets or properties having a fair market value in excess of $1,000,000 in the aggregate except (A) sales of inventory in the ordinary course of business, (B) pursuant to Contracts in force on the date of this Agreement (without any amendment or waiver of the terms thereof), (C) dispositions of obsolete or worthless assets, (D) pursuant to transactions solely among the Company and its wholly owned Subsidiaries, or (E) any license of Intellectual Property made in the ordinary course of business consistent with past practice;

(g) incur, create, assume or prepay any indebtedness for borrowed money, or assume, guarantee or otherwise become liable or responsible for any indebtedness of any other Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, or modify or refinance any such indebtedness or arrangement, in each case, other than (i) indebtedness for borrowed money existing solely between the Company and any Company Subsidiary or between any such Company Subsidiaries, (ii) indebtedness for borrowed money incurred in the ordinary course of business under the Company’s existing financing arrangements pursuant to the terms in effect as of the date hereof, in an aggregate amount not to exceed $1,000,000 or (iii) capital leases entered into in the ordinary course of business on terms substantially similar in the aggregate to the capital leases in existence on the date hereof;

(h) other than in the ordinary course of business, modify, amend or waive in any material respect or terminate or fail to renew any material Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound, including the Company CBAs;

(i) modify or change in any respect, fail to renew or permit to lapse any License (including any ruling or approval of any Governmental Authority) that would be material to the Company and the Company Subsidiaries taken as a whole;

(j) (i) settle, pay, discharge or satisfy any Proceedings, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) or consent to the same, other than in the ordinary course of business that involve only the payment of monetary damages not in excess of $500,000 individually (or with respect to a series of related claims) or $1,000,000 in the aggregate and in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any Company Subsidiary, or (ii) waive, release, grant or transfer any rights or claims of substantial value;

(k) increase or accelerate the payment of the salary, wages or benefits payable or to become payable to its directors, officers or employees, except for (A) increases required under employment agreements or collective bargaining agreements existing on the date hereof or (B) increases for employees who are not executive officers of the Company in the ordinary course of business, or (ii) enter into any collective bargaining, employment, retention or severance agreement with, or establish, adopt, enter into or amend any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, retention, employment, termination or severance plan, agreement, policy or arrangement for the benefit of, any director, officer or active or former employee, or establish, adopt, enter into or amend any Company Benefit Plan, except, in each of clauses (i) and (ii) hereof, (x) as may be required by the terms of any such plan, agreement, policy or arrangement, (y) to comply with applicable Law, or (z) as contemplated by Annex A attached hereto; (iii) pay, loan or advance any amount to or in respect of, or sell, transfer or lease any properties or assets to, or enter into any Contract or transaction with or on behalf of, any officer, director or active or former employee of the Company, any of the Company Subsidiaries or any of their Affiliates, or any business or entity in which the Company, any Company Subsidiary or any of their Affiliates or any relative of any such Person who has any material, direct or indirect, interest, except for payment of directors’ fees, payment of compensation to the officers and employees of the Company in the ordinary course of business and advancement or reimbursement of expenses in the ordinary course of business;

(l) except as may be required by GAAP or as a result of a change in applicable Law, make any change in its method of accounting or revalue in any material respect any of its assets;

(m) make any material Tax election or settle or compromise any material Tax liability;

(n) take any action, or fail to take any action, which results or could result in the loss of any Company Slot which would reasonably be expected to have a Company Material Adverse Effect;

(o) fail to continue, in respect of all Company Aircraft, all material maintenance programs in the ordinary course of business, including using commercially reasonable efforts to keep all Company Aircraft in such condition as may be necessary to enable the airworthiness certification of such Company Aircraft under the Aviation Act to be maintained in good standing;

(p) take any action that would result in any representation or warranty of the Company contained in this Agreement which is qualified as to materiality becoming untrue as of the Effective Time or any representation or warranty not so qualified becoming untrue in any material respect as of the Effective Time, provided that representations made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only;

(q) without limiting the provisions of Section 4.3, and, in each case, other than the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries or alter the corporate structure of the Company or any Company Subsidiary or the ownership of any Company Subsidiary;

(r) enter into any new line of business outside the businesses being conducted by the Company and the Company Subsidiaries on the date hereof; or

(s) authorize, make any commitment or enter into any Contract to do any of the foregoing.

4.3 Solicitation by the Company.

(a) Except as permitted by this Section 4.3, the Company shall not, the Company shall not give permission to or authorize any Company Representative to, and the Company shall use reasonable best efforts to cause the Company Representatives not to, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (ii) enter into, participate in, continue or otherwise engage in any discussions or negotiations with respect to any inquiries, proposals or offers regarding, or that could reasonably be expected to lead to the making of, a Takeover Proposal, (iii) take any action which would cause the Rights Agreement or the Preferred Share Purchase Rights to cease to be applicable to any transaction, other than the transaction contemplated hereby, or (iv) approve or recommend, or publicly proposed to approve or recommend, a Takeover Proposal or enter into any Acquisition Agreement relating to a Takeover Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to any of the foregoing.

(b) Notwithstanding anything to the contrary contained in Section 4.3(a), above, but subject to the last sentence of this Section 4.3(b), if, at any time following the date of this Agreement and prior to obtaining the Company Requisite Vote, the Company or any of the Company Representatives receives a written Takeover Proposal by any Person or group of Persons that was not initiated or solicited in violation of Section 4.3(a), above, that the Company Board (or any committee thereof) determines in good faith, after consultation with a financial advisor of nationally recognized reputation, such as the Company Financial Advisor, and with outside counsel, that such Takeover Proposal is bona fide and constitutes or could reasonably be expected to result in a Superior Proposal, the Company and Company Representatives may (x) furnish, pursuant to a Qualifying Confidentiality Agreement, information (including non-public information) with respect to the Company and the Company Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and (y) participate in discussions and negotiations regarding such Takeover Proposal; provided, that the Company will promptly provide to the Parent any non-public information concerning the Company and the Company Subsidiaries provided to such Person which was not previously provided to the Parent. The Company shall promptly advise the Parent orally and in writing of the receipt by the Company of any Takeover Proposal made with respect to, or of any request made to the Company for information or inquiry that could reasonably be expected to result in, any Takeover Proposal (in each case within twenty-four (24) hours of receipt thereof), and the Company shall provide to the Parent (within such twenty-four (24) hour time frame), at the Company’s option, either (i) a copy of any such Takeover Proposal made in writing provided to the Company or any of the Company Subsidiaries (which, at the option of the Company, may be redacted solely to remove the identity of the Person or group of Persons making the Takeover Proposal) or (ii) a written summary of the material terms of such Takeover Proposal (it being understood that such material terms do not have to include the identity of the Person or group of Persons making the Takeover Proposal). The Company shall keep the Parent informed on a prompt basis of any material change to the terms and conditions of any such Takeover Proposal and the status of any discussions or negotiations related thereto. The Company agrees that it and the Company Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to the Parent. The Company shall promptly notify the Parent upon determination by the Company Board that a Takeover Proposal is a Superior Proposal.

(c) Except as set forth in Sections 4.3(d) and 4.3(e), below, neither the Company Board nor any committee thereof shall (i) withdraw (or not continue to make) or modify, or propose publicly to withdraw (or not continue to make) or modify in a manner adverse to the Parent, the Recommendation; (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), whether taken by the Company Board or any committee thereof, a “Change of Recommendation”); or (iii) allow the Company or any of the Company Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or any similar agreement or understanding (other than a Qualifying Confidentiality Agreement) to implement a Takeover Proposal (each, an “Acquisition Agreement”).

(d) Notwithstanding Section 4.3(c), above, at any time prior to obtaining the Company Requisite Vote, if the Company (i) has received a proposal that constitutes a Superior Proposal (after giving effect to the terms of any revised offer by the Parent pursuant to this Section 4.3(d)), (ii) has determined, in consultation with outside counsel, that failure to take the actions set forth in clause (x) or (y) below would be inconsistent with the Company Board’s fiduciary duties under applicable Law, and (iii) has not breached the provisions of this Section 4.3; the Company Board may, after complying with the provisions of clauses (i) and (ii) below, (x) in connection with such Superior Proposal, make a Change of Recommendation or (y) after complying with all of the applicable provisions of Section 8.3 and subject to the proviso below, terminate this Agreement in accordance with Section 8.1 (and concurrently with such termination cause the Company to enter into an Acquisition Agreement with respect to any Superior Proposal); provided that the Company Board may not take the action set forth in clause (x) or (y), as the case may be, unless:

(i) the Company shall have provided prior written notice to the Parent at least five (5) calendar days in advance (the “Notice Period”) of its intention to take such action, which notice shall attach the most recent draft of any agreement with respect to, and specify the terms and conditions of any such Superior Proposal (including the identity of the Person or group of Persons making the Superior Proposal) and any material modifications to any of the foregoing, and

(ii) during the Notice Period, the Company shall, and shall cause its financial advisors and outside counsel to, negotiate with the Parent in good faith (to the extent the Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute (in the judgment of the Company Board, after consultation with the Company Financial Advisor and with outside counsel), a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal and the Company Board in its good faith judgment determines such revisions are material (it being understood that any change in the purchase price or form of consideration in such Superior Proposal shall be deemed a material revision), the Company shall deliver a new written notice to the Parent and shall comply with the requirements of this Section 4.3(d) with respect to such new written notice, except that the new Notice Period shall be three (3) calendar days.

(e) Notwithstanding Section 4.3(c), above, at any time prior to the Company Requisite Vote, the Company Board may, other than in response to a Takeover Proposal, make a Change of Recommendation if the Company Board has determined in good faith, after consultation with outside counsel, that, based on events and circumstances which are material, not reasonably foreseeable (or foreseen) at the date of this Agreement, and outside of the Company’s control, the failure of the Company Board to make such Change of Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable Law, provided, that the Company Board may not make such Change of Recommendation unless prior thereto the Company shall take the actions set forth in subsections (i) and (ii) of Section 4.3(d), above, as if a Superior Proposal had been received by the Company.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or any committee thereof) from (i) informing any Person of the existence of the provisions contained in this Section 4.3, (ii) complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act or (iii) making any disclosure to the Company’s shareholders if, in the case of this clause (iii), in the good faith judgment of the Company Board (or any committee thereof), after consultation with outside counsel, the failure to do so would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable Law; provided, however, that (x) any disclosure other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the Company Board expressly publicly reaffirms its Recommendation at least two business days prior to the Shareholder’s Meeting if the Parent has delivered to the Company a written request to so reaffirm at least 48 hours (or if 48 hours is impracticable, as far in advance as is practicable) prior to the time such reaffirmation is requested to be made and (y) neither the Company nor the Company Board (or any committee thereof) shall be permitted to recommend that the Company’s shareholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Takeover Proposal), unless in each case, in connection therewith, the Company Board (or any committee thereof) effects a Change of Recommendation in accordance with the terms of this Agreement.

4.4 Access and Information. Upon reasonable notice and subject to the terms of the Confidentiality Agreements, the Company shall, and the Company shall cause each of the Company Subsidiaries to, afford to the Parent and the officers, employees, accountants, counsel and other representatives of the Parent reasonable access, during normal business hours during the period prior to the Effective Time, to all of the Company’s and any Company Subsidiary’s material properties, books, Contracts, records, employees and agents; provided, however, that such access shall only be provided to the extent that such access would not violate applicable Law; and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that violates any of the Company’s obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third Person to such inspection or disclosure, (ii) to disclose any privileged information of the Company or any Company Subsidiary (provided that the Company shall use its reasonable best efforts to enter into a joint defense or similar agreement to prevent the loss of any such privilege), or (iii) to permit invasive testing of any of the Company’s or any Company Subsidiary’s real property. All requests for information made pursuant to this Section 4.4 shall be directed to the Company’s General Counsel. In no event shall the Company be required to supply to the Parent, or the Parent’s officers, employees, accountants, counsel or other representatives, any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company, except to the extent necessary for use in the Proxy Statement or as required under Section 4.3, above. In the event this Agreement is terminated for any reason, the Parent shall, in accordance with the terms of the Confidentiality Agreements, return or destroy, or cause to be returned or destroyed, all nonpublic information obtained from the Company or any of the Company Subsidiaries and any copies made of such documents for the Parent.

ARTICLE 5—COVENANTS OF THE PARENT

5.1 Conduct of Business of the Parent and the Merger Sub Pending the Merger.

(a) During the period from the date of this Agreement through the Effective Time, neither the Parent nor the Merger Sub shall engage in any activity of any nature except actions taken in connection with this Agreement and the Financing.

(b) During the period from the date of this Agreement through the Effective Time, the Parent shall not, and shall not permit any of the Parent Subsidiaries to, take or agree to take any action (including entering into agreements with respect to acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to materially delay or impede the consummation of the Merger.

(c) During the period from the date of this Agreement through the Effective Time, the Parent shall not, and shall not permit any of the Parent Subsidiaries to, amend or modify the Equity Funding Letters in any respect or manner that is adverse to the Company.

ARTICLE 6—ADDITIONAL AGREEMENTS

6.1 Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company shall prepare (in consultation with the Parent and after taking into account any comments made by the Parent) and file with the SEC the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (such proxy statement as amended or supplemented is referred to herein as the “Proxy Statement”) relating to the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the shareholders of the Company. Each of the Company and the Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement, or that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement. The Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the date of this Agreement. The Company shall promptly notify the Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. If at any time prior to the Shareholders’ Meeting any information relating to the Company, the Parent or any of their respective Affiliates, officers or directors is discovered by the Company or the Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement or the other filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or making the other filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide the Parent an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the Parent.

6.2 Shareholders’ Meeting. The Company shall promptly after the date of this Agreement take all action reasonably necessary in accordance with the WBCL and the Company’s Articles of Incorporation and By-Laws to duly call, give notice of, convene and hold a meeting of the Company’s shareholders (the “Shareholders’ Meeting”) for the purpose of voting upon the adoption and approval of this Agreement and the Merger as promptly as practicable following the date hereof. Subject to Section 4.3, above, the Company shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, and shall take all other action reasonably necessary or reasonably advisable to secure the vote of shareholders required by the rules of the AMEX or applicable Law to obtain such approvals. Unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1, this Agreement shall be submitted to the shareholders of the Company at the Shareholders’ Meeting for the purpose of adopting and approving this Agreement and the Merger.

6.3 Appropriate Action; Licenses; Filings.

(a) The Company, the Parent and the Merger Sub shall use their reasonable best efforts to, as applicable (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all Licenses required under applicable Law (including all rulings and approvals of Governmental Authorities) as a result of consummation of the transactions contemplated by this Agreement, including the Merger (collectively, “Governmental Licenses”), (iii) obtain all Consents required under material Contracts to which the Company or any of the Company Subsidiaries is a party or by which it is bound (collectively, “Company Consents”), (iv) obtain all Consents required under material Contracts to which the Parent or any of the Parent Subsidiaries is a party or by which it is bound (collectively, “Parent Consents”), and (v) make all necessary notices, reports, filings and registrations, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under applicable Law (including the filings and other submissions, if any, required under the Securities Act and the Exchange Act) (collectively, “Governmental Filings”); provided, that the Parent, the Merger Sub and the Company shall cooperate with each other in connection with the making of all Governmental Filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing (provided, that, in certain circumstances, such filings may be made available only to outside counsel of the non-filing party with a mutually acceptable agreement that such information may not be shared with the nonfiling party) and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Notwithstanding the foregoing, (i) the Parent and Merger Sub shall not be required to make a change in the identity of its members or a material change in the terms of its members’ investment in the Parent in connection with obtaining any such approval and (ii) the Company shall not (and shall not permit any Company Subsidiary to) pay any consent fee, waive any material rights, materially amend the terms of any Contract or agree to hold separate or dispose of any assets or make any material changes to the operations or business of the Company or the Parent or any of their respective Affiliates, or commit to do any of the foregoing, in connection with obtaining any Governmental Licenses or Company Consents or in connection with any Governmental Filings, in each case without the prior written consent of the Parent in its sole discretion. The Company and the Parent shall furnish all information required for any Governmental Filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) Each of the Parent and the Merger Sub acknowledges and agrees that its obligations under this Agreement are not conditioned upon the receipt by the Parent or the Merger Sub of the proceeds of the Equity Funding Letters and that any failure by the Parent or the Merger Sub to have available at the time the conditions to its obligations to effect the Merger set forth in Article 7, below, are satisfied or capable of satisfaction by action taken at the Closing all funds contemplated by the Equity Funding Letters shall constitute an intentional and willful breach by the Parent and the Merger Sub of this Agreement.

6.4 Employee Benefit Matters. Annex A attached hereto sets forth certain agreements of the parties with respect to the manner in which various benefit and compensation matters will be handled prior to and after the Effective Time for employees and directors of the Company and the Company Subsidiaries. The provisions of this Section 6.4 (including Annex A) are solely for the benefit of the parties to this Agreement, no current or former employee or any other individual associated therewith shall be regarded as a third party beneficiary of this Agreement except as provided in Section 9.7, below, and nothing herein shall be deemed to be a guarantee of employment or construed as an amendment to any Company Benefit Plan for any purpose.

6.5 Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of not less than six (6) consecutive years immediately after the Effective Time, unless otherwise required by applicable Law, the Parent shall cause its Certificate of Formation and Limited Liability Company Agreement and the Articles of Incorporation and By-Laws (or equivalent organizational documents) of the Parent Subsidiaries, including the Surviving Corporation, to contain provisions no less favorable with respect to the exculpation from personal liability and indemnification of and advancement of expenses to directors, officers and employees than are set forth in the Company’s Articles of Incorporation and By-Laws (or equivalent organizational documents of the relevant Company Subsidiary) as in effect on the date hereof; provided, however, that if any claim or claims are asserted against any individual entitled to the protections of such provisions within such six (6) year period, such provisions shall not be modified until the final disposition of any such claims. The Parent shall cause the Surviving Corporation to indemnify and advance expenses to, and shall itself indemnify and advance expenses as if it were the Surviving Corporation to, each present and former director, officer and employee and employee benefit plan fiduciary (each, an “Indemnified Person”) of the Company or any of the Company Subsidiaries (including rights relating to advancement of expenses and indemnification rights to which such individuals are entitled because they are serving as a director, officer or employee of another entity at the request of the Company or any of the Company Subsidiaries) in respect of actions, omissions or events occurring prior to or on the Effective Time to the fullest extent provided in the Company’s Articles of Incorporation or By-laws or the organizational documents of any Company Subsidiary, as applicable, any indemnification agreement or under applicable Laws, in each case, as in effect on the date of this Agreement. Without limiting the generality of the preceding sentence, if any Indemnified Person becomes involved in any actual or threatened Proceeding covered by this Section 6.5 after the Effective Time, the Parent shall, or the Parent shall cause the Surviving Corporation, to the fullest extent permitted by applicable Law, to promptly advance to such Indemnified Person his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to such Indemnified Person providing the Parent with an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto; provided, that such obligation on the part of the Parent shall cease after the sixth (6th) anniversary of the Effective Time except with respect to any Proceeding covered by this Section 6.5 made or filed on or prior to the sixth (6th) anniversary of the Effective Time.

(b) At or prior to the Effective Time, the Company shall and, if the Company is unable to, the Parent shall cause the Surviving Corporation, as of the Effective Time, to obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) consecutive years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of the Company Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) consecutive years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six (6) year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall the Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If the Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall cease to continue to exist for any reason or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as applicable, shall assume all of the obligations set forth in this Section 6.5.

(d) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and his or her heirs, personal representatives or similar representatives, shall be binding on all successors and assigns of the Parent and the Surviving Corporation and shall not be amended in a manner that is adverse to the Indemnified Persons (including their successors, assigns and heirs) without the express written consent of the Indemnified Person (including the successors, assigns and heirs) affected thereby.

6.6 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give the Parent or any Parent Subsidiary as relates to the Company or any Company Subsidiary, or vice versa, directly or indirectly, the right to control or direct the other party’s or its Subsidiary’s operations prior to the Effective Time.

6.7 Transfer Taxes. The Company and the Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”). All Transfer Taxes shall be paid by the Surviving Corporation and expressly shall not be a liability of any shareholder of the Company.

6.8 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock resulting from the transactions contemplated hereby, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.9 Confidentiality Agreements. The Company and the Parent acknowledge and agree that the Confidentiality Agreements dated August 1, 2007 between an Affiliate of the Parent and the Company (the “Confidentiality Agreements”) shall remain in full force and effect and be binding upon the Company and the Parent and shall survive termination of this Agreement for the period set forth therein.

6.10 [Intentionally Omitted.]

6.11 Public Announcements. The Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, including disclosures required under the federal securities laws.

6.12 Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, the Company and the Parent shall promptly notify each other in writing promptly after (a) becoming aware of (i) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (b) receiving any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or (c) any Proceeding is commenced or, to such party’s Knowledge, threatened against, relating to or involving such party or any of its Subsidiaries which relate to the Merger; provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to either party, and the failure to deliver any such notice shall not affect any of the conditions set forth in Article 7, below; and provided, further, that the delivery of any notice pursuant to this Section 6.12 shall not cause the failure of any condition set forth in Article 7, below, to be satisfied nor shall the delivery of any such notice be deemed an admission that any condition in Article 7, below, is not or will not be satisfied or that there has been any Company Material Adverse Effect.

6.13 Options; Warrants; Restricted Stock.

(a) Effective as of the Effective Time, each Company Option to purchase Shares under any Company Option Plan or other agreement of the Company (including options issued to the Company’s non-employee directors) outstanding immediately prior to the Effective Time, whether or not currently exercisable as provided under the terms thereof, shall become, immediately prior to the Effective Time, exercisable. As of the Effective Time, unless otherwise provided in any Company Option Plan, each Company Option shall be converted into the right to receive, upon exercise, cash consideration (without interest thereon) in an amount equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company

Option being exercised and (y) the excess, if any, of the Per Share Consideration over the exercise price per share of Company Common Stock subject to such exercised Company Option minus (ii) all applicable federal, state and local Taxes required to be withheld, if any. Prior to the Effective Time, the Company shall use reasonable best efforts to obtain the written consent (in form and substance reasonably satisfactory to the Parent) of each holder of Company Options that are not exercised prior to the Effective Time (including Company Options that vest immediately prior to the Effective Time) to the cancellation of all outstanding Company Options held by each such holder in exchange for cash consideration equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, and (y) the excess, if any, of the Per Share Consideration over the exercise price per share of Company Common Stock subject to such Company Option minus (ii) all applicable federal, state and local Taxes required to be withheld, if any.

(b) Unless otherwise agreed between the Parent and any holder of a Company Warrant prior to the Effective Time (but in case of such agreement, only with respect to such Company Warrants held by such holder), the Company shall take all actions necessary to ensure that, at the Effective Time, each Company Warrant then outstanding, whether or not then exercisable or vested, shall be cancelled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive promptly after the Effective Time, a cash payment in respect of such cancellation from the Company in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Warrant, and (y) the excess, if any, of the Per Share Consideration over the exercise price per share of Company Common Stock subject to such Company Warrant minus (ii) all applicable federal, state and local Taxes required to be withheld, if any.

(c) The Company (acting through the Company Board or any committee thereof administering the applicable Company Option Plan) shall take all necessary actions to ensure that all unvested Company Restricted Awards vest immediately prior to the Effective Time. At the Effective Time, the Company Restricted Awards shall be converted into the right to receive an amount equal to (i) the product of (x) the Per Share Consideration and (y) the number of shares of Company Common Stock subject to such Company Restricted Award minus (ii) all applicable federal, state and local Taxes required to be withheld, if any. Payment of such amount shall be payment in full for all Company Restricted Awards and the Shares into which they so convert.

(d) Prior to the Effective Time, the Company shall deliver to the holders of Company Options and Company Warrants appropriate notices, in form and substance reasonably acceptable to the Parent, setting forth such holders’ rights pursuant to this Agreement. The Company shall take all action as is necessary prior to the Effective Time to terminate all Company Option Plans so that at and after the Effective Time, no current or former employee, director, consultant or other person shall have any option to purchase or right to receive any Company Options for his or her benefit, except to the extent provided in Section 6.13(a), above. Not more than ten (10) nor less than three (3) Business Days prior to the anticipated Effective Time, the Company shall deliver to the Parent a list, in form reasonably acceptable to the Parent, of the number of Company Options and Company Warrants expected to be outstanding immediately prior to the Effective Time, and the names of the holders thereof and in each case together with the applicable mailing addresses, tax identification numbers and other information relating to such holders and participants as the Parent may reasonably require in connection with the payments to be made pursuant to this Section 6.13. The Parent may take such actions, as promptly as practicable, prior to making any payment under this Section 6.13, as are reasonably necessary and appropriate in order to verify the right of any person to receive such a payment hereunder, the identifying information relating to such person and whether any withholding is required with respect thereto and, if so, the amount thereof.

6.14 Resignation of Directors. Immediately prior to the Effective Time, the Company shall cause each of its directors and, if requested by the Parent, each director of each Company Subsidiary (or person fulfilling a similar role) to resign (or otherwise to be removed) from such board of directors (or equivalent body).

6.15 Takeover Statute. If any “fair price”, “moratorium”, “business combination”, “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company and the Parent and member of their respective boards of directors (or similar governing bodies) shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

ARTICLE 7—CONDITIONS OF MERGER

7.1 Conditions Applicable to Each Party. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Company Requisite Vote. The Company Requisite Vote shall have been obtained.

(b) Governmental Licenses. All Governmental Licenses shall have been obtained other than any Governmental Licenses the failure of which to obtain both (i) would not reasonably be expected to have a Company Material Adverse Effect and (ii) would not subject any Person to risk of criminal liability.

(c) Governmental Filings. All Governmental Filings shall have been made and all statutory or regulatory waiting periods applicable thereto, if any, shall have expired or been earlier terminated other than any Governmental Filings the failure of which to make both (i) would not reasonably be expected to have a Company Material Adverse Effect and (ii) would not subject any Person to risk of criminal liability; provided that the expiration or earlier termination of the waiting period required under the HSR Act shall have occurred.

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect preventing or prohibiting consummation of the transactions contemplated by this Agreement or restricting the consummation of the transactions contemplated by this Agreement.

7.2 Additional Conditions Applicable to Parent and Merger Sub. The respective obligations of the Parent and the Merger Sub to effect the Merger and the other transactions contemplated hereby is subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

(a) Company’s Representations and Warranties. Without giving effect to any notice to the Parent under Section 6.12, above, and except for Section 2.7, above, which is provided for in Section 7.2(c), below, and except for the performance by the Company of obligations required by the terms of this Agreement (other than Sections 4.1(a) or 4.2) or resulting solely from actions that have been approved by the Parent pursuant to Sections 4.1 or 4.2, (i) each of the representations and warranties contained in Sections 2.2 and 2.4 shall be true and correct as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, and, in either case, except for de minimis inaccuracies to Section 2.2, (ii) each of the representations and warranties of the Company contained in this Agreement (other than in Sections 2.2 and 2.4) that is qualified by reference to “materiality” or “Company Material Adverse Effect” shall be true and correct as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, and (iii) each of the representations and warranties of the Company contained in this Agreement (other than in Sections 2.2 and 2.4) that is not qualified by reference to “materiality” or “Company Material Adverse Effect” shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date; provided, however, that notwithstanding the foregoing, the conditions set forth in this Section 7.2(a) shall be deemed to be satisfied notwithstanding the failure of any such representations and warranties to be true and correct under the standards set forth in clauses (ii) and (iii), as applicable, so long as the representations and warranties of the Company contained in this Agreement (other than Sections 2.2 and 2.4 and disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) shall be true and correct as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, except where the failure of such representations and warranties to be so true and correct would not result in a Company Material Adverse Effect. The Parent shall have received a certificate signed on behalf of the Company by its chief executive officer and chief financial officer to the foregoing effect.

(b) Company’s Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Parent shall have received a certificate signed on behalf of the Company by its chief executive officer and chief financial officer to the foregoing effect.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall have been no Company Material Adverse Effect and no event or circumstance shall have occurred that would be reasonably expected to result in a Company Material Adverse Effect. The Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to the foregoing effect.

(d) No Challenge. There shall not be pending or, to the Knowledge of the Parent or the Company, threatened any Proceeding by any Governmental Authority wherein an unfavorable Order would reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement (including ownership of Parent by the parties to the Equity Funding Letters), (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof, (iii) affect the right or powers of the Parent to own, operate or control the Company so as to result in a Company Material Adverse Effect or (iv) restrict the ability of any party providing an Equity Funding Letter to invest in the Parent and own equity securities therein or require such party to make a material change in the terms of its investment in Parent.

7.3 Additional Conditions Applicable to Company. The obligation of the Company to effect the Merger and the other transactions contemplated hereby is subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

(a) Parent’s and Merger Sub’s Representations and Warranties. Without giving effect to any notice to the Company under Section 6.12, above, (i) each of the representations and warranties of the Parent and the Merger Sub contained in this Agreement that is qualified by reference to “materiality” shall be true and correct as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, and (ii) each of the representations and warranties of the Parent and the Merger Sub contained in this Agreement that is not qualified by reference to “materiality” shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date. The Company shall have received a certificate signed on behalf of the Parent by its chief executive officer and chief financial officer to the foregoing effect.

(b) Parent’s and Merger Sub’s Agreements and Covenants. The Parent and the Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate signed on behalf of the Parent by its chief executive officer and chief financial officer to the foregoing effect.

ARTICLE 8—TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the Company Requisite Vote is obtained (except as noted), as applicable:

(a) by mutual written consent duly authorized by the Parent Managing Member and the Company Board;

(b) by either the Company or the Parent if the Merger shall not have been consummated by February 28, 2008, unless extended by agreement of the Company and the Parent; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of any provision of this Agreement;

(c) by either the Company or the Parent if a Governmental Authority shall have issued a non-appealable final Order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either the Company or the Parent if: (i) the Shareholders’ Meeting (including any adjournments thereof) shall have been held and completed and the shareholders of the Company shall have taken a final vote on a proposal to adopt this Agreement and (ii) the Company Requisite Vote shall not have been obtained;

(e) by the Company, upon a breach of any covenant or agreement on the part of the Parent or the Merger Sub set forth in this Agreement, or if any representation or warranty of the Parent or the Merger Sub shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Sections 7.3(a) or 7.3(b), above, as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Parent’s or the Merger Sub’s representations and warranties or breach by the Parent or the Merger Sub of a covenant or agreement was unintentional and is curable by the Parent or the Merger Sub through exercise of commercially reasonable efforts, then the Company may not terminate this Agreement pursuant to this Section 8.1(e) for ten (10) consecutive days after delivery of written notice from the Company to the Parent of such breach, so long as the Parent or the Merger Sub, as the case may be, continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by the Parent or the Merger Sub is cured during such ten (10) day period); provided, that the Company cannot terminate this Agreement pursuant to this clause (e) if it has breached this Agreement at or prior to the time of termination and such breach has not been cured;

(f) by the Parent, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b), above, as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company of a covenant or agreement was unintentional and is curable by the Company through exercise of its commercially reasonable efforts, then the Parent may not terminate this Agreement pursuant to this Section 8.1(f) for ten (10) consecutive days after delivery of written notice from the Parent to the Company of such breach, so long as the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Parent may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by the Company is cured during such ten (10) day period); provided, that the Parent cannot terminate the Agreement pursuant to this clause (f) if it has breached this Agreement at or prior to the time of termination and such breach has not been cured;

(g) by the Parent prior to obtaining the Company Requisite Vote in the event of a Change of Recommendation pursuant to Sections 4.3(d) or 4.3(e), above (or a deemed Change of Recommendation pursuant to Section 4.3(f) above), or if the Company Board fails to include the Recommendation in the Proxy Statement or to publicly reaffirm the Recommendation within two (2) days of Parent’s request that it do so; or

(h) by the Company prior to obtaining the Company Requisite Vote pursuant to, and in accordance with, Section 4.3(d), above.

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1, above, will be effective immediately upon (or if termination is pursuant to Sections 8.1(e) or 8.1(f), above, and the proviso therein is applicable, ten (10) consecutive days after) the delivery of written notice thereof by the terminating party to the other party. In the event of termination of this Agreement as provided in Section 8.1, above, this Agreement shall be of no further force or effect, with no liability of any party to the other parties, except (i) the provisions set forth in the last sentence of Section 4.4, above, this Section 8.2, Section 8.3, below, and Article 9, below, shall survive the termination of this Agreement indefinitely, (ii) the provisions of the Confidentiality Agreements shall survive the termination of this Agreement (subject to the time period set forth therein), and (iii) nothing herein, including Section 8.3(c), shall relieve any party from liability for any intentional or willful breach of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in Section 8.2, above, and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated.

(b) (i) If this Agreement is terminated pursuant to Sections 8.1(g) or 8.1(h), above, the Company shall pay the Termination Fee to the Parent in immediately available funds within one (1) Business Day after such termination.

(ii) If (A) this Agreement is terminated by the Parent or the Company, as the case may be, pursuant to Section 8.1(b) or 8.1(f), above (and prior to such termination the Company shall not have held the Shareholders’ Meeting pursuant to Section 6.2, above), or Section 8.1(d), above, (or any other Section of Section 8.1, when such Agreement was otherwise terminable under Section 8.1(d)), and (B) prior to such termination a Takeover Proposal (other than by the Parent and the Merger Sub) shall have been received by the Company and publicly announced and not withdrawn or abandoned, then the Company shall pay or cause to be paid to the Parent in immediately available funds an amount equal to the Reimbursable Expenses within one (1) Business Day after such termination, and if, within twelve (12) months following the termination of this Agreement pursuant to this clause 8.3(b)(ii), a Takeover Proposal is consummated or the Company enters into a definitive agreement providing for such Takeover Proposal, then the Company shall pay or cause to be paid to the Parent in immediately available funds an amount equal to the Termination Fee within one (1) Business Day after the Company enters into such definitive agreement or such transaction is consummated, whichever is earlier; provided, however, that set-off against the Termination Fee owed under this subsection (b)(ii) shall be the amount of all Reimbursable Expenses paid by the Company. For purposes of this subsection (b)(ii), each reference to “Takeover Proposal” shall be deemed a reference to a “Takeover Proposal” as defined herein, provided that each reference to twenty percent (20%) in the definition thereof shall be replaced with fifty percent (50%).

(c) Payment of the fees described in Section 8.3(b), above, and, as applicable, payment of Reimbursable Expenses, shall be the exclusive monetary remedy of the Parent and the Parent Subsidiaries for a termination of this Agreement under which such Termination Fee and Reimbursable Expenses would be payable pursuant to the terms of this Section 8.3 and shall be in lieu of damages incurred in the event of any such termination of this Agreement other than any damages related to a breach of Section 4.3 hereof.

(d) Each of the Parent and the Company acknowledges that the agreements set forth in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the

Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, the Parent commences a suit which results in a judgment against the Company for the payment set forth in this Section 8.3, the Company shall pay to the Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

8.4 Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies by the other parties hereto in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent other failure.

ARTICLE 9—GENERAL PROVISIONS

9.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any agreement, instrument or document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any agreement of the parties (for avoidance of doubt, excluding any representation or warranty provided by a party) that by its terms contemplates performance after the Effective Time.

9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given and received when delivered personally, three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), one (1) Business Day after being delivered by an express courier (with confirmation), or when sent by facsimile (with confirmation), in each case to the parties at the following addresses or facsimile numbers, as the case may be (or at such other address or facsimile number for a party as shall be specified by like changes of address or facsimile number) and shall be effective upon receipt:

If to the Company:

Midwest Air Group, Inc.

6744 South Howell Avenue

HQ-14

Oak Creek, WI 53154

Attention: Carol N. Skornicka

Senior Vice President – Corporate Affairs, General Counsel and Secretary

Telephone No.: (414) 570-3980

Telecopy No.:   (414) 570-0080

E-Mail: carol.skornicka@midwestairlines.com

with copies (which shall not constitute notice) to:

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202

Attention: Dennis F. Connolly

                 Christopher B. Noyes

Telephone No.: (414) 273-3500

Telecopy No.:   (414) 273-5198

E-Mail: dconnoll@gklaw.com

             cbnoyes@gklaw.com

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Frederick C. Lowinger

                 Dennis V. Osimitz

Telephone No.: (312) 853-7000

Telecopy No.:   (312) 853-7036

E-Mail: flowinger@sidley.com

              dosimitz@sidley.com

and

if to Parent or Acquisition Sub, to:

Midwest Air Partners, LLC

c/o TPG Capital, L.P.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention: Clive Bode

Telephone No.: (817) 871-4651

Telecopy No.: (817) 871-4010

E-Mail: cbode@tpg.com

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, California 90071

Attention: Nicholas P. Saggese

                 Rick C. Madden

Telephone No.: (213) 687-5000

Telecopy No.: (213) 687-5600

E-Mail: nsaggese@skadden.com

             rmadden@skadden.com

Northwest Airlines Corporation

Dept. 4010

Eagan, Minnesota 55121

Attention: Michael L. Miller Esq.

Telephone No.: (612) 726-7135

Telecopy No.: (612) 726-7123

E-Mail: michael.miller@nwa.com

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Wilson S. Neely, Esq.

Telephone No.: (212) 455-7063

Telecopy No.: (212) 455-2502

E-Mail: wneely@stblaw.com

and

Michael Best & Friedrich LLP

100 East Wisconsin Avenue

Suite 3300

Milwaukee, Wisconsin 53202-4108

Attention: Thor Lundgren

Michael Altman

Telephone No.: (414) 271-6560

Telephone No.: (414) 277-0656

E-Mail: ktlundgren@michaelbest.com

             mhaltman@michaelbest.com

9.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.5 Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement, including the Equity Funding Letters) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as set forth in Section 9.7, below, is not intended to confer upon any other Person any rights or remedies hereunder.

9.6 Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that the Parent and Merger Sub may assign all or any of their respective rights hereunder and thereunder to any Affiliate, provided that no such assignment shall relieve the Parent of its obligations hereunder.

9.7 Parties in Interest. Subject to Section 9.6, above, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (including Annex A hereto), is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.5, above (which third party beneficiary rights shall not arise until the Effective Time occurs).

9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Wisconsin, regardless of the Laws that might otherwise govern under applicable principles of choice of law or conflicts of law.

9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby (i) submit to the jurisdiction of any federal or state court sitting in the State of Wisconsin, (ii) agree not to object to venue in such courts or to claim that such forum is inconvenient, and (iii) agree that notice or the service of process in any Proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 9.2 hereof. Except as otherwise set forth herein, including Section 8.3, above, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law.

9.10 Counterparts. This Agreement may be executed in two (2) or more counterparts and by exchange of original, facsimile and/or Portable Document Format (a/k/a “.PDF”) signature pages, all of which shall be considered one and the same agreement and shall become effective when counterparts of such signature pages have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart signature page.

9.11 Time is of the Essence. Time is of the essence as to all performance under this Agreement.

9.12 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Annexes, such reference will be to an Article or Section of or Exhibit or Annex to this Agreement unless otherwise indicated. The table of contents contained in this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein that are defined in GAAP have the meanings ascribed to them therein. No provision of this Agreement will be interpreted in favor of, or against, either of the parties to this Agreement by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against either party hereto. The Company Disclosure Letter, as well as all Exhibits and the Annex hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require either party to take any action, or fail to take any action, if to do so would violate any applicable Law. References to the “other party” or “either party” will be deemed to refer to the Company, the Parent or the Merger Sub, as the case may be. References herein to “ordinary course of business” shall be deemed to include “in a manner consistent with past practices.” The Company or the Parent, as the case may be, shall, without limitation, be deemed to have “made available” to the other party for purposes of this Agreement any agreements, instruments, certificates and other documents maintained on the Electronic Data Gathering, Analysis, and Retrieval system (a/k/a EDGAR) or in any virtual or physical data rooms provided in connection with the transactions contemplated by this Agreement, including the Merger.

[Signatures follow.]

IN WITNESS WHEREOF, the Parent, the Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT

MIDWEST AIR PARTNERS, LLC

By:	/s/ RICHARD SCHIFTER
Print Name:	Richard Schifter
Title:	Authorized Signatory

MERGER SUB:

MIDWEST ACQUISITION COMPANY, INC.

By:	/s/ RICHARD SCHIFTER
Print Name:	Richard Schifter
Title:	Vice President

COMPANY:

MIDWEST AIR GROUP, INC.

By:	/s/ TIMOTHY E. HOEKSEMA
Timothy E. Hoeksema, Chairman of the Board, President and Chief Executive Officer

Exhibit A

Glossary of Defined Terms

“Acquisition Agreement” has the meaning set forth in Section 4.3(c) of the Agreement.

“Adjustment” has the meaning set forth in Section 1.9 of the Agreement.

“Ads” has the meaning set forth in Section 2.11(a) of the Agreement.

“Affiliate” means, with reference to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “ control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, no “portfolio company” of any member of Parent shall be deemed to be an Affiliate of Parent, Merger Sub or such member.

“Agreement” means the Agreement and Plan of Merger dated August 16, 2007, by and among the Parent, the Merger Sub and the Company, as the same may be amended from time to time in accordance with the terms and conditions thereof.

“AMEX” means the American Stock Exchange and any successor thereto.

“Articles of Merger” has the meaning set forth in Section 1.3 of the Agreement.

“Aviation Act” means the Federal Aviation Act of 1958 and the rules and regulations promulgated thereunder, each as amended from time to time.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in the State of Wisconsin or New York, New York are required or authorized by applicable Law or executive order to be closed.

“Change of Recommendation” has the meaning set forth in Section 4.3(c) of the Agreement.

“Closing” means the consummation of the transactions contemplated by the Agreement, including the Merger.

“Closing Date” has the meaning set forth in Section 1.2 of the Agreement.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, each as amended from time to time.

“Company” has the meaning set forth in the opening paragraph of the Agreement.

“Company Aircraft” has the meaning set forth in Section 2.19(a) of the Agreement.

“Company Benefit Plan” has the meaning set forth in Section 2.10(a) of the Agreement.

“Company Board” has the meaning set forth in the recitals to the Agreement.

“Company Book-Entry Shares” has the meaning set forth in Section 1.8(b) of the Agreement.

“Company CBAs” has the meaning set forth in Section 2.17(a) of the Agreement.

“Company Certificates” has the meaning set forth in Section 1.8(b) of the Agreement.

“Company Common Stock” has the meaning set forth in Section 1.7(a) of the Agreement.

“Company Consents” has the meaning set forth in Section 6.3(a) of the Agreement.

“Company Disclosure Letter” has the meaning set forth in the opening paragraph of Article 2 of the Agreement.

“Company ERISA Affiliate” means any trade or business, whether or not incorporated, which is treated as a single employer with the Company pursuant to Subsections (b), (c), (m) or (o) of Section 414 of the Code.

“Company Financial Advisor” has the meaning set forth in Section 2.24 of the Agreement.

“Company Intellectual Property” has the meaning set forth in Section 2.18 of the Agreement.

“Company License” has the meaning set forth in Section 2.11(a) of the Agreement.

“Company Material Adverse Effect” means any change, circumstance, event or effect (each, an “Effect”) that, when considered either individually or together with all other Effects, is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole or the ability of the parties to consummate the transactions contemplated hereby; provided, however, that in no event shall any of the following Effects be deemed to constitute, or be taken into account in determining whether there has been, a “Company Material Adverse Effect” hereunder: (i) any Effect that resulted from the entry into or announcement of the execution of the Agreement, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of the Company Subsidiaries with its customers, employees, financing sources, suppliers, or strategic partners that resulted from entry into or the announcement of the execution of the Agreement; (ii) the performance by the Company of obligations required to be taken under the Agreement (provided that this clause (ii) shall not apply to Effects resulting from compliance with Section 4.1(a) or 4.2); (iii) changes affecting the economy or the securities, credit or financial markets in general in the United States; (iv) changes that are the result of factors generally affecting any business in which the Company and/or any Company Subsidiary operates; (v) any change in the market price or trading volume of the Company Common Stock (provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Company Material Adverse Effect); (vi) the suspension of trading in securities generally on the AMEX (provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect); (vii) any adoption, implementation, proposal or change in any applicable Law or required change in GAAP or interpretation of any of the foregoing; (viii) any action taken or not taken to which the Parent has consented; (ix) the failure of the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period ending on or after December 31, 2006 (provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect); (x) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism (except to the extent any of the foregoing causes any damage or destruction to or renders unusable any facility or property of the Company or any of the Company Subsidiaries); or (xi) any change or announcement of a potential change in the credit rating of the Company or any of the Company Subsidiaries or any of their securities (provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect (other than any Effect related to the execution or delivery of the Agreement, the performance of the obligations contemplated by the Agreement or the Merger and the other transactions contemplated by the Agreement) underlying such announcement has resulted in, or contributed to, a

Company Material Adverse Effect); provided, however, that changes set forth in clauses (iii), (iv), (vii) and (x), above, may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent such changes have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole (after taking into account the size of the Company and the Company Subsidiaries relative to such other participants), relative to the other participants in the industries and in the geographic markets in which the Company conducts its business and are not otherwise excluded by any of clauses (i), (ii), (v), (vi), (viii), (ix) or (xi), above. The parties agree that failure of the Company’s chief executive officer or chief financial officer to provide any certification required to be filed with any document filed with the SEC shall constitute an Effect that has a Company Material Adverse Effect.

“Company Option” has the meaning set forth in Section 2.2 of the Agreement.

“Company Option Plan” has the meaning set forth in Section 2.2 of the Agreement.

“Company Preferred Stock” has the meaning set forth in Section 2.2 of the Agreement.

“Company Reports” has the meaning set forth in Section 2.6(a) of the Agreement.

“Company Representatives” means any officers, employees, accountants, financial advisors, legal counsel, consultants, agents or representatives of the Company or any Company Subsidiaries.

“Company Requisite Vote” has the meaning set forth in Section 2.23 of the Agreement.

“Company Restricted Award” has the meaning set forth in Section 2.2 of the Agreement.

“Company Slot” has the meaning set forth in Section 2.20 of the Agreement.

“Company Subsidiary” means any direct or indirect Subsidiary of the Company.

“Company Warrant” has the meaning set forth in Section 2.2 of the Agreement.

“Confidentiality Agreements” has the meaning set forth in Section 6.9 of the Agreement.

“Consent” means agreements, from the parties to those Contracts which by their terms terminate, are modified, have payments or other obligations which may be accelerated, or specifically require consent of another Person upon consummation of one or more of the transactions contemplated by the Agreement, including the Merger, consenting to the transactions contemplated by the Agreement without any amendment or modification of the Contract.

“Contract” means any agreement, lease, license, note, mortgage, indenture, contract or other legally binding obligation.

“DFI” means the Wisconsin Department of Financial Institutions and any successor thereto.

“DHS” means the United States Department of Homeland Security and any successor thereto.

“DOT” means the United States Department of Transportation and any successor thereto.

“D&O Insurance” has the meaning set forth in Section 6.5(b) of the Agreement.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect” in this Exhibit A.

“Effective Time” means the date and time at which the Articles of Merger are duly filed with the DFI or such later date and time as is agreed to by the Parent and the Company and set forth in the Articles of Merger.

“Environmental Claim” means any written or, to the Knowledge of the Company, oral investigation, suit, proceeding, notice, Order, demand, letter, claim or request for information alleging that the Company or any of the Company Subsidiaries (or, to the Knowledge of the Company, any Person for whom they may be liable by Law or Contract) has been, is or may be in violation of or subject to liability under any Environmental Law, or relating to Hazardous Substances including contamination or pollution of the environment or any property therefrom, and exposure of any person thereto.

“Environmental Laws” means any applicable Law, common law (as it relates to Hazardous Substances) or Order relating to any matter of pollution, protection of human health, the environment, natural resources or environmental regulation or control or regarding Hazardous Substances.

“Environmental License” means any License required under any applicable Environmental Law.

“Equity Funding Letters” has the meaning set froth in Section 3.7(a) of the Agreement.

“Equity Provider” means TPG Capital Fund V, L.P. and Northwest Airlines, Inc.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, each as amended from time to time.

“ERISA Benefit Plan” means an employee benefit plan or program that is also an “employee pension benefit plan “ (as defined in Section 3(2) of ERISA) or that is also an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, each as amended from time to time.

“Exchange Fund” has the meaning set forth in Section 1.8(a) of the Agreement.

“Excluded Shares” has the meaning set forth in Section 1.7(a) of the Agreement.

“FAA” means the United States Federal Aviation Administration and any successor thereto.

“FARs” has the meaning set forth in Section 2.11(a) of the Agreement.

“FCC” means the United States Federal Communications Commission and any successor thereto.

“Financing” has the meaning set forth in Section 3.7(a) of the Agreement.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, local or foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof).

“Governmental Filings” has the meaning set forth in Section 6.3(a) of the Agreement.

“Governmental Licenses” has the meaning set forth in Section 6.3(a) of the Agreement.

“Hazardous Substances” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that may have an adverse effect on human health or the environment.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, each as amended from time to time.

“Indemnified Person” has the meaning set forth in Section 6.5(a) of the Agreement.

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights and registrations and applications to register or renew the registration of any of the foregoing, patents, patent applications and patent rights, trade secrets, and all similar intellectual property rights.

“internal controls” has the meaning set forth in Section 2.6(d) of the Agreement.

“IRS” means the United States Internal Revenue Service and any successor thereto.

“Knowledge of the Company” means (i) those facts that are actually known by any executive officer of the Company, and (ii) those facts that would reasonably be expected to have come to the attention of any executive officer of the Company if such executive officer conducted a reasonable due diligence review of the Company’s and each Company Subsidiary’s assets, liabilities and operations.

“Knowledge of the Parent” means (i) those facts that are actually known by the chief executive officer or chief financial officer of the Parent, and (ii) those facts that would reasonably be expected to have come to the attention of the chief executive officer or chief financial officer of the Parent if such officer conducted a reasonable due diligence review of the Parent’s and each Parent Subsidiary’s assets, liabilities and operations.

“Law” means any federal, state, local, municipal, foreign, international, multinational, territorial or other administrative order, constitution, law, ordinance, rule, regulation, requirement, permit, authorization, statute or treaty and any guidance issued thereunder, including any transitional relief or rules provided in connection therewith.

“Licenses” means permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders required, issued or granted by the FAA, DOT or any other Governmental Authority.

“Lien” means, with respect to any asset, pledges, mortgages, title defects or objections, claims, liens, charges, encumbrances or security interests of any kind or nature.

“Material Contracts” has the meaning set forth in Section 2.12 of the Agreement.

“Merger” has the meaning set forth in the recitals to the Agreement.

“Merger Consideration” means an amount equal to the product of the Per Share Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares).

“Merger Sub” has the meaning set forth in the opening paragraph of the Agreement.

“Merger Sub Board” has the meaning set forth in the recitals to the Agreement.

“Notice Period” has the meaning set forth in Section 4.3(d)(i) of the Agreement.

“Order” means any award, decision, decree, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by, or any agreement entered into with, any court, administrative agency or any other Governmental Authority or arbitrator.

“Owned Real Property” has the meaning set forth in Section 2.13(a) of the Agreement.

“Parent” has the meaning set forth in the opening paragraph of the Agreement.

“Parent Consents” has the meaning set forth in Section 6.3(a) of the Agreement.

“Parent Managing Member” has the meaning set forth in the recitals to the Agreement.

“Parent Subsidiary” means any direct or indirect Subsidiary of the Parent, including the Merger Sub.

“Paying Agent” has the meaning set forth in Section 1.8(a) of the Agreement.

“Per Share Consideration” has the meaning set forth in Section 1.7(a) of the Agreement.

“Permitted Liens” means (i) statutory liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate Proceedings, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business, (iii) the interest of a landlord under a lease or a licensor under a license, and (iv) such other Liens or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection, in each case of clauses (i) through (iv), above, that would not reasonably be expected to result in a Company Material Adverse Effect.

“Person” means any individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or Governmental Authority.

“Preferred Share Purchase Right” means a right to purchase Series A Preferred Stock of the Company in the manner set forth in the Rights Agreement.

“Proceeding” means any action, arbitration, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding.

“Proxy Statement” has the meaning set forth in Section 6.1 of the Agreement.

“Qualifying Confidentiality Agreement” means an executed agreement with provisions requiring any Person receiving nonpublic information with respect to the Company, which provisions to keep such information confidential are no less restrictive in any material respect to such Person than the Confidentiality Agreements is to the Parent, its Affiliates, and their respective personnel and representatives and which agreement does not prohibit compliance by the Company with its obligations under Section 4.3 to provide notices and other information to the Parent.

“Real Property Lease” has the meaning set forth in Section 2.13(b) of the Agreement.

“Recommendation” has the meaning set forth in Section 2.4(b) of the Agreement.

“Reimbursable Expenses” means all reasonable out of pocket expenses incurred by the Parent, the Merger Sub, the Equity Providers and their respective Affiliates in connection with or related to the authorization, preparation and execution of the Agreement and all other matters related to the closing of the transactions contemplated hereby; provided, however, in no event shall the amount of Reimbursable Expenses for purposes hereof exceed $4,000,000.

“Rights” means arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests or other Rights, or securities or Rights convertible into or exchangeable for shares of the capital stock or other equity interests of a Person.

“Rights Agreement” has the meaning set forth in Section 2.26 of the Agreement.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, each as amended from time to time.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, each as amended from time to time.

“Series A Preferred Stock” has the meaning set forth in Section 2.2 of the Agreement.

“Shareholders’ Meeting” has the meaning set forth in Section 6.2 of the Agreement.

“Shares” has the meaning set forth in Section 1.7(a) of the Agreement.

“Subsidiary” means, with reference to any corporation, partnership, limited liability company, business trust, joint venture or other entity, ownership by such entity, directly or indirectly, of fifty percent (50%) or more of the voting equity of such entity, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity, or if there are no voting interests, 50% or more of the equity interests.

“Superior Proposal” means any bona fide written proposal or offer from any Person (other than the Parent and its Affiliates, including the Merger Sub) not solicited in violation of Section 4.3 of the Agreement relating to any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, for consideration consisting of cash and/or securities, of fifty percent (50%) or more of the consolidated assets of the Company and the Company Subsidiaries or more than fifty percent (50%) of the voting power of the Shares then outstanding, including by means of any tender or exchange offer that if consummated would result in any Person (other than the Parent and its Affiliates, including the Merger Sub) beneficially owning Shares with more than fifty percent (50%) of the voting power of the Shares then outstanding and, in each case, that is on terms that the Company Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation, such as the Company Financial Advisor and outside counsel) to be more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated hereby, taking into account all relevant aspects of such offer (in comparison with the terms of the Agreement and any revised offer by the Parent), including financial considerations (including additional transaction costs and the effect of the payment of the Termination Fee, expenses or amounts payable hereunder) and the likelihood that the proposed transaction would be consummated substantially in accordance with its terms (taking into account all financing, regulatory, legal and other aspects of the proposal).

“Surviving Corporation” has the meaning set forth in Section 1.1 of the Agreement.

“Takeover Proposal” means any inquiry, proposal or offer from any Person relating to, in a single transaction or series of related transactions, (i) any direct or indirect acquisition or purchase of twenty percent (20%) or more of the assets of the Company and the Company Subsidiaries or twenty percent (20%) or more of the voting power of the Shares then outstanding, including any tender offer or exchange offer that if consummated would result in any Person beneficially owning Shares with twenty percent (20%) or more of the voting power of the Shares then outstanding, or (ii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company pursuant to which any Person or the shareholders of any Person would, directly or indirectly, own twenty percent (20%) or more of any class of equity securities of the Company or of any resulting parent company of the Company (or any of their Subsidiaries whose assets constitute twenty percent (20%) or more of the net revenues, income or assets of the Company and the Company Subsidiaries, taken as a whole), in each case other than the transactions contemplated by the Agreement.

“Tax” means taxes, charges, fees, levies and other governmental assessments and impositions of any kind payable to any Governmental Authority, including all interest, penalties and additions to tax imposed with respect thereto.

“Tax Return” means returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other Governmental Authority, including consolidated, combined and unitary tax returns.

“Termination Fee” means $13,541,000.

“Transfer Taxes” has the meaning set forth in Section 6.7 of the Agreement.

“WARN Act” has the meaning set forth in Section 2.17(c) of the Agreement.

“WBCL” means the Wisconsin Business Corporation Law and the rules and regulations promulgated thereunder, if any, each as amended from time to time.

Annex A

Employee Benefit Matters

(a) Compensation and Benefits After the Effective Time. The Parent shall, or shall cause the Surviving Corporation to, provide each individual who is an employee of the Company or any of the Company Subsidiaries as of the Effective Time (including employees who are not actively at work on account of illness, disability or leave of absence) (collectively, “Retained Employees”), with bonus opportunities (other than equity-based awards), incentive compensation awards and other employee benefits under qualified and nonqualified retirement and profit sharing plans and welfare benefit plans (exclusive of benefits related to the equity securities of the Company or any benefits related to any plans for which full payment has been made as of the Effective Time) that are no less favorable in the aggregate than those provided to such Retained Employee immediately prior to the Effective Time and with base salary that is at least equal to that paid to such Retained Employee immediately prior to the Effective Time. Notwithstanding the foregoing or any other provision of this Merger Agreement, the Parent shall not be precluded from amending, modifying or terminating any such arrangement after the later of December 31, 2007 and the Effective Time, to the extent permitted by applicable Law and the terms of any existing agreements provided, however, that the Parent may not amend, modify or terminate an arrangement if the Effective Time is after December 31, 2007 to reduce or eliminate accrued benefits for the portion of the year from January 1, 2008 through the Effective Time.

(b) Vacation and Sick Leave. The Parent shall, or shall cause the Surviving Corporation to, provide to each Retained Employee coverage under vacation and sick leave policies that are not less favorable to such Retained Employee than the vacation and sick leave policies in effect for such Retained Employee immediately prior to the Effective Time. The Parent shall, or shall cause the Surviving Corporation to, take all necessary action so that each Retained Employee shall after the Effective Time continue to be credited with the unused vacation and sick leave credited to such Retained Employee through the Effective Time under the applicable vacation and sick leave policies of the Company and the Company Subsidiaries. Notwithstanding the foregoing or any other provision of this Merger Agreement, Parent shall not be precluded from amending, modifying or terminating any such arrangement after the later of December 31, 2007 and the Effective Time, to the extent permitted by applicable Law and the terms of any existing agreements provided, however, that the Parent may not amend, modify or terminate an arrangement if the Effective Time is after December 31, 2007 to reduce or eliminate accrued benefits for the portion of the year from January 1, 2008 through the Effective Time.

(c) Prior Service Credit. The Parent shall, or shall cause the Surviving Corporation to, give Retained Employees full credit for their prior service with the Company or Company Subsidiaries (or service credited by the Company or Company Subsidiaries) (i) for purposes of eligibility, vesting and (except to the extent necessary to avoid duplication of benefits) contribution allocations under any qualified or nonqualified retirement or profit sharing plans or vacation plans or arrangements maintained by the Surviving Corporation, and (ii) for purpose of eligibility under any welfare benefit plans maintained by the Surviving Corporation.

(d) Preexisting Conditions and Credits for Co-Payments and Deductibles. The Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees and former employees of the Company and the Company Subsidiaries under any welfare or fringe benefit plan in which such employees and former employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are in effect with respect to such employees and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by the Company for the Retained Employees and former employees prior to the Effective Time, and (ii) (except to the extent necessary to avoid duplication of benefits) provide each Retained Employee and former employee with credit under any welfare plans in which such employee or former employee becomes eligible to participate after the Effective Time for any co-payments and deductibles paid by such Retained Employee or former employee for the then current plan year and for any out-of-pocket expenditures paid by such Retained Employee or former employee at any time under the corresponding welfare plans maintained by the Company prior to the Effective Time.

(e) Account Balance Deferred Compensation Plans. Prior to the Effective Time, the Company may amend its account balance deferred compensation plans to provide that they terminate at the Effective Time and that all benefits accrued thereunder through the Effective Time, giving effect to the Change in Control provisions existing in such plans on the date of this Agreement, will be paid in a lump sum at the Effective Time.

(f) Prior Agreements Binding on the Surviving Corporation. Subject to Section (h), below, the Parent shall, or shall cause the Surviving Corporation to, honor all employment agreements, consulting agreements, retention agreements, bonus agreements, severance and separation agreements, relocation agreements, qualified and non-qualified retirement plans and agreements and Company CBAs with or applicable to current and former directors, officers and employees of the Company and the Company Subsidiaries. Notwithstanding the foregoing or any other provision of this Merger Agreement, (i) the Parent shall not be precluded from amending, modifying or terminating any such arrangement after the later of December 31, 2007 and the Effective Time, to the extent permitted by applicable Law and the terms of any existing agreements; provided, however, that the Parent may not amend, modify or terminate an arrangement if the Effective Time is after December 31, 2007 to reduce or eliminate accrued benefits for the portion of the year from January 1, 2008 through the Effective Time and (ii) the Severance Plan referred to in paragraph (h), below, may not be so amended or modified under any circumstances prior to the first anniversary of the Effective Time.

(g) Compliance with Section 409A of the Code. Prior to the Effective Time, the Company may, in its sole discretion, amend all nonqualified deferred compensation plans maintained by the Company or any Company Subsidiary to comply with Section 409A of the Code such that the participants in the plans will not be subject to any penalties under Section 409A of the Code, subject to the consent of affected participants to the extent required by the terms of any such plan and provided that such amendments do not increase the benefits payable under such arrangements or accelerate the time that such benefits would otherwise be paid without the Parent’s written consent. After the Effective Time, the Parent shall, or shall cause the Surviving Corporation to, take any further action that may be required for such plans to comply with Section 409A of the Code such that the participants in the plans will not be subject to any penalties under Section 409A of the Code.

(h) Severance Plan. Prior to the Effective Time, the Company shall adopt the Change of Control Severance Plan (the “Severance Plan”) in the form attached as Annex 6.4 to Section 6.4 of the Company Disclosure Letter. The Severance Plan shall apply to those Retained Employees (i) whose employment is involuntarily terminated without Cause, as defined in the Severance Plan, or (ii) who terminate their employment for Good Reason, as defined in the Severance Plan, prior to the first anniversary of the Effective Time, and to those employees of the Company or the Company Subsidiaries whose employment is involuntarily terminated prior to the Effective Time at the request of the Parent or their agents. Notwithstanding the foregoing, in the case of Retained Employees who have entered into a Key Employee Employment and Severance Agreement (“KEESA”) with the Company, the KEESA shall exclusively apply, and the Severance Plan shall not apply to such Retained Employees. Neither the Parent nor the Surviving Corporation may amend, or cause the amendment of, the Severance Plan prior to the first anniversary of the Effective Time.

(i) Amendment to Plans. The Compensation Committee of the Company Board shall amend the Company’s Annual and Long-Term Incentive Plan prior to the Effective Time to provide that payments under Article 6 thereof will be made at the Effective Time; provided that such amendment would not result in any increase in payments thereunder. The Compensation Committee of the Company Board shall amend the Company’s Participant Supplemental Plan prior to the Effective Time to provide that payments under Article 7 thereof will be made at the Effective Time; provided that such amendment would not result in any increase in payments thereunder.

(j) Travel Benefits. The Parent shall, or shall cause the Surviving Corporation to, continue the air travel benefits of current employees, retirees and directors of the Company and Company Subsidiaries on a basis that is no less favorable than those available at the date of the signing of the Merger Agreement. Notwithstanding the foregoing or any other provision of this Merger Agreement, the Parent shall not be precluded from amending, modifying or terminating any such arrangement after the later of December 31, 2007 and the Effective Time, to the extent permitted by applicable Law and the terms of any existing agreements; provided, however, that the Parent may not amend, modify or terminate an arrangement if the Effective Time is after December 31, 2007 to reduce or eliminate accrued benefits for the portion of the year from January 1, 2008 through the Effective Time.

Appendix B

[Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

August 16, 2007

Board of Directors

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

Madame and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Midwest Air Group, Inc. (the “Company”) of the $17.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of August 16, 2007 (the “Agreement”), by and among Midwest Air Partners, LLC (“Midwest Partners”), Midwest Acquisition Company, Inc., a wholly owned subsidiary of Midwest Partners (“Acquisition Sub”), and the Company.

Goldman, Sachs & Co. and its affiliates are continually engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Northwest Airlines Corporation, an investor in Midwest Partners (“Northwest”), and any of their respective affiliates and affiliates and portfolio companies of TPG Capital, an affiliate of Midwest Partners (“TPG”), or any currency or commodity that may be involved in the Transaction for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking and other financial services to TPG and its affiliates and portfolio companies from time to time, including having acted as financial advisor to TPG in connection with its acquisition of Texas Genco Holdings Inc. in December 2004; as underwriter with respect to the initial public offering of shares of common stock of Burger King Holdings, Inc., a portfolio company of TPG (“Burger King”), in May 2006; as underwriter with respect to the initial public offering of shares of common stock of J. Crew Group, Inc., a portfolio company of TPG (“J. Crew”), in June 2006; as joint bookrunner with respect to a follow on offering of shares of common stock of J. Crew in January 2007; as joint bookrunner with respect to a follow on offering of shares of common stock of Burger King in February 2007; as financial advisor to a consortium that includes TPG with respect to their acquisition of Biomet, Inc., including acting as joint bookrunner and joint lead arranger with respect to the financing of such acquisition, in April 2007; and as financial advisor to a consortium that includes TPG with respect to their proposed acquisition of TXU Corp., announced in February 2007. We also have provided certain investment banking and other financial services to Northwest and its affiliates from time to time, including having acted as advisor to Northwest with respect to the restructuring of its revolving credit facility (aggregate principal amount of $975,000,000) in November 2004. We also may provide investment banking and other financial services to the Company, Midwest Partners, TPG and its portfolio companies, Northwest and any of their respective affiliates in the future. In connection with the above-described services we have received, and may receive, additional compensation.

B-1

Board of Directors

Midwest Air Group, Inc.

August 16, 2007

Page Two

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts (including the Management Plan and the Alternative Management Plan) for the Company prepared by its management (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company, including their views on the risks and uncertainties associated with achieving the Forecasts in the amounts and time periods contemplated thereby. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the airline industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by us. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that might be available to the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $17.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

COMMON

MIDWEST AIR GROUP, INC.

6744 South Howell Avenue Oak Creek, Wisconsin 53154 (414) 570-4000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 30, 2007

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Notice is hereby given that the Special Meeting of Shareholders (the “Special Meeting”) of Midwest Air Group, Inc. will be held at the Four Points Sheraton Milwaukee, 4747 South Howell Avenue, Milwaukee, Wisconsin on Tuesday, October 30, 2007 at 10:00 a.m. Central Time, for the purposes described below:

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, then the Proxy will be voted FOR the proposals listed.

The undersigned appoints Timothy E. Hoeksema and Carol N. Skornicka, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Midwest Air Group, Inc. held of record by the undersigned at 5:00 Central Time on September 24, 2007 at the Special Meeting of Shareholders of Midwest Air Group, Inc. to be held on October 30, 2007 or at any adjournment thereof.

(Continued and to be signed on the reverse side)

14475

SPECIAL MEETING OF SHAREHOLDERS OF

MIDWEST AIR GROUP, INC.

COMMON

October 30, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES

(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call. - OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

- OR -

IN PERSON - You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00030030000000001000 0                 103007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

You can view the Proxy Statement on the Internet at: www.midwestairlines.com.

FOR  `

AGAINST  `

ABSTAIN  `

1. Approve the Agreement and Plan of Merger, dated as of August 16, 2007, among Midwest Air Group, Inc. (“Midwest”), Midwest Air Partners, LLC (“Parent”) and Midwest Acquisition Company, Inc. (“Merger Sub”), which, upon the terms and conditions set forth therein, provides for the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into Midwest, with Midwest continuing as the surviving corporation.

2. Adjournment of the Special Meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the Special Meeting to approve the Agreement and Plan of Merger referred to in Proposal 1.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments of the Special Meeting.

Your vote is very important. Whether or not you attend the Special Meeting, please take the time to vote your shares by promptly completing, signing, dating and mailing the proxy card in the postage-paid envelope provided or by following the instructions for voting by telephone or via the Internet. You retain the right to revoke the proxy at any time before it is actually voted by delivering notice of such revocation to the Secretary of Midwest in open meeting or by filing with the Secretary of Midwest either a notice of revocation or a duly executed proxy bearing a later date.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Please check here if you plan to attend the special meeting.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MIDWEST AIRLINES SAVINGS AND INVESTMENT PLAN

SKYWAY AIRLINES, INC. 401(K) PLAN

MIDWEST AIR GROUP, INC.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

(414) 570-4000

THIS VOTING INSTRUCTION FORM IS SOLICITED BY THE TRUSTEE OF THE MIDWEST AIRLINES

SAVINGS AND INVESTMENT PLAN AND THE SKYWAY AIRLINES, INC. 401(K) PLAN

Notice is hereby given that the Special Meeting of Shareholders (the “Special Meeting”) of Midwest Air Group, Inc. will be held at the Four Points Sheraton Milwaukee, 4747 South Howell Avenue, Milwaukee, Wisconsin on Tuesday, October 30, 2007 at 10:00 a.m. Central Time, for the purposes described below.

The undersigned participant in the Midwest Airlines Savings and Investment Plan or Skyway Airlines, Inc. 401(k) Plan (the “Plans”) hereby instructs Principal Trust Company, as Trustee for the Plans (the “Trustee”), to vote all shares of common stock of Midwest Air Group, Inc. that have been allocated to the account of the undersigned at the Special Meeting to be held on October 30, 2007 or at any adjournment thereof, on the following matters as indicated on the reverse side of this form.

The shares allocated to the account of the undersigned will be voted in the manner directed herein. If this instruction form is executed and returned, and no direction is made, the shares will be voted “FOR” the proposals listed. This form must be properly completed, signed and received by the Trustee not later than 5:00 p.m. Eastern Time on October 25, 2007. The Trustee will solicit an Institutional Shareholder Services (“ISS”) recommendation with respect to the proposals. If your voting instructions are not timely received, the Trustee will vote your shares in accordance with the ISS recommendation. In the event ISS does not offer a recommendation, the Trustee will vote your shares in the same proportion of votes that the Trustee reports from other participants in the Plans.

(Continued and to be signed on the reverse side)

14475

SPECIAL MEETING OF SHAREHOLDERS OF

MIDWEST AIR GROUP, INC.

MIDWEST AIRLINES SAVINGS AND INVESTMENT PLAN

SKYWAY AIRLINES, INC. 401(K) PLAN

October 30, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES

(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call. - OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

- OR -

IN PERSON - You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00030030000000001000 0             103007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

As a Plan participant, I hereby acknowledge receipt of the Notice of Special Meeting of Shareholders and a Proxy Statement relating to the Special Meeting to be held on October 30, 2007, and hereby instruct Principal Trust Company to vote all shares credited to my account in the plan as I have indicated above. If I do not vote by Internet, telephone or by mail, I understand the Trustee will vote the shares credited to my account in accordance with the ISS recommendation with respect to the proposals. I further understand that in the event ISS does not offer a recommendation, the Trustee will vote my shares in the same proportion of votes that the trustee reports from other participants in the Plans.

You can view the Proxy Statement on the Internet at: www.midwestairlines.com.

FOR  `

AGAINST  `

ABSTAIN  `

1. Approve the Agreement and Plan of Merger, dated as of August 16, 2007, among Midwest Air Group, Inc. (“Midwest”), Midwest Air Partners, LLC (“Parent”) and Midwest Acquisition Company, Inc. (“Merger Sub”), which, upon the terms and conditions set forth therein, provides for the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into Midwest, with Midwest continuing as the surviving corporation.

2. Adjournment of the Special Meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the Special Meeting to approve the Agreement and Plan of Merger referred to in Proposal 1.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments of the Special Meeting.

Your vote is very important. Whether or not you attend the Special Meeting, please take the time to vote your shares by promptly completing, signing, dating and mailing the instruction form in the postage-paid envelope provided or by following the instructions for voting by telephone or via the Internet.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Please check here if you plan to attend the special meeting.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.